      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997


                                                      REGISTRATION NO. 333-31331

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         AUTOBOND ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                               -------------------

                TEXAS                                      6141                             75-2487218
    (State or other jurisdiction                     (Primary Standard                   (I.R.S. Employer
  of incorporation or organization)       Industrial Classification Code Number)        Identification No.)

                               301 CONGRESS AVENUE
                               AUSTIN, TEXAS 78701
                                 (512) 435-7000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                           ADRIAN KATZ, VICE CHAIRMAN
                         AUTOBOND ACCEPTANCE CORPORATION
                               301 CONGRESS AVENUE
                               AUSTIN, TEXAS 78701
                                 (512) 435-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

      GLENN S. ARDEN, ESQ.                         VICTOR ZANETTI, ESQ.
   JONES, DAY, REAVIS & POGUE                         ARTER & HADDEN
        599 LEXINGTON AVE                             1717 MAIN ST.
    NEW YORK, NEW YORK 10022                           SUITE 4100
         (212) 326-3939                             DALLAS, TEXAS 75201
                                                      (214) 761-2100


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                             PROPOSED MAXIMUM
           TITLE OF SECURITIES                AMOUNT TO BE         PROPOSED MAXIMUM          AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED                 REGISTERED(1)    OFFERING PRICE PER SHARE(2)      PRICE(2)        REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value................      1,018,811              $4.375                   $4,387,500           $1350.70

==================================================================================================================================

(1) 1,000,000 of the shares to be registered are issuable upon conversion of the Company's outstanding 18% Senior Secured Convertible Promissory Notes due June 30, 2000 (the "Notes") and upon exercise of the Company's outstanding Common Stock Purchase Warrants dated June 30, 1997 (the "Warrants") and 18,811 of the shares are held by a shareholder pursuant to the exercise of an outstanding warrant. The Company is also registering such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Notes and the Warrants.

(2) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee.

(3)  $1,329.54 has previously been paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.



               SUBJECT TO COMPLETION, DATED SEPTEMBER  26, 1997

                                PROSPECTUS

                      AUTOBOND ACCEPTANCE CORPORATION

                       1,018,811 SHARES OF COMMON STOCK

                           --------------------

         The shares of Common Stock, no par value ("Common Stock"), of AutoBond Acceptance Corporation, a Texas corporation ("AutoBond" or the "Company"), to which this Prospectus relates (the "Shares") may be sold from time to time by or for the account of certain shareholders and prospective shareholders of the Company described herein (the "Selling Shareholders"). Up to 800,000 of the Shares are issuable upon conversion of the Company's outstanding
18% Senior Secured Promissory Notes (the "Notes"), 200,000 of the Shares are issuable upon exercise of the Company's outstanding Common Stock Purchase Warrants dated June 30, 1997 (the "Warrants") and 18,811 of the Shares are held by a shareholder pursuant to the exercise of a warrant issued by the Company in March 1996. The Company sold the Notes and the Warrants in a private transaction (the "Note and Warrant Placement") exempt from the registration requirements of the Securities Act of 1933, as amended
(the "Securities Act"). If the Company pays down the Notes in full before June 30, 1998, the holders of the Notes (the "Noteholders") will have no conversion rights.


         Each of the Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market, or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions. The Company will receive none of the proceeds from the sales made hereunder. All expenses of registration incurred in connection with this offering shall be borne by the Company but all selling expenses incurred by the Selling Shareholders shall be borne by such Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities
Act. See "Selling Shareholders and Plan of Distribution."

         In connection with the sale of Shares, Selling Shareholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. In addition, the underwriters, dealers or agents may receive compensation from the Selling Shareholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commmissions.

         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol ABND.


         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


         The Selling Shareholders and any brokers, underwriters, dealers and agents participating in sales hereunder may be deemed hereunder underwriters within the meaning of the Securities Act. Commissions received by any such person may be deemed to be underwriting commissions under the Securities Act. See "Selling Shareholders and Plan of Distribution."

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


               The date of this Prospectus is September  , 1997

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

         AutoBond Acceptance Corporation (the "Company") is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ("finance contracts") originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ("subprime consumers"). Subprime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit, employment or residence histories or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

         The Company acquires finance contracts directly from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers, for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. This enables the Company to securitize those contracts into investment grade securities with similar terms from one issue to another providing consistency to investors.

         The shares of Common Stock, no par value ("Common Stock"), of the Company, to which this Prospectus relates (the "Shares") may be sold from time to time by or for the account of certain shareholders and prospective shareholders of the Company described herein (the "Selling Shareholders") from time to time in transactions in the over-the-counter market or otherwise at the prevailing market prices at the time of sale. Up to 800,000 of the Shares are issuable upon conversion of the Company's outstanding 18% Senior Secured Promissory Notes (the "Notes"), 200,000 of the Shares are issuable upon exercise of the Company's outstanding Common Stock Purchase Warrants dated June 30, 1997 (the "Warrants"), and 18,811 of the Shares are held by a shareholder pursuant to the exercise of a warrant issued by the Company in March 1996. The Company sold the Notes and the Warrants in a private transaction (the "Note and Warrant Placement") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). If the Company pays down the Notes in full before June 30, 1998, the holders of the Notes (the "Noteholders") will have no conversion rights.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the information contained elsewhere in this Prospectus, prospective purchasers should carefully consider the following risk factors concerning the Company and its business in evaluating an investment in the Common Stock offered hereby.

LIMITED OPERATING HISTORY

         The Company was incorporated in June 1993 and commenced operations in August 1994 and, accordingly, has only a limited operating history. Although the Company has experienced substantial growth in dealer relationships, finance contract acquisitions and revenues, there can be no assurance that this growth is sustainable or that historical results are indicative of future results. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on the performance of its finance contracts. Because of the Company's limited operating history, its finance contract portfolio is relatively unseasoned. Thus, the Company's portfolio performance, including historical delinquency and loss experience, is not necessarily indicative of future results. Furthermore, the Company's ability to achieve and maintain profitability on both a quarterly and an annual basis will depend, in part, upon its ability to implement its business strategy and to securitize quarterly on a profitable basis. See "Selected Consolidated Financial and Operating Data."

ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY

         The Company's business strategy is principally dependent upon its ability to increase the number of finance contracts it acquires while maintaining favorable interest rate spreads and effective underwriting and collection efforts. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand the number of dealerships involved in its financing program and maintain favorable relationships with these dealerships;
(ii) increase the volume of finance contracts purchased from its dealer network;
(iii) obtain adequate financing on favorable terms to fund its acquisition of finance contracts; (iv) profitably securitize its finance contracts on a regular basis; (v) maintain appropriate procedures, policies and systems to ensure that the Company acquires finance contracts with an acceptable level of credit risk and loss; (vi) hire, train and retain skilled employees; and (vii) continue to expand in the face of increasing competition from other automobile finance companies. The Company's failure to obtain or maintain any or all of these factors could impair its ability to implement its business strategy successfully, which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Growth and Business Strategy."

LIQUIDITY AND CAPITAL RESOURCES


         Liquidity. The Company requires access to significant sources and amounts of cash to fund its operations and to acquire and securitize finance contracts. As a result of the initial period required to accumulate finance contracts prior to securitize such contracts, until the first quarter of 1996, the Company's cash requirements exceeded cash generated from operations. The Company's primary operating cash requirements include the funding of (i) the acquisition of finance contracts prior to securitization, (ii) the initial cash deposits to reserve accounts in connection with the warehousing and securitization of contracts in order to obtain such sources of financing,
(iii) fees and expenses incurred in connection with the warehousing and securitization of contracts and (iv) ongoing administrative and other operating expenses. The Company has traditionally obtained these funds in three ways: (a) loans and warehouse financing arrangements, pursuant to which acquisition of finance contracts are funded on a temporary basis;
(b) securitizations or sales of finance contracts, pursuant to which finance contracts are funded on a permanent basis; and (c) general working capital, which if not obtained from operations, may be obtained through the issuance of debt or equity. Failure to procure funding from all or any one of these sources could have a material adverse effect on the Company.
See "Use of Proceeds" and "Management's Discussion and Analysis of
Financial Condition and Results of Operations--Liquidity and Capital Resources."


         Cash Flows Associated With Financings. Under the financial structures the Company has used to date in its warehousing and securitizations, certain excess cash flows generated by the finance contracts are retained in a cash reserve or "spread" account to provide liquidity and credit enhancement. While the specific terms and mechanics of the cash reserve account can vary depending on each transaction, the relevant agreement generally provides that the Company is not entitled to receive certain excess cash flows unless certain reserve account balances have been attained and the delinquency or losses related to the contracts in the pool are below certain predetermined levels. In the event delinquencies and losses on the contracts exceed such levels, the terms of the warehouse facility or securitization may require increased cash reserve account balances to be accumulated for the particular pool or, in certain circumstances, may require the transfer of the Company's collection function to another servicer. The imposition of any of the above-reference conditions could materially adversely affect the Company's liquidity and financial condition.

         Dependence on Warehouse Credit Facilities. The Company's two primary sources of financing for the acquisition of finance contracts are its (i) $50.0 million warehouse revolving line of credit with Daiwa Finance Corporation and
(ii) $10.0 million warehouse revolving line of credit with Sentry Financial Corporation (together, the "Revolving Credit Facilities") which expire in March 1998 and December 31, 2000, respectively. To the extent that the Company is unable to maintain the Revolving Credit Facilities or is unable to arrange new warehouse lines of credit, the Company may have to curtail its finance contract acquisition activities, which would have a material adverse effect on operations and cash position. These warehouse lines are typically repaid with the proceeds received by the Company when its finance contracts are securitized. The Company's ability to continue to borrow under the Revolving Credit Facilities is dependent upon its compliance with the terms thereof, including the maintenance by the Company of certain minimum capital levels. There can be no assurance that such facilities will be extended or that substitute facilities will be available on terms acceptable to the Company. The Company's ability to obtain a successor facility or similar financing will depend on, among other things, the willingness of financial organizations to participate in funding subprime finance contracts and the Company's financial condition and results of operations. The Company's growth is dependent upon its ability to obtain sufficient financing under its Revolving Credit Facilities, and any additional or successor facilities, at rates and upon terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Funding/ Securitization of Finance Contracts."

         Dependence on Securitization Transactions. The Company relies significantly on a strategy of periodically selling finance contracts through asset-backed securitizations. Proceeds from securitizations are typically used to repay borrowings under the warehouse credit facilities, thereby making such facilities available to acquire additional finance contracts. The Company's ability to access the asset-backed securities market is affected by a number of factors, some of which are beyond the Company's control and any of which could cause substantial delays in securitization including, among other things, conditions in the securities markets in general, conditions in the asset-backed securities market and investor demand for subprime auto paper. Moreover, because of the similarity of the Company's name with those of certain securitization issuers sponsored by William Winsauer, the Company could be adversely affected if the ratings of securitizations completed by such issuers were downgraded. Additionally, gain on sale of finance contracts represents a significant portion of the Company's total revenues and, accordingly, net income. If the Company were unable to securitize finance contracts or account for any securitization as a sale transaction in a financial reporting period, the Company would likely incur a significant decline in total revenues and net income or report a loss for such period. Moreover, the Company's ability to borrow funds on a non-recourse basis, collateralized by excess spread cash flows, is an important factor in providing the Company with substantial liquidity. If the Company were unable to securitize its finance contracts and did not have sufficient credit available, either under warehouse credit facilities or from other sources, the Company would have to sell portions of its portfolio directly to whole loan buyers or curtail its finance contract acquisition activities. See "Business--Funding/Securitization of Finance Contracts."

         Need for Additional Capital. The Company's ability to implement its business strategy will depend upon its ability to continue to effect securitizations or to establish alternative long-term financing arrangements and to obtain sufficient financing under warehousing facilities on acceptable terms. There can be no assurance that such financing will be available to the Company on favorable terms. If such financing were not available or the Company's capital requirements exceeded anticipated levels, then the Company would be required to obtain additional equity financing, which would dilute the interests of shareholders who invest in this offering. Although the Company has no specific plans for additional equity financings due to the liquidity provided by securitizations, the issuance of its Convertible Notes and financings of excess spread cash flows, the Company may at some point require additional equity financing. The Company cannot estimate the amount and timing of additional equity financing requirements because such requirements are tied to, among other things, the growth of the Company's finance contract acquisitions, which cannot be definitively forecast for future periods. If the Company were unable to raise such additional capital, its results of operations and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Financing Program."

DETERMINATION OF GAIN FROM SECURITIZATION TRANSACTIONS

         The gain from securitization transactions recognized by the Company in each securitization and the value of the future excess spread cash flows in each transaction reflect, among other things, management's estimate of future delinquencies, credit losses and prepayments for the finance contracts included in that securitization. If actual rates of credit loss, delinquencies or prepayments for the finance contracts exceeded those estimated, the value of the interest-only strip receivables would be impaired. The Company periodically reviews its credit loss, delinquencies and prepayment assumptions relative to the performance of the securitized contracts and to market conditions. If necessary, the Company would adjust the carrying value of the future excess spread cash flows by writing down the asset and recording a charge to servicing fee income. The Company's results of operations and liquidity could be adversely affected if credit loss or prepayment levels on securitized finance contracts substantially exceeded anticipated levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues/Credit
Loss Experience" and Note 1 to Notes to Consolidated Financial Statements.

ECONOMIC CONSIDERATIONS

         The Company's business is directly related to sales of new and used automobiles, which are affected by employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on subprime borrowers, the actual rates of delinquencies, repossessions and losses on such contracts under adverse conditions could be higher than those currently experienced. Any sustained period of economic slowdown or recession could adversely affect the Company's ability to sell or securitize pools of finance contracts. The timing of any economic changes is uncertain. Decreased sales of automobiles and weakness in the economy could have an adverse effect on the Company's business and that of the dealers from which it purchases finance contracts.

DEFAULTS ON CONTRACTS; PREPAYMENTS

         The Company is engaged in acquiring automobile finance contracts entered into by dealers with subprime borrowers who have limited access to traditional sources of consumer credit. The inability of a borrower to finance an automobile purchase by means of traditional credit sources generally is due to various factors, including the borrower's past credit experience and the absence or limited extent of the borrower's credit history. Consequently, the contracts acquired by the Company generally bear a higher rate of interest than finance contracts of borrowers with favorable credit profiles, but also involve a higher probability of default, may involve higher delinquency rates and involve greater servicing costs. The majority of the Company's borrowers are classified as subprime consumers due to negative credit history, including history of charge-offs, bankruptcies, repossessions or unpaid judgments. Generally, subprime consumers are those that do not qualify for financing from traditional lending sources. The Company's continued profitability depends upon, among other things, its ability to evaluate the creditworthiness of customers to prevent defaults through proactive collection efforts and to minimize losses following defaults with proceeds from the sale of repossessed collateral and with insurance proceeds. Because of the Company's limited operating history, its finance contract portfolio is somewhat unseasoned. Accordingly, delinquency and loss rates in the portfolio may not fully reflect the rates that may apply when the average holding period for finance contracts in the portfolio is longer. Increases in delinquency and net charge-off rates in the portfolio could have a material adverse effect on the Company's operations and profitability, and its ability to obtain credit or securitize its finance contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Borrower Characteristics," "--Contract Acquisition Process," "--Funding/Securitization of Finance Contracts" and "--Contract Servicing and Collection."

         The Company's servicing income also can be adversely affected by prepayments or defaults on contracts in the servicing portfolio. The Company's servicing revenue is based on the number of outstanding contracts. If contracts are prepaid or charged-off, the Company's servicing revenue will decline to the extent of such prepaid or charged-off contracts. There can be no assurance as to what level of prepayment, if any, will occur on the finance contracts. Prepayments may be influenced by a variety of economic, geographic, social and other factors. Factors affecting prepayment of motor vehicle finance contracts include borrowers' job transfers, unemployment, casualty, trade-ins, changes in available interest rates, net equity in the motor vehicles and servicing decisions.

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LOSS OF SERVICING RIGHTS AND SUSPENSION OF FUTURE RETAINED CASH FLOWS

         The Company is entitled to receive servicing fee income only while it acts as collection agent for securitized contracts. Any loss of these collection fees could have an adverse effect on the Company's results of operations and financial condition. The Company's right to act as collection agent under the servicing agreements and as administrator under the trust agreements, and accordingly to receive collection fees, can be terminated by the trustee upon the occurrence of certain events of administrator termination (as defined in the servicing agreements and the trust agreements). See "Business--Funding/ Securitization of Finance Contracts."

         Under the terms of each of the trust agreements, upon the occurrence of certain amortization events, the Company's rights to receive payments of its collection fees and payments in respect of its retained interest in the securitization excess spread cash flows would be suspended unless and until all payments of principal and interest due on the investor certificates are made. Such amortization events include (i) the occurrence of any event of administrator termination referred to in the immediately preceding paragraph or
(ii) the institution of certain bankruptcy or liquidation proceedings against any of the securitization subsidiaries of the Company.

         Upon the occurrence of certain trigger events under the trust agreements, the amount required to be retained in the cash reserve accounts is increased such that future residual cash flows would be retained in such accounts rather than paid to the Company. Such cash reserve trigger events include: (i) increases in the net loss ratio and delinquency ratios above certain levels for each pool of securitized finance contracts; or (ii) the occurrence of an event of administrator termination resulting from a bankruptcy event of the Company.

         In addition to the foregoing, the trust agreements provide that, upon the occurrence of any amortization event, a greater portion of the excess spread cash flows, available for funding the cash reserve account be directed to such account than would be required in the absence of an amortization event, and that payment to the Company of its retained interest in such excess spread cash flows be withheld until payments of principal and interest then due the holders of the investor certificates are paid in full. See "Business--Funding/Securitization of Finance Contracts."

         The Company's loss of rights to collection fees under the trust agreements or the occurrence of a trigger event that limited release of future residual cash flows from the pooled contracts and cash reserve accounts could have an adverse effect on the Company's results of operations and financial condition.

VARIABLE QUARTERLY EARNINGS

         The Company's revenues and income have fluctuated in the past and may fluctuate in the future. Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's contract acquisitions, the interest rate spreads between the Company's cost of funds and the average interest rate of purchased contracts, the certificate rate for securitizations and the timing and size of securitizations can result in significant increases or decreases in the Company's revenues from quarter to quarter. Any significant decrease in the Company's quarterly revenues could have a material adverse effect on the Company's results of operations and its financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In addition, income in any quarterly period may be affected by the revaluation of interest-only strip receivables, which are valued at the present value of the expected future excess spread cash flows using the same discount rate as was appropriate at the time of securitization. If actual prepayment or default rates on securitized finance contracts exceed those assumed in the Company's calculations of the gain from securitization transactions, the Company could be required to record a charge to earnings. As a result of these factors, the Company's operating results may vary from quarter to quarter, and the results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 to Notes to Consolidated Financial Statements.

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



COMPETITION

         The market in which the Company operates is highly competitive and fragmented, consisting of many national, regional and local competitors, and is characterized by relative ease of entry and the recent arrival of a number of new competitors. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, industrial thrifts, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these competitors are substantially larger and better capitalized than the Company and may have other competitive advantages over the Company. Competition by existing and future competitors would result in competitive pressures, including reductions in the Company's finance contract acquisitions or reduced interest spreads, that would materially adversely affect the Company's profitability. Further, as the Company seeks to increase its market penetration, its success will depend, in part, on its ability to gain market share from established competitors. See "Business--Competition."

RELATIONSHIPS WITH DEALERS

         The Company's business depends in large part upon its ability to maintain and service its relationships with automobile dealers. There can be no assurance the Company will be successful in maintaining such relationships or increasing the number of dealers with which it does business or that its existing dealer base will continue to generate a volume of finance contracts comparable to the volume historically generated by such dealers.

INTEREST RATE RISK

         The Company's profitability is dependent upon the difference, or "spread," between the effective rate of interest received by the Company on the finance contracts it acquires and the interest rates payable either under its warehouse credit facilities or on securities issued in securitizations. Several factors affect the Company's ability to manage interest rate risk. First, finance contracts are purchased at fixed rates, while amounts borrowed under certain of the Company's credit facilities bear interest at variable rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. Second, the interest rate demanded by investors in securitizations is a function of prevailing market rates for comparable transactions and of the general interest rate environment. Because the market rates for comparable transactions and of the general interest rate environment. Because the finance contracts purchased by the Company have fixed rates, the Company bears the risk of spreads narrowing because of interest rate increases during the period from the date the finance contracts are purchased until the closing of its securitization of such finance contracts. Narrowing spreads would adversely affect the net interest income earned by the Company while finance contracts are held for sale. In addition, increases in interest rates prior to the securitization or sale of finance contracts may reduce the gain realized by the Company. The Company does not currently hedge its interest rate exposure. While the Company may consider hedging strategies to attempt to limit such exposure in the future, there can be no assurance that any such strategy, if adopted, will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GEOGRAPHIC CONCENTRATION AND EXPANSION

         For the period from inception in August 1994 through March 31, 1997, approximately 77.5% of the Company's finance contracts, as a percentage of the aggregate nominal principal balance of such finance contracts, had been originated in the State of Texas. Such geographic concentration could have an adverse effect on the Company should negative economic and other factors occur in Texas that would cause the finance contracts to experience delinquencies and losses in excess of those experienced historically. It is the Company's current intention to expand the number and proportion of finance contracts acquired from dealers in states other than Texas. Such geographic expansion may entail greater risks as the Company does business in areas and with dealers with which it is less familiar than in Texas. Such expansion also entails risks associated with the adequate retention and training of sufficient personnel and the need for sufficient financing sources. See "Business--Growth and Business Strategy."

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REGULATION

         The Company's business is subject to numerous federal and state consumer laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's contracts, (iv) require the Company to provide specified disclosure; and (v) define the Company's rights to collect on finance contracts and to repossess and sell collateral. A change in existing laws or regulations, or in the creation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on the Company's business. See "Business--Regulation."

DEPENDENCE ON KEY EXECUTIVES

         The success of the Company's operations is dependent upon the experience and ability of William O. Winsauer, the Chairman of the Board and Chief Executive Officer, and Adrian Katz, the Vice Chairman of the Board and Chief Operating Officer. The loss of the services of Messrs. Winsauer or Katz could have an adverse effect on the Company's business. In addition, if the loss of either Mr. Winsauer or Mr. Katz constituted a "change in control," it could result in an amortization event under the trust agreements relating to the Company's securitizations, reducing future cash flows from securitizations or an event of funding termination. The Company does not maintain key man life insurance on any of its officers, directors or employees at the present time. See "Business--Funding/Securitization of Finance Contracts" and "Management--Employment Agreements."

CONTROL BY CERTAIN SHAREHOLDERS

         William O. Winsauer beneficially owns an aggregate of approximately 56.6% of the outstanding shares of Common Stock. Accordingly, Mr. Winsauer has majority control of the Company, with the ability to elect the Board of Directors and to approve or prevent certain fundamental corporate transactions (including mergers, consolidations and sales of all or substantially all of the Company's assets). See "Certain Transactions," "Beneficial Ownership of Common Shares" and "Description of Capital Stock."

ABSENCE OF DIVIDENDS

         The Company has not paid any dividends on its Common Stock to date and currently does not intend to pay dividends in the future. The payment of dividends, if any, will be contingent upon the Company's financial condition, results of operations, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. See "Dividend Policy."

PREFERRED STOCK

         The Board of Directors, without further vote or action by the Company's shareholders, is authorized to issue shares of Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights (in addition to those provided by law) which may be senior to the voting rights of the Common Stock, redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the Common Stock. Under certain circumstances, the issuance of a series of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company and could adversely affect the rights of the holders of the Common Stock. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


         The Company currently has 6,512,500 shares of Common Stock outstanding. Of such shares, 5,456,311 remaining shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 and 144A


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thereunder. Approximately 64,500 shares of Common Stock are eligible for sale pursuant to Rule 144, subject to compliance with such Rule and the contractual provisions described below. No predictions can be made as to the effect, if any, that market sales of shares of existing shareholders or the availability of such shares for future sale will have on he market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock could be adversely affected by future sales of substantial amounts of Common Stock by existing shareholders or the perception that such sales could occur. See "Certain Transactions," "Beneficial Ownership of Common Shares," and "Selling Shareholders and Plan of Distribution."

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. Factors such as expanding competition in the consumer automobile finance market, quarterly fluctuations in the operating results of the Company, its competitors and other similar finance companies and general conditions in the automobile manufacturer and consumer lender markets, including changing economic conditions for Obligors, used automobile resale market conditions, servicing practices, may have a significant impact on the market price of the Common Stock. In particular, if the Company were to report operating results that did not meet the expectations of research analysts, the market price of the Common Stock could be materially adversely affected. In addition, the stock market has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of the stock of many consumer automobile finance companies.

                                 USE OF PROCEEDS

         The Company will receive none of the proceeds from the sales made hereunder. The Company intends to apply the net proceeds from the sale of the Common Stock issued upon exercise of the Warrants toward the acquisition of finance contracts and other general corporate purposes. Principal of the Notes will be reduced by the amount of the Common Stock issued upon conversion of the Notes.

                                 DIVIDEND POLICY

         The Company has never paid a cash dividend on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. The Company's current policy to retain earnings to provide funds for the operation and expansion of its business and for the repayment of indebtedness. Any determination in the future to pay dividends will depend on the Company's financial condition, capital requirements, results of operations, contractual limitations and other factors deemed relevant by the Board of Directors.

                                    BUSINESS

GENERAL

         The Company is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ("finance contracts") originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ("sub-prime consumers"). Sub-prime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit; employment or residence histories; or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

         The Company acquires finance contracts generally from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which

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adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. This has enabled the Company to securitize those contracts into investment grade securities with similar terms from one issue to another providing consistency to investors. For the period of inception through June 30, 1997, the Company acquired 15,928 finance contracts with an aggregate initial principal balance of $146,829,860, and which had an initial average principal balance, at acquisition, of $9,218, a weighted average annual percentage rate ("APR") of 20.32%, a weighted average finance contract acquisition discount of 8.5% and a weighted average maturity of 41.9 months. Since inception, the Company has completed seven securitizations pursuant to which it privately placed $173 million in finance contract-backed securities.

RECENT DEVELOPMENTS




         On June 30, 1997, the Company privately placed $2,000,000 in aggregate principal amount of its 18% Convertible Series Secured Promissory Notes (the "Notes") with Warrants to purchase 200,000 shares of Common Stock, with net proceeds to the Company of $1,975,000.

          On August 21, 1997, the Company completed its Series 1997-B securitization of $34.4 million in finance contracts. The senior securitization notes received an A/A3 rating from Fitch Investors Service and Moody's Investors Services respectively. Credit deficiency insurance was purchased on all of the finance contracts securitized.


GROWTH AND BUSINESS STRATEGY

         The Company's growth strategy anticipates the acquisition of an increasing number of finance contracts. The key elements of this strategy include: (i) increasing the number of finance contracts acquired per automobile dealer; (ii) expanding the Company's presence within existing markets; (iii) penetrating new markets that meet the Company's economic, demographic and business criteria and (iv) securitizing portfolios of acquired finance contracts.

         To foster its growth and increase profitability, the Company will continue to pursue a business strategy based on the following principles:


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         TARGETED MARKET AND PRODUCT FOCUS--The Company targets the sub-prime auto finance market because it believes that sub-prime finance presents greater opportunities than does prime lending. This greater opportunity stems from a number of factors, including the relative newness of sub-prime auto finance, the range of finance contracts that various sub-prime auto finance companies provide, the relative lack of competition compared to traditional automotive financing and the potential returns sustainable from large interest rate spreads. The Company focuses on late model used rather than new vehicles, as management believes the risk of loss is lower on used vehicles due to lower depreciation rates, while interest rates are typically higher than on new vehicles. For the period from inception through June 30, 1997, new vehicles and used vehicles represented 5.9% and 94.1%, respectively, of the finance contract portfolio. In addition, the Company concentrates on acquiring finance contracts from dealerships franchised by major automobile manufacturers because they typically offer higher quality vehicles, are better capitalized, and have better service facilities than used car dealers.


         EFFICIENT FUNDING STRATEGIES--Through an investment-grade warehouse facility and a periodic securitization program, the Company increases its liquidity, redeploys its capital and reduces its exposure to interest rate fluctuations. The Company has also developed the ability to borrow funds on a non-recourse basis, collateralized by excess spread cash flows from its securitization trusts. The net effect of the Company's funding and securitization program is to provide more proceeds than the Company's acquisition costs, resulting in positive revenue cash flow, lower overall costs of funding, and permitting loan volume to increase with limited additional equity capital.

         UNIFORM UNDERWRITING CRITERIA--To manage the risk of delinquency or defaults associated with sub-prime consumers, the Company has utilized since inception a single set of underwriting criteria which are consistently applied in evaluating credit applications. This evaluation process is conducted on a centralized basis utilizing experienced personnel. These uniform underwriting criteria create consistency in the securitization portfolios of finance contracts that make them more easily analyzed by the rating agencies and more marketable and permit static pool analysis of loan defaults to optimally structure securitizations. See "Management's Discussion and Analysis--Repossession Experience--Static Pool Analysis."

         CENTRALIZED OPERATING STRUCTURE--While the Company establishes and maintains relationships with dealers through sales representatives located in the geographic markets served by the Company, all of the Company's day-to-day operations are centralized at the Company's offices in Austin, Texas. This centralized structure allows the Company to closely monitor its marketing, funding, underwriting and collections operations and eliminates the expenses associated with full-service branch or regional offices.

         EXPERIENCED MANAGEMENT TEAM--The Company actively recruits and retains experienced personnel at the executive, supervisory and managerial levels. The senior operating management of the Company consists of seasoned automobile finance professionals with substantial experience in underwriting, collecting and financing automobile finance contracts.


         INTENSIVE COLLECTION MANAGEMENT--The Company believes that intensive collection efforts are essential to ensure the performance of sub-prime finance contracts and to mitigate losses. The Company's collections managers contact delinquent accounts frequently, working cooperatively with customers to get full or partial payments, but will initiate repossession of financed vehicles no later than the 90th day of delinquency. As of March 31, 1996, a total of 3,923,200 or 2.54%, of the Company's finance contract portfolio were between 60 and 90 days past due and $2,785,800, or approximately 1.80%, of the Company's finance contracts outstanding were greater than 90 days past due. From inception through June 30, 1997, the Company repossessed approximately 8.81% of its financed vehicles, and the Company had completed the disposal of 608


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         vehicles, resulting in an average loss per repossession of approximately $1,827 per vehicle. See "Management's Discussion and Analysis--Net Loss per Repossession."



         LIMITED LOSS EXPOSURE--To reduce its potential losses on defaulted finance contracts, the Company historically has insured each finance contract it funds against damage to the financed vehicle through a vendor's comprehensive single interest physical damage insurance policy (a "VSI Policy"). In addition, in connection with the Company's warehouse financing and securitizations through December 31, 1996, the Company purchased credit default insurance through a deficiency balance endorsement (the "Credit Endorsement") to the VSI Policy. The Credit Endorsement reimburses the Company for the difference between the unpaid contract finance balance and the net proceeds received in connection with the sale of the repossessed vehicle. Moreover, the Company limits loan-to-value ratios and applies a purchase price discount to the finance contracts it acquires. The Company's combination of underwriting criteria, intensive collection efforts and the VSI Policy and Credit Endorsement has resulted in net charge-offs (after receipt of liquidation and insurance proceeds) of 14.13% (excluding repossession costs) of the principal balance outstanding on disposed repossessed vehicles for which the liquidation process has been completed as of June 30, 1997. For its 1997-B securitization and future securitizations, the Company is purchasing credit default insurance from Progressive Northern Insurance Company.
         See "--Insurance" below and "Management's Discussion and Analysis--
         Net Loss per Repossession."

BORROWER CHARACTERISTICS

         Borrowers under finance contracts in the Company's finance contract portfolio are generally sub-prime consumers. Sub-prime consumers are purchasers of financed vehicles with limited access to traditional sources of credit and are generally individuals with weak or no credit histories. Based on a sample of 1,533 finance contracts in the finance contract portfolio which the Company believes are representative of the portfolio as a whole, the Company has determined the following characteristics with respect to its finance contract borrowers. The average borrower's monthly income is $2,400, with an average payment-to-income ratio of 15.7%. The Company's guidelines permit a maximum payment-to-income ratio and debt-to-income ratio of 20% and 50%, respectively. The Company's guidelines require a cash down payment of 10% of the vehicle selling price. Based upon a sample of its borrowers which the Company believes to be representative, the average borrower's time spent at current residence is 65.6 months, while the average time of service at current employer is
46.6 months. The age of the average borrower is 34.3 years.

CONTRACT PROFILE

         From inception to June 30, 1997, the Company acquired 15,928 finance contracts with an aggregate initial principal balance of $146,829,860.
Of the finance contracts acquired, approximately 5.9% have related to the sale of new automobiles and approximately 94.1% have related to the sale of used automobiles. The average age of used finance vehicles was approximately two years at the time of sale. The finance contracts had, upon acquisition, an average initial principal balance of $11,315; a weighted average APR of 19.71%; a weighted average finance contract acquisition discount of 8.5%; and a weighted average contractual maturity of 51.1 months. As of June 30, 1997, the finance contracts in the finance contract portfolio had a weighted average remaining maturity of 42 months. Since inception, the Company's cumulative repossessions through June 30, 1997 have totaled 1,416 or 8.81% of the total portfolio.

DEALER NETWORK

         General. The Company acquires finance contracts originated by automobile dealers in connection with the sale of late-model used and, to a lesser extent, new cars to sub-prime borrowers. Accordingly, the Company's


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business development strategy depends on enrolling and promoting active participation by automobile dealers in the Company's financing program. Dealers are selected on the basis of geographic location, financial strength, experience and integrity of management, stability of ownership quality of used car inventory, participation in sub-prime financing programs, and the anticipated quality and quantity of finance contracts which they originate. The Company principally targets dealers operating under franchises from major automobile manufacturers, rather than independent used car dealers. The Company believes that franchised dealers are generally more stable and offer higher quality vehicles than independent dealers. This is due, in part, to careful initial screening and ongoing monitoring by the automobile manufacturers and to the level of financial commitment necessary to secure and maintain a franchise. As of June 30, 1997, the Company was licensed or qualified to do business in 40 states. Over the near terms, the Company intends to focus its proposed geographic expansion on states in the midwest and mid-Atlantic regions.

         Location of Dealers. Approximately 40% of the Company's dealer network consists of dealers located in Texas, where the Company has operated since 1994.

         A group of six dealerships (including Charlie Thomas Ford) under substantial common ownership accounted for approximately 26.51% and 17.56% for the fiscal year ended 1995 and 1996 respectively, of finance contracts acquired during the same period. One dealership, Charlie Thomas Ford, Inc. of Houston, Texas, accounted for 8.79% of the finance contracts acquired by the Company for the period from inception through December 31, 1996 (8.77% and 8.94% for the fiscal year ended 1995 and 1996 respectively). The Company is no longer purchasing contracts from these dealerships due to a dispute over repurchase obligations. See "Litigation."


DEALER SOLICITATION

         Marketing Representatives. As of March 31, 1997, the Company utilized 28 marketing representatives, sixteen of which were individuals employed by the Company and twelve of which were marketing organizations serving as independent representatives. These representatives have an average of ten years experience in the automobile financing industry. The Company is currently evaluating candidates for additional marketing representative positions. The marketing representatives reside in the region for which they are responsible. Marketing representatives are compensated on the basis of a salary plus commissions based on the number of finance contracts purchased by the Company in their respective areas. The Company maintains an exclusive relationship with the independent marketing representatives and compensates such representatives on a commission basis. All marketing representatives undergo training and orientation at the Company's Austin headquarters.

         The Company's marketing representatives establish financing relationships with new dealerships, and maintain existing dealer relationships. Each marketing representative endeavors to meet with the managers of the finance and insurance ("F&I") departments at each targeted dealership in his or her territory to introduce and enroll dealers in the Company's financing program, educating the F&I managers about the Company's underwriting philosophy, its practice of using experienced underwriters (rather than computerized credit scoring) to review applications, and the Company's commitment to a single lending program that is easy for dealers to master and administer. The marketing representatives offer training to dealership personnel regarding the Company's program guidelines, procedures and philosophy.

         After each dealer relationship is established, a marketing representative continues to actively monitor the relationship with the objective of maximizing the volume of applications received from the dealer that meet the Company's underwriting standards. Due to the non-exclusive nature of the Company's relationships with dealers, the dealers retain discretion to determine whether to seek financing from the Company or another financing source. Each representative submits a weekly call report describing contacts with prospective and existing dealers during the preceding week and monthly competitive survey relating to the competitive situation and possible opportunities in the region. The Company provides each representative a weekly report detailing applications received and finance contracts purchased from all dealers in the region. The marketing representatives regularly telephone and visit F&I managers to remind them of the Company's objectives and to answer questions. To increase the effectiveness of these contracts, the marketing representatives can obtain real-time information from the Company's newly installed management information systems, listing by dealership the number of applications submitted, the

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Company's response to such applications and the reasons why a particular application was rejected. The Company believes that the personal relationships its marketing representatives establish with the F&I managers are an important factor in creating and maintaining productive relationships with its dealership customer base.

         The role of the marketing representatives is generally limited to marketing the Company's financing program and maintaining relationships with the Company's dealer network. The marketing representatives do not negotiate, enter into or modify dealer agreements on behalf of the Company, do not participate in credit evaluation or loan funding decisions and do not handle funds belonging to the Company or its dealers. The Company intends to develop notable finance contract volume in each state in which it initiates coverage. The Company has elected not to establish full service branch offices, believing that the expenses and administrative burden of such offices are generally unjustified. The Company has concluded that the ability to closely monitor the critical functions finance contract approval and contract administration and collection are best performed and controlled on a centralized basis from its Austin facility.

         Dealer Agreements. Each dealer with which the Company establishes a financing relationship enters into a non-exclusive written dealer agreement (a "Dealer Agreement") with the Company, governing the Company's acquisition of finance contacts from such dealer. A Dealer Agreement generally provides that the dealer shall indemnify the Company against any damages or liabilities, including reasonable attorney's fees, arising out of (i) any breach of a representation or warranty of the dealer set forth in the Dealer Agreement or
(ii) any claim or defense that a borrower may have against a dealer relating to financing contract. Representations and warranties in a Dealer Agreement generally relate to matters such as whether (a) the financed automobile is free of all liens, claims and encumbrances except the Company's lien, (b) the down payment specified in the finance contract has been paid in full and whether any part of the down payment was loaned to the borrower by the dealer and (c) the dealer has complied with applicable law. If the dealer violates the terms of the Dealer Agreement with respect to any finance contract, the dealer is obligated to repurchase such contract on demand for an amount equal to the unpaid balance and all other indebtedness due to the Company from the borrower.

FINANCING PROGRAM

         Unlike certain competitors who offer numerous marketing programs that the Company believes serve to confuse dealers and borrowers, the Company markets a single financing contract acquisition program to its dealers. The Company believes that by focusing on a single program, it realizes consistency in achieving its contract acquisition criteria, which aids the funding and securitization process. The finance contracts purchased by the Company must meet several criteria, including that each contract: (i) meets the Company's underwriting guidelines; (ii) is secured by a new or late-model used vehicle of a type on the Company's approved list; (iii) was originated in a jurisdiction in the United States in which the Company was licensed or qualified to do business, as appropriate; (iv) provides for level monthly payments (collectively, the "Scheduled Payments") that fully amortize the amount financed over the finance contract's original contractual term; (v) has an original contractual term from 24 to 60 months; (vi) provides for finance charges at an APR of at least 14%;
(vii) provides a verifiable down payment of 10% or more of the cash selling price; and (viii) is not past due or does not finance a vehicle which is in repossession at the time the finance contract is presented to Company for acquisition. Although the Company has in the past acquired a substantial number of finance contracts for which principal and interest are calculated according to the Rule of 78s the Company's present policy is to acquire primarily finance contracts calculated using the simple interest method.

         The amount financed with respect to a finance contract will generally equal the aggregate amount advanced toward the purchase price of the financed vehicle, which equals the net selling price of the vehicle (cash selling price less down payment and trade-in), plus the cost of permitted automotive accessories (e.g., air conditioning, standard transmission, etc.), taxes, title and license fees, credit life, accident and health insurance policies, service and warranty contracts and other items customarily included in retail automobile installment contracts and related costs. Thus, the amount financed may be greater than the Manufacturer's Suggested Retail Price ("MSRP") for new vehicles or the market value quoted for used vehicles. Down payments must be in cash or real value of traded-in vehicles. Dealer-assisted or deferred down payments are not permitted.

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         The Company's current purchase criteria limit acceptable finance contracts to a maximum (a) net selling price of the lesser of (i) 112% of wholesale book value (or dealer invoice for new vehicles) or (ii) 95% of retail book value (or MSRP for new vehicles) and (b) amount financed of 120% of retail book value in the case of a used vehicle, or 120% of MSRP in the case of a new vehicle. In assessing the value of a trade-in for purposes of determining the vehicle's net selling price, the Company uses the published wholesale book value without regard to the value assigned by the dealer.

         The credit characteristics of an application approved by the Company for acquisition generally consist of the following: (i) stability of applicant's employment, (ii) stability of applicant's residence history, (iii) sufficient borrower income, (iv) credit history, and (v) payment of down payment.

         The Company applies a loan-to-value ratio in selecting finance contracts for acquisitions calculated as equaling the quotient of: (a) The cash selling price less the down payment on the vehicle, divided by (b) the wholesale value of the vehicle (net of additions or subtractions for mileage and equipment additions listed in the applicable guide book). For new vehicles, wholesale value is based on the invoice amount, including destination charges. For used vehicles, wholesale value is computed using the applicable guide book (Kelley or NADA) in use within the market in which the vehicle is located.

         All of the Company's finance contracts are prepayable at any time. Finance contracts acquired by the Company must prohibit the sale or transfer of the financed vehicle without the Company's prior consent and provide for acceleration of the maturity of the finance contract in the absence of such consent. For an approved finance contract, the Company will agree to acquire such finance contract from the originating dealer at a non-refundable contract acquisition discount of approximately 8.5% to 12% of the amount financed.

CONTRACT ACQUISITION PROCESS

         General. Having selected an automobile for purchase, the sub-prime consumer typically meets with the dealership's F&I manager to discuss options for financing the purchase of the vehicle. If the sub-prime consumer elects to finance the vehicle's purchase through the dealer, the dealer will typically submit the borrower's credit application to a number of potential financing sources to find the most favorable terms. In general, an F&I department's potential sources of financing will include banks, thrifts, captive finance companies and independent finance companies.

         For the year ended December 31, 1996, 71,132 credit applications were submitted to the Company. Of these 71,132 applications, approximately 32.8% were approved and 10.1%, or 7,215 contracts, were acquired by the Company. The difference between the number of applications approved and the number of finance contracts acquired is attributable to a common industry practice in which dealers often submit credit applications to more than one finance company and select on the basis of the most favorable terms offered. The prospective customer may also decide not to purchase the vehicle notwithstanding approval of the credit application.

         Contract Processing. Dealers send credit applications along with other information to the Company's Credit Department in Austin via facsimile. Upon receipt, the credit application and other relevant information is entered into the Company's computerized contract administration system by the Company's credit verification personnel and a paper-based file where the original documents are created. Once logged into the system, the applicant's credit bureau reports are automatically accessed and retrieved directly into the system. At this stage, the computer assigns the credit application to the specific credit manager assigned to the submitting dealer for credit evaluation.

         Credit Evaluation. The Company applies uniform underwriting standards. In evaluating the applicant's creditworthiness and the collateral value of the vehicle, the credit underwriter reviews each application in accordance with the Company's guidelines and procedures, which take into account, among other things, the individual's stability of residence, employment history, credit history, ability to pay, income, discretionary income and debt ratio. In addition, the credit underwriter evaluates the applicant's credit bureau report in order to determine if the applicant's (i) credit quality is deteriorating,
(ii) credit history suggests a high probability of default or (iii) credit experience is too limited for the Company to assess the probability of performance. The Company also assesses the value and useful life of the automobile that will serve as collateral under the finance contract. Moreover, the

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credit underwriters consider the suitability of a proposed loan under its financing program in light of the (a) proposed contract term and (b) conformity of the proposed collateral coverage to the Company's underwriting guidelines.

         Verification of certain applicant-provided information (e.g., employment and residence history) is required before the Company makes its credit decision. Such verification typically requires submission of supporting documentation, such as a paycheck stub or other substantiation of income, or a telephone bill evidencing a current address. In addition, the Company does not normally approve any applications from persons who have been the subject of two or more bankruptcy proceedings or two or more repossessions.

         The Company's underwriting standards are applied by experienced credit underwriters with a personal analysis of each application, utilizing experienced judgment. These standards have been developed and refined by the Company's senior credit and collections management who, on average, possess more than 24 years in the automobile finance industry. The Company believes that having its credit underwriters personally review and communicate to the submitting dealership the decision with respect to each application, including the reasons why a particular application may have been declined, enhances the Company's relationship with such dealers. This practice encourages F&I managers to submit contracts meeting the Company's underwriting standards, thereby increasing the Company's operating efficiency by eliminating the need to process applications unlikely to be approved.

         The Company's Credit Department personnel undergo ongoing internal training programs that are scheduled on a weekly basis and are attended by such personnel depending on their responsibilities. All of these personnel are located in the Company's offices in Austin where they are under the supervision of the Vice President--Credit and the credit manager. The credit manager and the Vice President--Credit have an aggregate of more than 30 years of experience in the automobile finance business. In addition, the Company reviews all repossessions to identify factors that might require refinements in the Company's credit evaluation procedures.

         Approval Process. The time from receipt of application to final credit approval is a significant competitive factor, and the Company seeks to complete its funding approval decision in an average of two to three hours. When the Company approves the purchase of a finance contract, the credit manager notifies the dealer by facsimile or telephone. Such notice specifies all pertinent information relating to the terms of approval, including the interest rate, the term, information about the automobile to be sold and the amount of discount that the Company will deduct from the amount financed prior to remitting the funds to the dealer. The discount is not refundable to the dealer.

         Contract Purchase and Funding. Upon final confirmation of the terms by the borrower, the dealer completes the sale of the automobile to the borrower. After the dealer delivers all required documentation (including an application for title or a dealer guaranty of title, naming the Company as lienholder) to the Company, the Company remits funds to the dealer via overnight delivery service, generally within 48 hours of having received the complete loan funding package. As a matter of policy, the Company takes such measures as it deems necessary to obtain a perfected security interest in the related financed vehicles under the laws of the states in which such vehicles are originated. This generally involves taking the necessary steps to obtain a certificate of title which names the Company as lienholder. Each finance contract requires that the automobile be adequately insured and that the Company be named as loss payee, and compliance with these requirements is verified prior to the remittance of funds to the dealer. Upon funding of the finance contract and payment of the required premium, the financed vehicle is insured under the Company's VSI Policy, which includes coverage of property damages in the event that the borrower does not maintain insurance.

         From time to time, the Company also acquires bulk portfolios from other originators. In this event, the Company reunderwrites such contracts to ensure appropriate credit standards are maintained. The Company acquired approximately $14 million in finance contracts in 1996 from Greenwich Capital Financial Products which were originated by First Fidelity Acceptance Corp. During the first quarter of 1997, the Company acquired approximately $8.5 million in finance contracts from Credit Suisse First Boston Corporation which were originated by Jefferson Capital Corporation.

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CONTRACT SERVICING AND COLLECTION

         Contract servicing includes contract administration and collection. Because the Company believes that an active collection program is essential to success in the sub-prime automobile financing market, the Company retains responsibility for finance contract collection. The Company currently contracts with CSC Logic/MSA L.L.P. (a Texas limited liability partnership doing business as "Loan Servicing Enterprises") ("LSE") to provide contract administration. For the 1997B securitization, the Company assumed the servicing functions performed by LSE.

         Contract Administration. LSE provides certain finance contract administration functions in connection with warehouse facilities and in connection with finance contracts sold to securitization trusts, including payment processing, statement rendering, insurance tracking, data reporting and customer service for finance contracts. LSE inputs newly originated finance contracts on the contract system daily. Finance contract documentation is sent by the Company to LSE as soon as dealer funding occurs. LSE then mails a welcome letter to the borrower and subsequently mails monthly billing statements to each borrower approximately ten days prior to each payment due date. Any borrower remittances are directed to a lock box. Remittances received are then posted to the proper account on the system. All borrower remittances are reviewed under LSE's quality control process to assure its proper application to the correct account in the proper amount. LSE also handles account inquiries from borrowers and performs insurance tracking services. LSE also sends out notices to borrowers for instances where proper collateral insurance is not documented.

         Contract Collection. As collection agent, the Company is responsible for pursuing collections from delinquent borrowers. The Company utilizes proactive collection procedures, which include making early and frequent contact with delinquent borrowers, educating borrowers as to the importance of maintaining good credit, and employing a consultative and customer service approach to assist the borrower in meeting his or her obligations. The Company's ability to monitor performance and collect payments owed by contract obligors is a function of its collection approach and support systems. The Company's approach to the collection of delinquent contracts is to minimize repossessions and charge-offs. The Company maintains a computerized collection system specifically designed to service sub-prime automobile finance contracts. The Company believes that if problems are identified early, it is possible to correct many delinquencies before they deteriorate further.


         The Company currently employs 175 people full-time, including 54 collections specialists and other support personnel, in the Collections Department. Each employee is devoted exclusively to collection functions. The Company attempts to maintain a ratio of between 500 and 600 finance contracts per collections specialist. As of June 30, 1997, there were 445 finance contracts in the Company's finance contract portfolio for every collections specialist. The Collections Department is managed by the Vice President--Collections, who possesses 30 years' experience in the automotive and finance industry. The Company hires additional collections specialists in advance of need to ensure adequate staffing and training.


         The Company's collectors have real-time computer access to LSE's database. Accounts reaching five days past due are assigned to collectors who have specific responsibility for those accounts. These collectors contact the customer frequently, both by phone and in writing. Accounts that reach 60 days past due are assigned to two senior collectors who handle those accounts until resolved. To facilitate collections from borrowers, the Company has increased its utilization of Western Union's "Quick Collect," which allows borrowers to pay from remote locations, with a check printed at the Company's office. Consistent with the Company's internal policies and securitization documents, finance contract provisions, such as term, interest rate, amount, maturity date or payment schedule will not be amended, modified or otherwise changed, except when required by applicable law or court order or where permitted under the applicable insurance Policy.

         Payment extensions may be granted if, in the opinion of management, such extension provides a permanent solution to resolve a temporary problem. An extension fee must be paid by the customer prior to the extension. Normally, there can be only one extension during the first 18 months of a finance contract. Additional extensions may be granted if allowed under the applicable VSI Policy, although the Company's securitization documents restrict permitted extensions to no longer than one month and not more than once per year. Payment due dates can be modified once during the term of the contract to facilitate current payment by the customer.

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         Repossessions and Recoveries. If a delinquency exists and a default is deemed inevitable or the collateral is in jeopardy, and in no event later than the 90th day of delinquency (as required by the applicable VSI Policy), the Company's Collections Department will initiate the repossession of the financed vehicle. Bonded, insured outside repossession agencies are used to secure involuntary repossessions. In most jurisdictions, the Company is required to give notice to the borrower of the Company's intention to sell the repossessed vehicle, whereupon the borrower may exercise certain rights to cure his or her default or redeem the automobile. Following the expiration of the legally required notice period, the repossessed vehicle is sold at a wholesale auto auction (or in limited circumstances, through dealers), usually within 60 days of the repossession. The Company closely monitors the condition of vehicles set for auction, and procures an appraisal under the applicable VSI Policy prior to sale. Liquidation proceeds are applied to the borrower's outstanding obligation under the finance contract and loss deficiency claims under the VSI Policy and, if applicable, Credit Endorsement, are then filed. See "--Insurance."

INSURANCE

         Each finance contract requires the borrower to obtain comprehensive and collision insurance with respect to the related financed vehicle with the Company named as a loss payee. The Company relies on a written representation from the selling dealer and independently verifies that a borrower in fact has such insurance in effect when it purchases contracts. Each finance contract acquired by the Company prior to December 31, 1996 is covered from the moment of its purchase by the Interstate VSI Policy, including the Credit Endorsement. The Interstate VSI Policy has been issued to the Company by Interstate Fire & Casualty Company ("Interstate"). Interstate is an indirect wholly-owned subsidiary of Fireman's Fund Insurance Company. Each finance contract acquired by the Company after December 31, 1996 is covered from this moment of its purchase by either the Interstate VSI Policy, including the Credit Endorsement, another VSI Policy (which does not include a Credit Endorsement), or the VSI Policy and deficiency balance endorsement (the "Progressive Policy") issued by Progressive Northern Insurance Company ("Progressive").


         Physical Damage and Loss Coverage. The Company initially relies on the requirement, set forth in its underwriting criteria, that each borrower maintain adequate levels of physical damage loss coverage on the respective financed vehicles. LSE the Company or as Servicer, tracks the physical damage insurance of borrowers, and contacts borrowers in the event of a lapse in coverage or inadequate documentation. Moreover, the VSI policies insure against:
(i) all risk of physical loss or damage from any external cause to financed vehicles which the Company holds as collateral; (ii) any direct loss which the Company may sustain by unintentionally failing to record or file the instrument evidencing each contract with the proper public officer or public office, or by failing to cause the proper public officer or public office to show the Company's encumbrance thereon, if such instrument is a certificate of title; (iii) any direct loss sustained during the term of the VSI Policy, by reason of the inability of the Company to locate the borrower, the related financed vehicle, or by reason of confiscation of the financed vehicle by a public officer or public office; and (iv) all risk of physical loss or damage from any external cause to a repossessed financed vehicle for a period of 60 days while such financed vehicle is (subject to certain exceptions) held by or being repossessed by the Company.


         The physical damage provisions of a VSI Policy generally provided coverage for losses sustained on the value of the financed vehicle securing a contract, but in no event is the coverage to exceed: (i) the cost to repair or replace the financed vehicle with material of like kind and quality; (ii) the actual cash value of the financed vehicle at the date of loss, less its salvage value; (iii) the unpaid balance of the contract; (iv) $40,000 per financed vehicle (or, in the case of losses or damage sustained on repossessed financed vehicles, $25,000 per occurrence), or $50,000 in the case of the Progressive Policy; or (v) the lesser of the amounts due the Company under clauses
(i) through (iv) above, less any amounts due under all other valid insurance on the damaged financed vehicle less its salvage value. No assurance can be given that the insurance will cover the amount financed with respect to a financed vehicle.


         All claim settlements for physical damage and loss coverage under the Interstate Policy are subject to a $500 deductible per loss ($250 for the Progressive Policy). There is no aggregate limitation or other form of cap on the number of claims under the VSI Policy. Coverage on a financed vehicle is for the term of the related contract and is noncancellable.
Each VSI Policy requires that, prior to filing a claim, a reasonable attempt be made to repossess the financed vehicle and, in the case of claims on skip losses, every professional effort be made to locate the financed vehicle and the related borrower.


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         Deficiency Balance Endorsements. In addition to physical damage and loss coverage, all the Interstate VSI Policy contained a Credit Endorsement which provides that Interstate shall indemnify the Company for certain losses incurred due to a deficiency balance following the repossession and resale of financed vehicles securing defaulted finance contracts eligible for coverage. Coverage under the Credit Endorsement is strictly conditioned upon the Company's maintaining and adhering to the credit underwriting criteria set forth in the Credit Endorsement. Losses on each eligible contract are covered in an amount equal to the deficiency balance resulting from the Net Payoff Balance less the sum of (i) the Actual Cash Value of the financed vehicle plus (ii) the total amount recoverable from all other applicable insurance, including refunds from cancelable add-on products.
The maximum coverage under the Credit Endorsement is $15,000 per contract.

         "Actual Cash Value" for the purposes of the Credit Endorsement only, means the greater of (i) the price for which the subject financed vehicle is sold or (ii) the wholesale market value at the time of the loss as determined by an automobile guide approved by Interstate applicable to the region in which the financed vehicle is sold.

         "Net Payoff Balance" for the purposes of the Credit Endorsement, means the outstanding principal balance as of the default date plus late fees and corresponding interest no more than 90 days after the date of default. In no event shall Net Payoff Balance include non-approved fees, taxes, penalties or assessments included in the original instrument, or repossession, disposition, collection, remarketing expenses and fees or taxes incurred.

         The Progressive Policy contains a Deficiency Balance Endorsement
(the "DBE"), pursuant to which Progressive will insure AutoBond's interest in the Financed Vehicles against direct loss incurred due to the Company's inability to recover one hundred percent (100%) of the balance due under an instrument representing a Finance Contract. Under the DBE, Progressive will cover such impairment of the Company's interest in the Financed Vehicle, measured as the Net Payoff Amount, reduced by (a) claim settlements from other insurance policies, (b) claim settlements due under other coverage provisions of the VSI Policy or its other endorsements, and (c) monies recoverable under any other recourse or repurchase agreement or through any dealer hold-back, or any other source. The maximum liability under the DBE is Five Thousand Dollaers ($5,000) for any financed contract, and claims payments may not exceed, on a monthly basis, 88% of the premiums paid.

MANAGEMENT INFORMATION SYSTEMS

         Management believes that a high level of real-time information flow and analysis is essential to manage the Company's informational and reporting needs and to maintain the Company's competitive position. As stated above, the Company has contracted with a third party servicer, LSE, to provide data processing for the Company's portfolio of finance contracts. LSE provides on-line information processing services with terminals located in the Company's offices that are connected to LSE's main computer center in Dallas.

         In addition, management uses customized reports, with a download of information to personal computers, to issue investor reports and to analyze the Company's finance contract portfolio on a monthly basis. The system's flexibility allows the Company to achieve productivity improvements with enhanced data access. Management believes that it has sufficient systems in place to permit significant growth in the Company's finance contract portfolio without the need for material additional investment in management information systems.

FUNDING/SECURITIZATION OF FINANCE CONTRACTS

         Warehouse Credit Facilities. The Company obtains a substantial portion of its working capital for the acquisition of finance contracts through warehouse credit facilities. Under a warehouse facility, generally the lender advances amounts requested by the borrower on a periodic basis, up to an aggregate maximum credit limit for the facility, for the acquisition and servicing of finance contracts or other similar assets. Until proceeds from a securitization transaction are used to pay down outstanding advances, as principal payments are received on the finance contracts, the principal amount of the advances may be paid down incrementally or reinvested in additional finance contracts on a revolving basis.

         At June 30, 1997, the Company had no balances outstanding under the $10.0 million Sentry Facility, which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry


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Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75% (which was approximately 10.25% at June 30, 1997).


         The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve account. Under the Sentry Facility, the Company paid interest of $241,767 for the six months ended June 30, 1997.
During 1996, the Company also paid $700,000 in commitment fees pursuant to its agreement with Sentry.


         On May 22, 1996 the Company, through its wholly-owned subsidiary AutoBond Funding Corporation II, entered into the Providian Facility, which expired December 15, 1996. The proceeds from the borrowings under the Providian Facility were used to acquire finance contracts, to pay credit default insurance premiums and to make deposits to a reserve account. Interest was payable monthly with a delay of 15 days and accrued at a per annum rate of LIBOR plus 2.60% (which was 8.0375% when initially determined on May 17, 1996). The Providian Facility also required the Company to pay a monthly fee on the average unused balance at a per annum rate of 0.25%. Borrowings under the Providian Facility were rated investment-grade by a nationally recognized statistical rating organization. As of December 31, 1996, no advances were outstanding with respect to the Providian Facility.


         The Company's wholly-owned subsidiary, AutoBond Funding Corporation I, entered into the Nomura Facility, pursuant to a credit agreement dated as of June 16, 1995, with a final maturity date of June 16, 2005. This facility was terminated at the lender's option, and no new advances were made after February 6, 1996. The Nomura Facility provided for advances up to a maximum aggregate principal amount of $25 million, for the acquisition of finance contracts.

         On February 14, 1997 the Company, though its wholly-owned subsidiary AutoBond Funding Corporation II, entered into the $50,000,000 Daiwa Facility, which expires March of 1998. The proceeds from borrowings under the Daiwa Facility are used to acquire finance contracts, and to make deposits to a reserve account. Interest is payable monthly at the 30-day LIBOR plus 1.15% annum rate. The Daiwa Facility also requires the Company to pay a monthly fee on the average unused balance at a per annum rate of 0.25%. Borrowings under the Daiwa Facility are rated investment-grade by a nationally recognized statistical rating organization. The Daiwa Facility contains certain conditions and imposes certain requirements similar to those in the agreements relating to the Company's existing securitizations including, among other things, delinquency and repossession triggers. On June 30, 1997, the Daiwa Facility was bifurcated to include a special purpose issuer, AutoBond Master Funding Corporation ("Master Funding") to which finance contracts securing advances could be sold and derecognized pursuant to SFAS No. 125. Accordingly, as of such date, $33 million of advances secured by $35.8 million of finance contracts were transferred to Master Funding.

         Securitization Program. The periodic securitization of finance contracts is an integral part of the Company's business. Securitizations enable the Company to monetize its assets and redeploy its capital resources and warehouse credit facilities for the purchase of additional finance contracts. To date, the Company has completed seven securitizations involving approximately $173 million in aggregate principal amount of finance contracts.


         In its securitization transactions through December 31, 1996, the Company sold pools of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to a trust in exchange for cash and certain retained beneficial interests in the trust. The trust issued two classes of fixed income investor certificates: Class A Certificates which were sold to investors, generally at par with a fixed coupon, and subordinated excess spread certificates (representing a senior interest in excess spread cash flows from the finance contracts) which were retained by the Company's securitization subsidiary and which collateralize borrowings on a non-recourse basis. The Company would also fund a cash reserve account that provides credit support to the Class A Certificates. The Company's securitization subsidiaries also retained an interest in the trust that is subordinate to the interest of the investor certificateholders. The retained interests entitle the Company to receive the future excess spread cash flows from the trust after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust. In its securitization transactions in 1997, the Company follows the provisions of the recently effective SFAS 125. In these securitizations the

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Company will sell pools of finance contracts to a special purpose subsidiary, which will then issue notes under a trust indenture secured by such finance contracts. The special purpose corporations may issue multiple classes of secured notes, including subordinated excess spread notes. The Company will also fund a cash reserve account that provides credit support to the senior notes. The Company's securitization subsidiaries also will retain an interest in the finance contracts that is subordinate to the interest of the noteholders. The retained interests entitle the Company to receive the future excess spread cash flows from the trust estate after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust estate.

         Securitization transactions impact the Company's liquidity primarily in two ways. First, the application of proceeds toward payment of the outstanding advances on warehouse credit facilities makes additional borrowing available, to the extent of such proceeds, under those facilities for the acquisition of additional finance contracts. Second, additional working capital is obtained through the Company's practice of borrowing, through the issuance of non-recourse debt, against the value of the senior interest in the retained excess spread. If the structure of the securitizations was changed, it could impact the Company's ability to generate liquidity. See "Recent Events."


         Upon each securitization, the Company recognizes the sale of finance contracts and records a gain or loss in an amount which takes into account the amounts expected to be received as a result of its retained interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues--Gain on Sale of Finance Contracts." At June 30, 1997, the Company held interest-only strip receivables and Class B Certificates totalling $19.7 million, a portion of which had been pledged to secure notes payable of $10.7 million.


         If the Company were unable to securitize contracts in a financial reporting period, the Company would incur a significant decline in total revenues and net income or report a loss for such period. If the Company were unable to securitize its contracts and did not have sufficient credit available, either under its warehouse credit facilities or from other sources, the Company would have to sell portions of its portfolio directly to investors or curtail its finance contract acquisition activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         When the Company securitizes finance contracts, it repays a portion of its outstanding warehouse indebtedness, making such portion available for future borrowing. As finance contract volume increases, the Company expects to securitize its assets at least quarterly, although there can be no assurance that the Company will be able to do so.

         The securitization trust agreements and the servicing agreement contain certain events of administrator termination, the occurrence of which entitle the trustee to terminate the Company's right to act as collection agent and administrator. Events of administrator termination typically include: (i) defaults in payment obligations under the trust agreements; (ii) unremedied defaults in the performance of certain terms or covenants under the trust agreements, the servicing agreements or related documents; (iii) the institution of certain bankruptcy or liquidation proceedings against the Company; (iv) material breaches by the Company of representations and warranties made by it under the servicing agreements and the sale agreements pursuant to which it has sold the securitized finance contracts; (v) the occurrence of a trigger event whereby the ratio of delinquent finance contracts to total securitized finance contracts for each transaction exceeds the percentage set forth in the servicing agreements; (vi) a material adverse change in the consolidated financial condition or operations of the Company, or the occurrence of any event which materially adversely affects the collectibility of a material amount of the securitized finance contracts or which materially adversely affects the ability of the Company to collect a material amount of the finance contracts or to perform in all material respects its obligations under the servicing agreements, trust agreements and related documents; or (vii) any of the rating agencies rating the securitization transactions determines that the Company's serving as collection agent under the servicing agreement would prevent such agency from maintaining the required ratings on such transactions, or would result in such transactions being placed on negative review suspension or downgrade.

         The trust agreements contain amortization events, the occurrence of any of which may affect the Company's rights to receive payments in respect of the future excess spread cash flows otherwise payable to it until principal and interest payments due the holders of all investor certificates are paid in full. Such amortization events include:

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(i) defaults in certain payments or repurchase obligations under the trust agreements; (ii) unremedied defaults in the performance of any covenants or terms of the trust agreements by a securitization subsidiary; (iii) the occurrence of certain bankruptcy or insolvency events of a securitization subsidiary; (iv) unremedied material breaches of representations or warranties of a securitization subsidiary; (v) occurrence of an event of administrator termination; (vi) failure of a securitization subsidiary to transfer certain required amounts of unpaid principal balance of finance contracts to each securitization trust or to retain the resulting shortfall in the collection accounts; (vii) failure of any transfer under the trust agreements to create, or failure of any investor certificates to evidence, a valid and perfected first priority undivided ownership or security interest in the pool of securitized finance contracts and related collateral; (viii) failure of the Company to own, directly or indirectly, 100% of the outstanding shares of common stock of any securitization subsidiary; (ix) entry of unpaid and unstayed judgments aggregating in excess of $25,000 are entered against any securitization subsidiary; or (x) occurrence of a "change in control" with respect to the Company.

COMPETITION

         The sub-prime credit market is highly fragmented, consisting of many national, regional and local competitors, and is characterized by relative ease of entry and the recent arrival of a number of well capitalized publicly-held competitors. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, industrial thrifts, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial organizations do not consistently solicit business in the sub-prime credit market. The Company believes that captive finance companies generally focus their marketing efforts on this market only when inventory control and/or production scheduling requirements of their parent organizations dictate a need to enhance sales volumes and exit the market once such sales volumes are satisfied. The Company also believes that increased regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loans in the sub-prime credit market. In many cases, those organizations electing to remain in the automobile finance business have migrated toward higher quality customers to allow reductions in their overhead cost structures.

         As a result, the sub-prime credit market is primarily serviced by smaller finance organizations that solicit business when and to the extent their capital resources permit. The Company believes no one of its competitors or group of competitors has a dominant presence in the market. The Company's strategy is designed to capitalize on the market's relative lack of major national financing sources. Nonetheless, several of these competitors have greater financial resources than the Company and may have a significantly lower cost of funds. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing or services not provided by the Company. Furthermore, during the past two years, a number of automobile finance companies have completed public offerings of common stock, the proceeds of which are being used, at least in part, to fund expansion and finance increased purchases of finance contracts. The Company's ability to compete successfully depends largely upon its relationships with dealerships and the willingness of dealerships to offer finance contracts to the Company that meet the Company's underwriting criteria. There can be no assurance that the Company will be able to continue successfully in the markets it serves.


         Additionally, during the first half of 1997, several of the Company's competitors have experienced serious problems ranging from allegedly fraudulent misstatements of earnings to increasing losses and inadequate reserves. Although the Company believes it has made adequate reserves to cover losses, the ability of the Company to obtain funding in the future and the rates at which such financings may be obtained could be impaired as a result of the turmoil in the sub-prime auto finance industry. Although the Company was able to obtain financing under the Daiwa Facility and continues to have financing available under the Sentry Facility, there can be no assurance that the turmoil in the sub-prime auto finance industry will not have an effect on the Company's ability to raise funds and may result in an increased cost of funding to the Company.


REGULATION

         The Company's business is subject to regulation and licensing under various federal, state and local statues and regulations. As of June 30, 1997, the Company's business operations were conducted with dealers located in 37 states, and, accordingly, the laws and regulations of such states govern the Company's operations. Most states where the

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Company operates (i) limit the interest rates, fees and other charges that may be imposed by, or prescribe certain other terms of, the finance contracts that the Company purchases and (ii) define the Company's rights to repossess and sell collateral. In addition, the Company is required to be licensed or registered to conduct is finance operations in certain states in which the Company purchases finance contracts. As the Company expands its operations into other states, it will be required to comply with the laws of such states.

         Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Credit Billing Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z and the Soldiers' and Sailors' Civil Relief Act.

         In addition, the Federal Trade Commission ("FTC") has adopted a holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

         The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business. In addition, due to the consumer-oriented nature of the industry in which the Company operates and the unclear application of various truth-in-lending laws and regulations to certain products offered by companies in the industry, industry participants are sometimes named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against the Company or within the industry in connection with any litigation could have a material adverse effect on the Company's financial condition and results of operations.

         In the event of default by a borrower under a finance contract, the Company is entitled to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC"). The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the borrower voluntarily surrenders a vehicle, self-help repossession by an independent repossession agent engaged by the Company is usually employed by the Company when a borrower defaults. Self-help repossession is accomplished by retaking possession of the vehicle. If a breach of the peace is likely to occur, or if applicable state law so requires, the Company must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. None of the states in which the Company presently does business has any law that would require the Company, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a vehicle.

         In most jurisdictions, the UCC and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale or the date after which any private sale of collateral may be held. Unless the obligor waives his rights after default, the obligor in most circumstances has a right to redeem the collateral prior to actual sale (i) by paying the secured party all unpaid installments on the obligation, plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees or (ii) in some states, by paying the secured party past-due installments. Repossessed vehicles are generally resold by the Company through wholesale auctions which are attended principally by dealers.

EMPLOYEES


         As of June 30, 1997, the Company employed 172 persons, none of which was covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

PROPERTIES AND FACILITIES

         The Company's headquarters are located in approximately 18,900 square feet of leased space at 301 Congress Avenue, Austin, Texas, for a monthly rent of $18,338. The lease for such facility expires in June 1998. The Company's headquarters contain the Company's executive offices as well as those related to automobile finance contract acquisition. In addition, the Company leased approximately 520 square feet of office space at 1010 Woodman Drive, Suite 240, Dayton, Ohio, for its midwest regional marketing office at a rent of $550 per month. The lease for the Ohio facility expired on February 28, 1997. The Company no longer maintains any regional office facilities.


LEGAL PROCEEDINGS


         In the normal course of its business, the Company is from time to time made a party to litigation involving consumer-law claims. These claims typically allege improprieties on the part of the originating Dealer and name AutoBond and/or its assignees as subsequent holders of the finance contracts.
To date none of these actions have resulted in the payment of damages, or any judgments therefor, by the Company or its assignees, nor have any actions been certified as eligible for class-action status.

         The Company's carrier for the credit deficiency insurance obtained through 1996, Interstate Fire & Casualty Co. ("Interstate") determined in late 1996 to no longer offer such coverage to the auto finance industry, including the Company. In connection with Interstate's attempt to no longer offer credit deficiency coverage for contracts originated after December 1996, the Company commenced an action in the United States District Court for the Western District of Texas, Austin Division, seeking a declaratory judgment that (a) AutoBond was entitled to 180 days' prior notice of cancellation and (b) Interstate was not entitled to raise premiums on finance contracts for which coverage was obtained prior to the effectiveness of such cancellation, as well as seeking damages for the Company's alleged deficiencies in paying claims. Prior to receiving AutoBond's complaint in the Texas action, Interstate commenced a similar action for declaratory relief in the United States Court for the Northern District of Illinois.
While settlement discussions are ongoing, AutoBond and the Company have to date acted on the basis of a cancellation date of May 12, 1997 (i.e., no finance contracts presented after that date will be eligible for credit deficiency coverage by Interstate, although all existing contracts for which coverage was obtained will continue to have the benefits of such coverage), no additional preimiums having been demanded or paid, and the claims-paying process having been streamlined.




         As set forth in the discussion of finance contracts held for sale in Note 3 to the Notes to the Company's audited financial statements, in February 1997 the Company discovered certain breaches of representations and warranties with respect to finance contracts sold into a securitization. The Company honored its obligations to the securitization trust and repurchased finance contracts totaling $619,520 from a Trust during the three months ended March 31, 1997. Of the total amount of these finance contracts, $190,320 were purchased from one dealer. Although the Company has requested that this dealer repurchase such contracts, the dealer has refused. After such Dealer's refusal to repurchase, the Company commenced an action in the 157th Judicial District Court for Harris County, Texas against Charlie Thomas Ford, Inc. to compel such repurchase. Discovery is proceeding but no trial date has been set.



                             SELECTED FINANCIAL DATA

         The following table sets forth selected consolidated financial data for the Company and its subsidiaries for the periods and at the date indicated. The elected income statement and balance sheet data for or at the end of each of the full fiscal years presented below were derived from the financial statements of the Company which were audited by Coopers & Lybrand L.L.P. independent auditors, as indicated in their report thereon appearing elsewhere in this Prospectus, and are qualified by reference to such consolidated financial statements. The financial data as of and for the six months ended June 30, 1996 and June 30, 1997 have been derived from the Company's unaudited interim financial statements, prepared in conformity with generally accepted accounting principles, and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The operating data and selected portfolio data are derived from the Company's accounting records. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1997. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                                                                 SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,              JUNE 30,
                                                              --------------------------    -------------------------
                                                                   1995          1996           1996          1997
                                                                   ----          ----           ----          ----
                                                                 (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:

  Net interest income.......................................     $     781      $    137       $    333    $      (35)
  Servicing fee income......................................             0           658            277           434
  Gain on sale of finance contracts.........................         4,086        12,821          5,744         8,692
  Other income (loss).......................................             0           388             --          (521)
                                                                  --------       -------         ------      --------
         Total revenues.....................................         4,867        14,004          6,354         8,570
                                                                  --------       -------         ------       -------

  Provision for credit losses...............................            49           412             63            --
  Salaries and benefits.....................................         1,320         4,529          1,846         3,273
  General and administrative................................         1,463         2,331            884         2,759
  Other operating expenses..................................           963         1,120            564           783
                                                                  --------       -------        -------       -------
         Total expenses.....................................         3,795         8,392          3,357         8,642
                                                                  --------       -------        -------       -------

  Income  before taxes and extraordinary item...............         1,072         5,611          2,996         1,757
  Provision for income taxes................................           199         1,927          1,020           611
  Extraordinary loss net of tax effect......................            --          (100)            --            --
                                                                  --------      --------        -------       -------
  Net income ...............................................           873         3,585          1,876         1,146
                                                                  ========      ========       ========      ========
  Earnings per share before extraordinary item..............      $   0.17      $   0.64       $   0.35      $   0.18
  Earnings per share........................................      $   0.17      $   0.62       $   0.33      $   0.18
  Weighted average shares outstanding.......................     5,190,159     5,811,377      5,698,367     6,529,104


ASSET QUALITY DATA:
Delinquencies 60+ days past due as a percentage of principal
balance of finance contract portfolio (end of period)(1)....          2.30%         3.34%          2.48%         4.34%



                                                                        DECEMBER 31,                         JUNE 30,
                                                              ---------------------------------           ------------
                                                                     1995          1996                       1997
                                                                     ----          ----                       ----
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................          $ 93         4,121                          176
  Restricted Funds..........................................         1,323         2,982                       10,484
  Finance contracts held for sale, net......................         3,355           228                          329
  Interest-only strip receivable............................           847         4,247                       10,980
         Total assets.......................................        11,065        27,277                       40,429
  Notes payable.............................................         2,675        10,175                       10,653
  Repurchase agreement......................................         1,061             0                            0
  Revolving credit agreement................................         1,150             0                        7,000
  Subordinated debt.........................................             0             0                            0
                                                                    ------        ------                       ------
         Total debt.........................................         4,886        10,175                       17,653
  Shareholders' equity......................................         3,026        12,286                       14,631


(1) Includes the Company's entire finance contract portfolio of contracts held and contracts securitized.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Financial Data" and the Company's Consolidated Financial Statements and Notes thereto and the other financial data included herein. The financial information set forth below has been rounded in order to simplify its presentation. However, the ratios and percentages set forth below are calculated using the detailed financial information contained in the Financial Statements and the Notes thereto, and the financial data included elsewhere in this Prospectus.

         The Company is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts ("finance contracts") originated by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit ("sub-prime consumers"). Sub-prime consumers generally are borrowers unable to qualify for traditional financing due to one or more of the following reasons: negative credit history (which may include late payments, charge-offs, bankruptcies, repossessions or unpaid judgments); insufficient credit; employment or residence histories; or high debt-to-income or payment-to-income ratios (which may indicate payment or economic risk).

         The Company acquires finance contracts generally from franchised automobile dealers, makes credit decisions using its own underwriting guidelines and credit personnel and performs the collection function for finance contracts using its own collections department. The Company also acquires finance contracts from third parties other than dealers, for which the Company reunderwrites and collects such finance contracts in accordance with the Company's standard guidelines. The Company securitizes portfolios of these retail automobile installment contracts to efficiently utilize limited capital to allow continued growth and to achieve sufficient finance contract volume to allow profitability. The Company markets a single finance contract acquisition program to automobile dealers which adheres to consistent underwriting guidelines involving the purchase of primarily late-model used vehicles. The Company has experienced significant growth in its finance contract portfolio since it commenced operations in August 1994.


REVENUES

        The Company's primary sources of revenues consist of three components: interest income, gain on sale of finance contracts and servicing fee income.

        Interest Income. Interest income consists of the sum of three primary components: (i) interest income earned on finance contracts held for sale by the Company; (ii) interest income earned on Class B certificates, and (iii) the accretion of the interest-only strip receivable. Other factors influencing interest income during a given fiscal period include (a) the annual percentage rate of the finance contracts acquired, (b) the aggregate principal balance of finance contracts acquired and funded through the Company's warehouse and other credit facilities prior to securitization, and (c) the length of time such contracts are funded by the warehouse and other credit facilities. Finance contract acquisition growth has had a significant impact on the amount of interest income earned by the Company.

        Gain on Sale of Finance Contracts. Upon completion of a securitization prior to 1997, the Company recognized a gain on sale of finance contracts equal to the present value of future excess spread cash flows from the securitization trust, and the difference between the net proceeds from the securitization and the net carrying cost (including the cost of insurance premiums, if any) to the Company of the finance contracts sold. Excess spread cash flows represent the difference between the weighted average contract rate earned and the rate paid on multiple class certificates issued to investors in the securitization, taking into account certain assumptions regarding prepayments, defaults, proceeds from disposal of repossessed assets, and servicing and other costs, over the life of the securitization.

        The Company implemented Statement of Financial Accounting Standards No. 125 "Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125) as of January 1, 1997. SFAS No. 125 provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. For transfers that result in the recognition of a sale, SFAS No. 125 requires that the newly created assets obtained and liabilities incurred by the transferors as a part of a transfer of financial assets be initially measured at fair value. Interests in the assets that are retained are measured by allocating the previous carrying amount of the assets (e.g. finance contracts) between the interests sold (e.g. investor certificates) and interests retained (e.g. interest-only strip receivable) based on their relative fair values at the date of the transfer. The amounts initially assigned to these financial components is a determinant of the gain or loss from a securitization transaction under SFAS No. 125.

        The discounted excess spread cash flows are reported on the consolidated balance sheet as "Interest-Only Strip Receivable". The fair value of the interest-only strip receivable is determined by discounting the excess spread cash flows at a rate based on assumptions that market participants would use for similar financial instruments subject to prepayment, default, collateral value and interest rate risks. The subordinated certificates are then formed by carving out 65% to 80% of the discounted excess spread cash flows. The remaining 20% to 35% of the discounted excess spread cash flows represent the interest-only strip receivable. All of the excess spread cash flows are paid by the securitization Trustee to the investor security holders until such time as all accrued interest together with principal have been paid in full. Subsequently, all remaining excess spread cash flows are paid to the Company.

        An impairment review of the interest-only strip receivable is performed quarterly by calculating the net present value of the expected future excess spread cash flows after giving effect to changes in assumptions due to market and economic changes and the performance of the loan pool to date. The discount rate used is the same as that used to record the initial interest-only strip receivable. Impairment is determined on a disaggregated basis consistent with the risk characteristics of the underlying finance contracts, consisting principally of origination date and originating dealership, as well as the performance of the pool to date. To the extent that the Company deems the asset to be permanently impaired, the Company would record a charge against earnings and write down the asset accordingly. The Company recorded an adjustment to other income (loss) of $467,926 during the three months ended June 30, 1997 as a result of the impairment review. Should the Company be unable to sell finance contracts acquired during a financial reporting period, the Company would likely incur a significant decline in total revenues and net income or report a loss for such period.

        In the Company's March 1997 securitization transaction, the Company sold a pool of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to an indenture trustee. Under the trust indenture, the special purpose subsidiary issued three classes of fixed income investor notes:
"Class A Notes", Class B Notes" and "Class C Notes", which were sold to investors, generally at par, with fixed coupons. A portion of the Class C Notes represented a senior interest in certain excess spread cash flows from the finance contracts. In addition, the securitization subsidiary retained rights to the remaining excess spread cash flows, which may be used to collateralize borrowings on a non-recourse basis. The Company also funded a cash reserve account that provides credit support to the Class A Notes, Class B Notes and a portion of the Class C Notes.

        Gain on sale of finance contracts was $2,749,612, $2,972,804, $3,554,745, $3,543,539 and $3,575,748 for each of the securitizations occurring in March 1996, June 1996, September 1996, December 1996 and March 1997, respectively. Gain on sale of finance contracts into the new unconsolidated securitization subsidiary in June 1997 totaled $5,116,397. This represents approximately 16.6%, 16.7%, 15.9%, 14.2%, 13.9% and 14.3% of the outstanding balances of the finance contracts at each of the respective dates.

        The Company's cost basis in finance contracts sold has varied from approximately 97.5% to 103% of the value of the senior investor securities. This portion of recognized gain on sale varies based on the Company's cost of insurance covering the finance contracts and the discount obtained upon acquisition of the finance contracts. Generally, the Company has acquired finance contracts from dealers at a greater discount than with finance contracts acquired from third parties. Additionally, costs of sale reduce the total gain recognized. As the Company's securitization program matures, placement fees and other costs associated with the sale are expected to shrink as a percentage of the size of the securitization.

        Further, the excess spread component of recognized gain is affected by various factors, including most significantly, the coupon on the senior investor securities and the age of the finance contracts in the pool, as the excess spread cash flow from a pool of aged, as opposed to new, finance contracts is less. The aging (capture of excess spread prior to securitization) necessarily results in less available excess spread cash flow from the securitization. The Company believes that margins in the range of those previously recognized are sustainable subject to adverse interest rate movements, availability of VSI insurance at current rates and the Company's ability to continue purchasing finance contracts from dealers at approximately an 8.5% discount.

        The gain on sale of finance contracts is affected by the aggregate principal balance of contracts securitized and the gross interest spread on those contracts. The following table illustrates the gross interest spread for each of the Company's securitizations (dollars in thousands):

                                      Remaining  Weighted
                                      Balance at Average
                                       June 30,  Contract Certificate           Gross
      Securitization       Balance(1)    1997      Rate      Rate   Ratings(2)  Spread
                                                                                 (3)
-------------------------------------------------------------------------------------
AutoBond Receivables
  Trust 1995-A                $26,261    $15,306     18.9%     7.23%  A/A3     11.7%
AutoBond Receivables
  Trust 1996-A                 16,563     11,601     19.7%     7.15%  A/A3     12.5%
AutoBond Receivables
  Trust 1996-B                 17,833     13,606     19.7%     7.73%  A/A3     12.0%
AutoBond Receivables
  Trust 1996-C                 22,297     20,068     19.7%     7.45%  A/A3     12.3%
AutoBond Receivables
  Trust 1996-D(4)              25,000     25,000     19.5%     7.37%  A/A3     12.1%
AutoBond Receivables
  Trust 1997-A(5)              27,196     25,676     20.8%     7.82%  A/A2     13.0%
                                                                     BBB/BB
                           ======================
     Total                   $135,150   $111,257
                           ======================

---------------------------
(1) Refers only to balances on senior investor certificates.
(2) Indicates ratings by Fitch Investors Service, L.P. and Moody's Investors Service, Inc., respectively.
(3) Difference between weighted average contract rate and senior certificate rate.
(4) Reflects status of trust in revolving period.
(5) Includes Class A and Class B Notes.

        On June 30, 1997, a new warehouse and securitization structure was formed whereupon finance contracts were transferred to a special purpose entity. The special purpose entity issued variable funding warehouse notes which are convertible into term notes at the option of the holder of such notes. The transfer of the finance contracts to the special purpose entity was recognized as a sale under SFAS No. 125.

        Servicing Fee Income. The Company earns substantially all of its servicing fee income on the contracts it services on behalf of securitization trusts. Servicing fee income consists of: (i) contractual administrative fees received through securitizations, equal to $7.00 per month per contract included in each trust (excluding amounts paid to third-party servicers by the trust);
(ii) the accretion of the discount applied to excess spread cash flows in calculating the carrying value of the interest-only strip receivable; and (iii) fee income earned as servicer for such items as late charges and documentation fees, which are earned whether or not a securitization has occurred.


FINANCE CONTRACT ACQUISITION ACTIVITY

        The following table sets forth information about the Company's finance contract acquisition activity (dollars in thousands):

                                                                      Six Months Ended
                                                                          June 30,
                                                                   ----------------------
                                                                         1996       1997
                                                                   ---------------------

Number of finance contracts acquired                                     2,856    6,017
 Principal balance of finance contracts acquired                       $33,902  $69,288
 Number of active dealerships 1                                            252      831
 Number of enrolled dealerships                                            492    1,136

-------------------------------------------------------------------
1 Dealers who have sold at least one finance contract to the Company during the period.

RESULTS OF OPERATIONS

        Period-to-period comparisons of operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.


THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

TOTAL REVENUES

        Total revenues increased $2,296,182 to $6,110,826 for the three months ended June 30, 1997 from $3,814,644 for the three months ended June 30, 1996 due to the growth in finance contract acquisition activity.

        Interest Income. Interest income increased $613,921 to $1,279,640 for the three months ended June 30, 1997 from $665,719 for the three months ended June 30, 1996 due to higher outstanding volumes of finance contracts held for sale. The Company began the quarter ended June 30, 1997 with $5.9 million in finance contracts held for sale carried over from the quarter ended March 31, 1997.

        Gain on Sale of Finance Contracts. For three months ended June 30, 1997, gain on sale of finance contracts amounted to $5,116,397, compared with $3,042,641 for the comparable 1996 period. The Company sold finance contracts aggregating approximately $35.8 million into the new unconsolidated securitization subsidiary on June 30, 1997 and the gain on sale of finance contracts accounted for 83.7% of total revenues. For three months ended June 30, 1996, there was one securitization transaction in the principal amount of $17.8 million. The gain on sale of finance contracts for this sale transaction accounted for 79.8% of total revenues in the three months ended June 30, 1996. The ratio of gain on sale to the outstanding balances of the finance contracts sold for the three months ended June 30, 1997 was 14.3%, compared with 17.1% for the comparable 1996 period.

        Servicing Fee Income. The Company reports servicing fee income only with respect to finance contracts that are securitized. For the three months ended June 30, 1997, servicing fee income was $242,490, primarily collection agent fees. Servicing fee income increased by $136,206 from the three months ended June 30, 1996 as a result of increased securitization activity by the Company. As of June 30, 1996, the Company had completed only three securitizations and servicing income amounted to $106,284 for the quarter.

        Other Income (Loss). For three months ended June 30, 1997, other loss amounted to $527,701, compared with $0 for the comparable 1996 period. The Company recorded a charge against earnings for permanent impairment of the interest-only strip receivable, determined on a disaggregated basis, of

$467,926 during the period. Additionally, unrealized loss on the Company's Class B certificates totaled $59,775 during the three months ended June 30, 1997.


TOTAL EXPENSES

        Total expenses of the Company increased $2,176,066 to $4,625,458 for the three months ended June 30, 1997 from $2,449,392 for the three months ended June 30, 1996. Total expenses as a percentage of total principal balance of finance contracts acquired in the period decreased to 13.1% for the three months ended June 30, 1997 compared to 13.3% for the three months ended June 30, 1996.

        Provision for Credit Losses. No provision for credit losses on finance contracts held for future securitizations was taken for the three months ended June 30, 1997, due to the timing of finance contract acquisition and securitization activity compared with a provision of $48,500 for the three months ended June 30, 1996.

        Interest Expense. Interest expense rose to $955,679 for the three months ended June 30, 1997 from $544,497 for the three months ended June 30, 1996. Interest expense increased by $411,182 due to higher net borrowing costs associated with the revolving credit facilities, along with increased debt issuance costs amortization of $219,613.

        Salaries and Benefits. Salaries and benefits increased $676,143 to $1,732,971 for the three months ended June 30, 1997 from $1,056,828 for the three months ended June 30, 1996. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of finance contracts. The number of employees of the Company increased by 93 to 172 employees at June 30, 1997, compared to 79 employees at June 30, 1996.

        General and Administrative Expenses. General and administrative expenses increased $945,633 to $1,543,133 for the three months ended June 30, 1997 from $597,500 for the three months ended June 30, 1996. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, non-employee marketing commissions, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

        Other Operating Expenses. Other operating expenses (consisting principally of servicer fees, credit bureau reports and insurance) increased $191,608 to $393,675 for the three months ended June 30, 1997 from $202,067 for the three months ended June 30, 1996. This increase was due to increased finance contract acquisition volume.


NET INCOME

        In the three months ended June 30, 1997, net income increased $161,617 to $966,869 from $805,252 for the three months ended June 30, 1996. The increase in net income was primarily attributable to an increase in finance contract acquisition volume. The principal balance of finance contracts acquired increased $16.9 million to $35.3 million for the three months ended June 30, 1997 from $18.4 million for the three months ended June 30, 1996.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

TOTAL REVENUES

        Total revenues increased $2,907,945 to $10,399,490 for the six months ended June 30, 1997 from $7,491,545 for the six months ended June 30, 1996 primarily due to increased finance contract acquisition and sales volumes. The principal balance of contracts acquired rose from $33.9 million during the six months ended June 30, 1996 to $69.2 million during the six months ended June 30, 1997.

        Interest Income. Interest income increased $323,381 to $1,793,732 for the six months ended June 30, 1997 from $1,470,351 for the six months ended June 30, 1996 due to growth in finance contract acquisition activities.

        Gain on Sale of Finance Contracts. For six months ended June 30, 1997, gain on sale of finance contracts amounted to $8,692,144, compared with $5,743,986 for the comparable 1996 period. The Company completed sales aggregating approximately $63.8 million in principal amount of finance contracts and the gain on sale of finance contracts accounted for 83.6% of total revenues for the current period. For the six months ended June 30, 1996, there were two securitization transactions totaling a principal amount of $34.4 million resulting in gain on sale of finance contracts of $5,743,986 which accounted for 76.7% of total revenues. The ratio of gain on sale to the outstanding balances of the finance contracts sold for the six months ended June 30, 1997 was 13.6%, compared with 16.6% for the two transactions completed in the prior year period.

        Servicing Fee Income. Servicing fee income increased $157,194 to $434,402 for the six months ended June 30, 1997 from $277,208 for the six months ended June 30, 1996 due to growth in securitization activities. The Company was administering seven securitization trusts at June 30, 1997 compared to three securitization trusts at June 30, 1996.

        Other Income (Loss). For six months ended June 30, 1997, other loss amounted to $520,788, compared with $0 for the comparable 1996 period. The Company recorded a charge against earnings for permanent impairment of the interest-only strip receivable, determined on a disaggregated basis, of $467,926 during the period. Additionally, unrealized loss on the Company's Class B certificates totaled $52,862 during the six months ended June 30, 1997.


TOTAL EXPENSES

        Total expenses of the Company increased $4,147,232 to $8,642,868 for the six months ended June 30, 1997 from $4,495,636 for the six months ended June 30, 1996. Although operating expenses increased during the six months ended June 30, 1997, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. Total expenses as a percentage of total principal balance of finance contracts acquired in the period decreased to 12.5% during the six months ended June 30, 1997 from 13.3% for the six months ended June 30, 1996.

        Provision for Credit Losses. No provision for credit losses on finance contracts held for future securitizations was necessary during the six months ended June 30, 1997 compared with a provision of $63,484 for the six months ended June 30, 1996.

        Interest Expense. Interest expense increased by $690,877 due to higher borrowing volumes associated with the revolving credit facilities, along with increased debt issuance costs amortization of $430,733.

        Salaries and Benefits. Salaries and benefits increased $1,426,578 to $3,272,625 for the six months ended June 30, 1997 from $1,846,047 for the six months ended June 30, 1996. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of finance contracts.

        General and Administrative Expenses. General and administrative expenses increased $1,874,809 to $2,759,157 for the six months ended June 30, 1997 from $884,348 for the six months ended June 30, 1996. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, non-employee marketing commissions, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

        Other Operating Expenses. Other operating expenses (consisting principally of servicer fees, credit bureau reports and insurance) increased $218,452 to $782,689 for the six months ended June 30, 1997 from $564,237 for the six months ended June 30, 1996. This increase was due to increased finance contract acquisition volume.


NET INCOME

        In the six months ended June 30, 1997, net income decreased $730,012 to $1,145,897 from $1,875,909 for the six months ended June 30, 1996. The decrease in net income was primarily attributable to an increase in infrastructure costs to support higher finance contract acquisition volume. The principal balance of finance contracts acquired increased $35.4 million to $69.3 million for the six months ended June 30, 1997 from $33.9 million for the six months ended June 30, 1996, including $12.5 million of finance contracts which the Company acquired in March 1997 from Credit Suisse First Boston.



YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

Total Revenues

                  Total revenues increased $9.1 million to $14.0 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995 due to growth in finance contract acquisition and securitization activity.

                  Net Interest Income. Net interest income decreased $644,300 to $136,794 for the year ended December 31, 1996 from $781,094 for the year ended December 31, 1995. The decrease in net interest income was primarily due to a reduction in the average daily balance of finance contracts held for sale. This was due to the fact that the Company securitized its production quarterly in 1996 versus a single securitization in 1995. Interest income also declined due to an increase in overall net borrowing costs and fees associated with non-recourse term loans and Revolving Credit Facilities. Finally, there is no spread between the interest rate earned on the Class B certificates and the related non-recourse loans collateralized by such certificates. The increase in the outstanding balance of the Class B certificates and the related debt causes net interest income to narrow. The average APR of outstanding finance contracts was 19.45% at December 31, 1996, compared with 19.3% at December 31, 1995.

                  Gain on Sale of Finance Contracts. For the year ended December 31, 1996, gain on sale of finance contracts amounted to $12.8 million. For the year ended December 31, 1996, the Company completed four securitizations aggregating approximately $81.7 million in principal amount of finance contracts and the gain on sale of finance contracts accounted for 91.6% of total revenues. For the year ended December 31, 1995, there was one securitization transaction in the principal amount of $26.3 million. The gain on sale of finance contracts for this sale transaction accounted for 84.0% of total revenues in 1995.

                  Servicing Fee Income. The Company reports servicing fee income only with respect to finance contracts that are securitized. For the year ended December 31, 1996, servicing fee income was $657,950, of which $402,016 was collection agent fees, $154,029 resulted from discount accretion on the excess servicing receivable, $50,000 was management fees from an affiliated company, and $51,904 arose from other sources. The Company had completed only one securitization in 1995, which was completed at December 31, 1995, and had no servicing fee income for such period.

Total Expenses

                  Total expenses of the Company increased $4.6 million to $8.4 million for the year ended December 31, 1996 from $3.8 million for the year ended December 31, 1995. Although operating expenses increased during the year ended December 31, 1996, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. Total expenses as a percentage of total percentage balance of finance contracts acquired in the period decreased slightly to 10.1% during the year ended December 31, 1996 from 12.0% for the year ended December 31, 1995, reflecting improved efficiency in the Company's operations.

                  Salaries and Benefits. Salaries and benefits increased $3.2 million to $4.5 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995. This increase was due primarily to an increase in the number of the Company's employees necessary to handle the increased contract acquisition volume and the collection activities on a growing portfolio of loans, and due to compensation of the Company's Chief Executive Officer, which the Company began paying in May 1996. See Note 13 to Notes to Consolidated Financial Statements.

                  General and Administrative Expenses. General and administrative expenses increased $868,506 to $2.3 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995. This increase was due primarily to growth in the Company's operations. General and administrative expenses consist principally of office, furniture and equipment leases, professional fees, communications and office supplies, and are expected to increase as the Company continues to grow and also due to the costs of operating as a public company.

                  Other Operating Expenses. Other operating expenses (consisting principally of servicing fees, credit bureau reports and insurance) increased $156,628 to $1.1 million for the year ended December 31, 1996 from $963,017 for the year ended December 31, 1995. This increase was due to increased finance contract acquisition volume.

Net Income

                  In the year ended December 31, 1996, net income increased to $3.6 million from $873,487 for the year ended December 31, 1995. Net income for the year ended December 31, 1996 includes an extraordinary charge of $100,000, net of income tax benefits of $50,000, which represents the prepayment penalty associated with the early redemption of the Class B Certificate Notes from the 1995-A securitization. The increase in net income was primarily attributable to an increase in the number of finance contracts securitized during 1996: $81.7 million, compared to $26.3 million in 1995.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO PERIOD FROM AUGUST 1, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

Total Revenues

                  Total revenues increased to $4.9 million for the fiscal year ended December 31, 1995 from $19,001 for the period from inception through December 31, 1994. Although the Company was incorporated in June 1993, it did not commence operations until August 1994; thus the period from inception through December 31, 1994 reflects only five months of start-up operations.

                  Net Interest Income. Net interest income increased $762,093 to $781,094 for the fiscal year ended December 31, 1995 from $19,001 for the period from inception through December 31, 1994. The increase in net interest income was primarily due to an increase in average balance of finance contracts held for sale. The average daily balance of outstanding finance contracts increased $13.8 million to $14.7 million for the fiscal year ended December 31, 1995 from $855,640 for the period from inception through December 31, 1994. The average APR of finance contracts outstanding was 19.3% at December 31, 1995 as compared to 19.1% at December 31, 1994.

                  Gain on Sale of Finance Contracts. In the fiscal year ended December 31, 1995, the gain on sale of finance contracts was $4.1 million, or 83.9% of total revenues, from the securitization of approximately $26.3 million in finance contracts and the sale of finance contracts to a third party. For the period from inception through December 31, 1994, there were no securitization.

                  Servicing Fee Income. The Company completed its first securitization transaction on December 29, 1995; therefore prior to 1996 there was no servicing fee income collected by the Company.

Total Expenses

                  Total expenses of the Company increased $3.2 million to $3.8 million for the fiscal year ended December 31, 1995 from $563,606 for the five-month period ended December 31, 1994. Although operating expenses increased during the year ended December 31, 1995, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, total expenses as a percentage of total principal balance of finance contracts acquired in period decreased to 12.0% in the year ended December 31, 1995 from 23.0% in the five months ended December 31, 1994.

                  Provision for Credit Losses. Provision for credit losses increased $3,702 to $48,702 for the fiscal year ended December 31, 1995, from $45,000 for the period from inception through December 31, 1994. This increase was due primarily to increased acquisition volume and does not reflect any change in expected defaults as a percentage of finance contracts purchased.

                  Salaries and Benefits. Salaries and benefits increased $1.1 million to $1.3 million for the fiscal year ended December 31, 1995 from $225,351 for the five-month period ended December 31, 1994. This increase was due primarily to an increase in the number of the Company's employees.

                  General and Administrative Expenses. General and administrative expenses increased $1.2 million to $1.5 million for the fiscal year ended December 31, 1995 from $244,974 for the five-month period ended December 31, 1994. This increase was due primarily to growth in the Company's operations.

                  Other Operating Expenses. Other operating expenses increased $914,736 to $963,017 for the fiscal year ended December 31, 1995, from $48,281 for the five-month period ended December 31, 1994, due to the increase in finance contracts acquired.

Net Income

                  Net income increased to $873,487 for the fiscal year ended December 31, 1995 from a net loss of $544,605 for the period from inception through December 31, 1994. This increase was primarily attributable to the Company's initial securitization transaction having been completed in December 1995, as well as growth in finance contract acquisitions.

FINANCIAL CONDITION



         Finance Contracts Held for Sale, Net. Finance contracts held for sale, net of allowance for credit losses, increased $100,883 to $329,312 at June 30, 1997, from $228,429 at December 31, 1996. The number and principal balance of contracts held for sale are largely dependent upon the timing and size of the Company's securitizations. The Company plans to securitize finance contracts on a regular basis.

        Trust Receivable. At the time a securitization closes, the Company's securitization subsidiary is required to fund a cash reserve account within the trust to provide additional credit support for the senior investor securities. Additionally, depending on the structure of the securitization, a portion of the future excess spread cash flows from the trust is required to be deposited in the cash reserve account to increase the initial deposit to a specified level. Amounts on deposit in cash reserve accounts are also reflected as advances to the relevant trust under the item "Cash flows from investing activities" in the Company's consolidated statements of cash flows. The initial cash reserve deposits for the December 1995, March 1996, June 1996, September 1996, December 1996 and March 1997 securitizations and the June 1997 sale into the unconsolidated special purpose subsidiary were $525,220, $331,267, $356,658, $445,934, $500,000, $560,744 and $715,971, respectively, equivalent to 2% of the initial principal amount of the senior trust securities. A portion of excess spread cash flows will increase such reserves until they reach 6%.

        Other Assets. On June 30, 1997, the Daiwa Facility was restructured so that advances thereunder and the finance contracts securing them could be derecognized pursuant to SFAS No. 125 by sales into an unconsolidated subsidiary. Accordingly, as of such date, $33,000,000 of advances were outstanding and secured by $35,798,557 of finance contracts in the Company's unconsolidated qualifying special purpose subsidiary. In conjunction with this transaction, the Company retained a partial interest in the loans sold of $2,497,485, representing the difference between the principal amount of the finance contracts transferred and the amount funded through the variable rate funding notes. This amount was realized upon conversion of the secured variable funding notes into term notes during the August securitization.

                  Trust Receivable. At the time a securitization closes, the Company's securitization subsidiary is required to fund a cash reserve account within the trust to provide additional credit support for the senior investor securities. Additionally, depending on the structure of the securitization, a portion of the future excess spread cash flows from the trust is required to be deposited in the cash reserve account to increase the initial deposit to a specified level. Amounts on deposit in cash reserve accounts are also reflected as advances to the relevant trust under the item "Cash flows from investing activities" in the Company's consolidated statements of cash flows. The initial cash reserve deposits for the December 1995, March 1996, June 1996, September 1996, December 1996 and March 1997 securitizations were $525,220, $331,267, $356,658, $445,934, $500,000 and $560,744, respectively, equivalent to 2% of the initial principal amount of the senior trust certificates. A portion of excess spread cash flows will increase such reserves until they reach 6%.

                  Interest-Only Strip Receivable. The following table provides historical data regarding the interest only strip receivable (formerly known as excess servicing receivable):



                                                      Six Months Ended
                                                       June 30, 1997
                                                     -------------------
                                                         (Unaudited)
Beginning balance                                          $4,247,274
Unrealized appreciation                                     1,453,984
Additions                                                   5,643,627
Accretion                                                     102,783
Impairment charge                                            (467,926)
                                                          ------------
Ending Balance                                            $10,979,742



DELINQUENCY EXPERIENCE

        The following table reflects the delinquency experience of the Company's finance contract portfolio (dollars in thousands):

                                             December 31,    June 30, 1997
                                                 1996
                                           ----------------------------------
Principal balance of finance contracts         $104,889         $154,653
outstanding
Delinquent finance contracts 1:
60-89 days past due                           1,827   1.74%    4,038   2.61%
90 days past due and over                     1,328   1.27%    2,786   1.80%
                                           ==================================
Total                                        $3,155   3.01%   $6,824   4.41%
-------------------------------------------==================================
1 Percentage based upon outstanding balance. Excludes finance contracts where the underlying vehicle is repossessed, the borrower is in bankruptcy, or there are insurance claims filed.



CREDIT LOSS EXPERIENCE

        An allowance for credit losses is maintained for contracts held for sale. The Company reports a provision for credit losses on finance contracts held for sale. Management evaluates the reasonableness of the assumptions employed by reviewing credit loss experience, delinquencies, repossession trends, the size of the finance contract portfolio and general economic conditions and trends. If necessary, assumptions will be changed in the future to reflect historical experience to the extent it deviates materially from that which was assumed. Since inception, the Company's assumptions have been consistent and are adequate based upon actual experience. Accordingly, no additional charges to earnings to date have been necessary to accommodate more adverse experience than anticipated.

        If a delinquency exists and a default is deemed inevitable or the collateral is in jeopardy, and in no event later than the 90th day of delinquency, the Company's Collections Department will initiate the repossession of the financed vehicle. Bonded, insured outside repossession agencies are used to secure involuntary repossessions. In most jurisdictions, notice to the borrower of the Company's intention to sell the repossessed vehicle is required, whereupon the borrower may exercise certain rights to cure his or her default or redeem the automobile. Following the expiration of the legally required notice period, the repossessed vehicle is sold at a wholesale auto auction (or in limited circumstances, through dealers), usually within 60 days of the repossession. The Company closely monitors the condition of vehicles set for auction, and procures an appraisal under the relevant VSI policy prior to sale. Liquidation proceeds are applied to the borrower's outstanding obligation under the finance contract and loss deficiency claims under the VSI policy and related deficiency balance endorsement are then filed.

        Because of the Company's limited operating history, its finance contract portfolio is somewhat unseasoned. This effect on the delinquency statistics can be observed in the comparison of quarter ended June 30, 1997 versus 1996 delinquency percentages. The portfolio is tangibly more seasoned as of June 30, 1997 versus June 30, 1996. Accordingly, delinquency and charge-off rates in the portfolio may not fully reflect the rates that may apply when the average holding period for finance contracts in the portfolio is longer. Increases in the delinquency and/or charge-off rates in the portfolio would adversely affect the Company's ability to obtain credit or securitize its receivables.


REPOSSESSION EXPERIENCE - STATIC POOL ANALYSIS

        Because the Company's finance contract portfolio is continuing to grow rapidly, management does not manage losses on the basis of a percentage of the Company's finance contract portfolio, because percentages can be favorably affected by large balances of recently acquired finance contracts. Management monitors actual dollar levels of delinquencies and charge-offs and analyzes the data on a "static pool" basis.

        The following table provides static pool repossession frequency analysis in dollars of the Company's portfolio performance from inception through June 30, 1997. In this table, all finance contracts have been segregated by quarter of acquisition. All repossessions have been segregated by the quarter in which the repossessed contract was originally acquired by the Company. Cumulative repossessions equals the ratio of repossessions as a percentage of finance contracts acquired for each segregated quarter. Annualized repossessions equals an annual equivalent of the cumulative repossession ratio for each segregated quarter. This table provides information regarding the Company's repossession experience over time. For example, recently acquired finance contracts demonstrate very few repossessions because properly underwritten finance contracts to subprime consumers generally do not default during the initial term of the contract. Between approximately one year and 18 months of seasoning, frequency of repossessions on an annualized basis appear to reach a plateau. Based on industry statistics and the performance experience of the Company's finance contract portfolio, the Company believes that finance contracts seasoned in excess of approximately 18 months will start to demonstrate declining repossession frequency. The Company believes this may be due to the fact that the borrower perceives that he or she has equity in the vehicle. The Company also believes that since the loans generally amortize more quickly than the collateral depreciates, losses and/or repossessions will decline over time.

                             Repossession Frequency
                      ----------------------------------------------
                      Principal Balance of                        Principal Balance
 Year and Quarter of    Repossessions by                             of Contracts
     Acquisition        Quarter Acquired    Cumulative  Annualized     Acquired
                                                 1           2
------------------------------------------------------------------------------------
                              (Dollars in thousands)
1994
    Q3                          $     21.93      22.53%       7.84%      $    93.17
    Q4                               543.74      22.93%       8.34%        2,371.60
 1995
    Q1                             1,372.16      21.74%       8.70%        6,310.42
    Q2                             1,182.94      19.21%       8.54%        6,157.44
    Q3                             1,319.80      18.32%       9.16%        7,205.90
    Q4                             2,340.22      19.20%      10.97%       12,188.86
1996
    Q1                             2,609.80      16.88%      11.25%       15,459.93
    Q2                             2,817.73      15.26%      12.21%       18,458.82
    Q3                             2,482.84      10.46%      10.46%       23,735.10


                             Repossession Frequency
                      ----------------------------------------------
                      Principal Balance of                        Principal Balance
 Year and Quarter of    Repossessions by                             of Contracts
     Acquisition        Quarter Acquired    Cumulative  Annualized     Acquired
                                                 1           2
------------------------------------------------------------------------------------
                              (Dollars in thousands)
    Q4                             1,460.59       5.66%       7.55%       25,802.89
1997
    Q1                               845.00       2.48%       4.97%       34,014.88
    Q2                                29.72        .08%        .34%       35,273.26

----------------------
1 For each quarter, cumulative repossession frequency equals the number of repossessions divided by the number of contracts acquired
2 Annualized repossession frequency converts cumulative repossession frequency into an annual equivalent (e.g., for Q4 1994, principal balance of $543.74 thousand in repossessions divided by principal balance of $2.372 million in contracts acquired, divided by 11 quarters outstanding times four equals an annual repossession frequency of 8.34%).



NET LOSS PER REPOSSESSION

        Upon initiation of the repossession process, it is the Company's intent to complete the liquidation process as quickly as possible. The majority of repossessed vehicles are sold at wholesale auction. The Company is responsible for the costs of repossession, transportation and storage. The Company's net charge-off per repossession equals the unpaid balance less the auction proceeds (net of associated costs) and less proceeds from insurance claims. As less of the Company's finance contracts are acquired with credit deficiency insurance, the Company expects its net loss per repossession to increase. The following table demonstrates the net charge-off per repossessed automobile since inception.

                                                                        From August 1,
                                                                       1994 (Inception)
                                                                       to June 30, 1997
                                                                       ------------------
Number of finance contracts acquired                                              16,079
Number of vehicles repossessed                                                     1,416
Repossessed units disposed of                                                        608
Repossessed units awaiting disposition 2                                             808
Cumulative gross charge-offs 1                                                $6,687,060
Costs of repossession 1                                                          165,903
Proceeds from auction, physical damage insurance and refunds 1               (4,088,756)
                                                                       ------------------
Net loss                                                                     $ 2,764,207
Deficiency insurance settlement received 1                                   (1,653,352)
                                                                       ==================
Net charge-offs 1                                                             $1,110,855
                                                                       ==================
Net charge-offs per unit disposed                                                $ 1,827
Recoveries as a percentage of cumulative gross charge-offs 3                      85.87%

----------------------------------------------------------------------
1 Amounts are based on actual liquidation and repossession proceeds (including insurance proceeds) received on units for which the repossession process had been completed as of June 30, 1997.

2 The vehicles may have been sold at
auction; however AutoBond might not have received all insurance proceeds as of June 30, 1997.

3 Not including the costs of repossession which are reimbursed by the securitization trusts.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, the Company has primarily funded its operations and the growth of its finance contract portfolio through seven principal sources of capital: (i) cash flows from operating activities; (ii) funds provided from borrowers' payments received under finance contracts held for sale; (iii) borrowings under various warehouse and working capital facilities; (iv) proceeds from securitization transactions; (v) cash flows from servicing fees; (vi) proceeds from the issuances of subordinated debt and capital contributions of principal shareholders and (vii) an initial public offering of common stock.

        Cash Flows. Significant cash flows related to the Company's operating activities include the use of cash for purchases of finance contracts, and, cash provided by payments on finance contracts and sales of finance contracts. For the six months ended June 30, 1996 and 1997, $33.4 million and $66.9 million, respectively, was used by the Company to purchase finance contracts, $324,957 and $809,626, respectively, was received as payments on finance contracts, and $35.8 million and $65.6 million, respectively, was received from sales of finance contracts, primarily through securitizations. The Company used $687,925 and $1,276,715 to fund cash reserve accounts for the securitizations completed in the six months ended June 30, 1996 and 1997, respectively.

        Significant activities comprising cash flows from financing activities include net borrowings (repayments) under revolving credit facilities of $(913,129) and $7.0 million for the six months ended June 30, 1996 and 1997, respectively.

        Revolving Credit Facilities. The Company obtains a substantial portion of its working capital for the acquisition of finance contracts through revolving credit facilities. Under a warehouse facility, the lender generally advances amounts requested by the borrower on a periodic basis, up to an aggregate maximum credit limit for the facility, for the acquisition and servicing of finance contracts or other similar assets. Until proceeds from a securitization transaction are used to pay down outstanding advances, as principal payments are received on the finance contracts, the principal amount of the advances may be paid down incrementally or reinvested in additional finance contracts on a revolving basis.

        At June 30, 1997, the Company had no outstanding balance on a $10.0 million revolving credit facility (the "Sentry Facility") with Sentry Financial Corporation ("Sentry"), which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay applicable credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75% (10.25% at June 30, 1997).

        The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve accounts. In April 1996, the Company paid a one-time commitment fee of $700,000 to Sentry. Under the Sentry Facility, the Company incurred interest expense of $241,767 for the six months ended June 30, 1997.

        The Company and its wholly owned subsidiary, AutoBond Funding Corporation II, entered into a $50 million revolving warehouse facility (the "Daiwa Facility") with Daiwa Finance Corporation ("Daiwa") effective as of February 1, 1997. Advances under the Daiwa Facility mature on the earlier of 120 days following the date of the advance or March 31, 1998. The proceeds from the borrowings under the Daiwa Facility are to be used to acquire finance contracts and to make deposits to a reserve account. The Daiwa Facility is collateralized by the finance contracts acquired with the outstanding advances. The Daiwa Facility does not require that the loans funded be covered by default deficiency insurance. Interest is payable upon maturity of the advances and accrues at the lesser of (x) 30 day LIBOR plus 1.15% (6.84% at June 30, 1997), or (y) 11% per annum. The Company also pays a non-utilization fee of .25% per annum on the unused amount of the line of credit. Pursuant to the Daiwa Facility, the Company paid a $243,750 commitment fee. The debt issuance cost is being amortized as interest expense on a straight line basis through March 1998. The Daiwa Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations including, among other things, delinquency and repossession triggers. At June 30, 1997, advances under the Daiwa Facility totaled $7,000,000, in addition to $33,000,000 in advances derecognized pursuant to SFAS No. 125. The Company incurred interest expense under the Daiwa Facility of approximately $445,232 during the six months ended June 30, 1997.

        On June 30, 1997, the Daiwa Facility was restructured so that advances thereunder and the finance contracts securing them could be derecognized pursuant to SFAS No. 125 by sales into an unconsolidated subsidiary. Accordingly, as of such date, $33,000,000 of advances were outstanding and secured by $35,798,557 of finance contracts in the Company's qualifying unconsolidated special purpose subsidiary, AutoBond Master Funding Corporation. These secured variable funding notes are convertible into term notes prior to March 1998 at the option of the noteholder.

        Notes Payable. Pursuant to the an agreement (the "Securities Purchase Agreement") entered into on June 30, 1997, the Company issued by private placement $2,000,000 in aggregate principal amount of senior secured convertible notes ("Convertible Notes"). Interest is payable quarterly at a rate of 18% per annum until maturity on June 30, 2000. If the Company pays down the Convertible Notes in full prior to June 30, 1998, the holders will have no conversion rights. The Convertible Notes, collateralized by the interest-only strip receivables from the Company's first four securitizations, are convertible into shares of common stock of the Company upon the earlier to occur of (i) an event of default on the Convertible Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption. The conversion price is equal to the outstanding principal amount of the Convertible Note being converted divided by the lesser of (x) $5.00 (as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five lowest closing bid prices of the Company's common stock on the Nasdaq Stock Market, or such other exchange or market where the common stock is then traded during the 60 trading days immediately preceding the date the Convertible Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). The Company also paid certain debt issuance costs to the purchaser totaling $25,000, which is being amortized as interest expense on a straight line basis through June 30, 2000.

        Also pursuant to the Securities Purchase Agreement, the Company issued warrants which upon exercise allow the holders to purchase up to 200,000 shares of common stock at $4.225 per share. The warrants are exercisable to the extent the holders thereof purchase up to $10,000,000 of the Company's subordinated asset-backed securities before June 30, 1998.

        Securitization Program. In its securitization transactions through the end of 1996, the Company sold pools of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to a trust in exchange for cash and certain retained beneficial interests in future excess spread cash flows. The trust issued two classes of fixed income investor certificates:
"Class A Certificates" which were sold to investors, generally at par with a fixed coupon, and subordinated excess spread certificates ("Class B Certificates"), representing a senior interest in excess spread cash flows from the finance contracts, which were typically retained by the Company's securitization subsidiary and which collateralize borrowings on a non-recourse basis. The Company also funded a cash reserve account that provides credit support to the Class A Certificates. The Company's securitization subsidiaries also retained a "Transferor's Interest" in the contracts that is subordinate to the interest of the investor certificate holders.

        In the Company's March 1997 and August 1997 securitization transactions, the Company sold a pool of finance contracts to a special purpose subsidiary, which then assigned the finance contracts to an indenture trustee. Under the trust indenture, the special purpose subsidiary issued senior classes of fixed income investor notes: which were sold to investors, generally at par, with fixed coupons. The subordinated notes represent a senior interest in certain excess spread cash flows from the finance contracts, In addition, the securitization subsidiary retained rights to the remaining excess spread cash flows.

basis. The Company also funded cash reserve accounts that provides credit support to the senior class or classes.

        The retained interests entitle the Company to receive the future cash flows from the trust after payment to investors, absorption of losses, if any, that arise from defaults on the transferred finance contracts and payment of the other expenses and obligations of the trust.

        Securitization transactions impact and August 1997, liquidity primarily in two ways. First, the application of proceeds toward payment of the outstanding advances under warehouse credit facilities makes additional borrowing available, to the extent of such proceeds, under those facilities for the acquisition of additional finance contracts. In December 1995, March 1996, June 1996, September 1996, December 1996, March 1997 and August 1997, the Company securitized approximately $26.2 million, $16.6 million, $17.8 million, $22.3 million, $25.0 million, $28.0 million and $34.5 million, respectively, in nominal principal amount of finance contracts and used the net proceeds to pay down borrowings under its warehouse credit facilities.

        Second, additional working capital is obtained through the Company's practice of borrowing funds, on a non-recourse basis, collateralized by its interest in future excess spread cash flows from its securitization trusts. At June 30, 1997, the Company held interest-only strip receivables and Class B Certificates totaling $19.7 million, substantially all of which had been pledged to collateralize notes payable of $10.7 million. The Class C Notes from the March 1997 transaction were sold to investors during March 1997.

        Initial Public Offering. On November 14, 1996, the Company completed the initial public offering of its Common Stock. The closing comprised 825,000 shares sold by the Company (including 75,000 shares issued pursuant to the exercise of the underwriters over allotment option) and 250,000 shares sold by the Selling Shareholders. With a price to public of $10 per share and an underwriting discount at $.70 per share, the Company received gross proceeds of $7,725,000 from the offering, from which it paid offering expenses of approximately $1.7 million. The net proceeds were utilized for working capital, repayment of subordinated debt of $300,000 and investment in finance contracts.

        Although management believes the proceeds of the initial public offering of the Company's common stock, proceeds from finance contracts, securitization proceeds, issuance of convertible notes and borrowings under its warehouse facilities should be sufficient to fund expansion of the Company's business through the end of 1997, management also believes that additional capital through equity or subordinated debt issuances would allow the Company to take better advantage of growth opportunities. There can be no assurance, however, that the Company will be able to obtain such additional funding.

        The statements contained in this document that are not historical facts are forward looking statements. Actual results may differ from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties, including but not limited to the following risks and uncertainties: changes in the performance of the financial markets, in the demand for and market acceptance of the Company's loan products, and in general economic conditions, including interest rates, presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies; and the continued availability to the Company of adequate funding sources. Investors are also directed to other risks discussed in document filed by the Company with the Securities and Exchange Commission.


IMPACT OF INFLATION AND CHANGING PRICES

        Although the Company does not believe that inflation directly has a material adverse effect on its financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows funds on a floating rate basis during the period leading up to a securitization, and in many cases purchases finance contracts bearing a fixed rate nearly equal but less than the maximum interest rate permitted by law, increased costs of borrowed funds could have a material adverse impact on the Company's profitability. Inflation also can adversely affect the Company's operating expenses.


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

        In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128, which the Company will be required to implement effective December 31, 1997, specifies the computation, presentation, and disclosure requirements for earnings per share. The Company believes the implementation of SFAS No. 128 will not have a significant effect on the earnings per share calculation.

                       MARKET FOR COMPANY'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

         On November 8, 1996, the Company's Common Stock was listed for quotation and began trading on Nasdaq National Market ("Nasdaq") under the symbol "ABND". Prior to such date, the Company's stock was closely held and not traded on any regional or national exchange.

                   High and Low Sale Prices by Period

Period                                          High           Low
------                                          ----           ---
November 8, 1996-December 31, 1996              $11           $9 1/4

January 1, 1997-March 31, 1997                  $10 3/8       $4

April 1, 1997-June 30, 1997                     $4 3/4        $2 1/4



         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company. As of July 11, 1997, the Company had approximately 16 stockholders of record, exclusive of holders who own their shares in "street" or nominee names.

         The Company has not paid and does not presently intend to pay cash dividends on its Common Stock. The Company anticipates that its earnings for the foreseeable future will be retained for use in operation and expansion of business. Payment of cash dividends, if any, in the future will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's financial condition, earnings, current and anticipated capital requirements, terms of indebtedness and other factors deemed relevant by the Company's Board of Directors.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The directors and principal officers of the Company, their respective ages and their present positions with the Company are as follows:

                  NAME                             AGE                            POSITION
                  ----                             ---                            --------
William O. Winsauer(1)...................           37           Chairman of the Board and Chief Executive
                                                                    Officer and Director
Adrian Katz..............................           32           Vice Chairman of the Board and Chief
                                                                    Operating Officer and Director
John S. Winsauer(1)......................           34           Secretary and Director
R.T. Pigott, Jr..........................           42           Vice President and Chief Financial Officer
Alan E. Pazdernik........................           56           Vice President-Credit
Robert R. Giese..........................           57           Vice President-Collections
Robert S. Kapito.........................           39           Director
Manuel A. Gonzalez.......................           46           Director
Stuart A. Jones..........................           41           Director
Thomas I. Blinten........................           40           Director


------------------
(1)  Messrs. William and John Winsauer are brothers.

         Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

MANAGEMENT BACKGROUND

William O. Winsauer, Chairman of the Board and Chief Executive Officer

         Mr. Winsauer has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been involved in arranging and developing various sources of financing for subprime finance contracts since 1989. Mr. Winsauer was the founder of ABI in 1989 and served full time as its President and sole shareholder from 1989 through 1993, and remains its President and sole shareholder to date. ABI has no material current operations other than to manage its and Mr. Winsauer's investments in securitizations sponsored by Mr. Winsauer. In the late 1980s, Mr. Winsauer began selling whole loan packages of contracts originated by the Gillman Companies, a large dealership group based on Houston, Texas and worked with his brother, John S. Winsauer, in certain of the transactions placed through The Westcap Corporation in 1991 and 1992. Subsequently, Mr. Winsauer was directly responsible for initiating, negotiating, coordinating and completing a number of transactions involving the issuance of over $235 million of both public and private asset-backed securities backed by subprime automobile finance contracts, $190 million of which were sponsored by Mr. Winsauer. Mr. Winsauer was among the first individuals to be involved in the structuring and marketing of securitization transactions involving subprime finance contracts.

Adrian Katz, Vice Chairman, Chief Operating Officer and Director

         Mr. Katz joined the Company in November 1995 and was elected Vice Chairman of the Board of Directors and appointed Chief Operating Officer in December 1995. Immediately prior to that, from February 1995 he was employed as a managing director at Smith Barney, Inc. (a broker/dealer), where he was responsible for structuring asset-backed, commercial and residential mortgage-backed securities. Form 1989 through 1994, Mr. Katz was employed by Prudential Securities Incorporated (a broker/dealer), where he was appointed a managing director in 1992 and where he served as a co-head of the Mortgage and Asset Capital Division with corresponding sales, trading, banking and research management responsibilities. From 1985 to 1989, Mr. Katz worked for The First Boston Corporation developing software and managing the structure of new securitizations. Mr. Katz has been involved in the sale and financing through securitization of consumer assets since 1985.

John S. Winsauer, Secretary and Director

         Mr. Winsauer has served as Secretary and a Director of the Company since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer's primary responsibilities have included the development and implementation of the Company's computer and communications systems. From January 1993 until present, Mr. Winsauer has been employed by Amherst Securities Group (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. From June 1989 through August 1992, in his position as Senior Vice President with The Westcap Corporation, Mr. Winsauer participated in the successful marketing of whole-loan packages of finance contracts placed by the Gillman Companies.

R.T. Pigott, Jr., Vice President and Chief Financial Officer

         Mr. Pigott joined the Company in April 1997 as its Vice President and Chief Financial Officer. From 1988 to 1996, Mr. Pigott was Executive Vice President and Chief Financial Officer of Franklin Federal Bancorp of Austin, Texas. Mr. Pigott is a CPA with approximately twenty years experience in finance services, including six years as an audit manager with a big six accounting firm.

Alan E. Pazdernik, Vice President-Credit

         Mr. Pazdernik joined the Company in September 1995 as Vice President-Credit. From October 1991 until he joined the Company, Mr. Pazdernik was employed as Credit Manager by E-Z Plan, Inc., a company he created to handle the internal financing of subprime automobile paper. Prior to October 1991, Mr. Pazdernik served over 18 years as the Director of Finance and Insurance Operations for Red McCombs Automotive (an automobile dealership), handling the credit, collection and finance contract administration functions for a $70 million portfolio of automobile finance contracts. In his present capacity with the Company, Mr. Pazdernik manages the credit and funding departments, and has been involved in the Company's efforts to increase market share in the San Antonio area.

Robert R. Giese, Vice President-Collections

         Mr. Giese joined the Company in April 1994 as Vice President-Collections. From 1984 to April 1994, he served as Vice President in Retail Credit Administration with First Interstate Bank of Texas, with responsibility for controlling the performance of the consumer loan portfolio in Texas. Mr. Giese has more than 30 years experience in sales, finance and banking, including management experience coordinating credit underwriting, collections, asset disposal, centralized loss recovery and loan workout functions. His experience in sales, credit and collections supports the Company in its management of delinquency and loss performance.

Robert S. Kapito-Director

         Since May 1990, Mr. Kapito has been Vice Chairman of BlackRock Financial Management, an investment advisory firm ("BlackRock"). Mr. Kapito is a member of BlackRock's Management Committee and Investment Strategy Committee and Co-Head of the Portfolio Management Group. Mr. Kapito also serves as Vice President for BlackRock's family of mutual funds and for the Smith Barney Adjustable Rate Government Income Fund. Mr. Kapito has also served since May 1987 as President of the Board of Directors of Periwinkle National Theatre.

Manuel A. Gonzalez-Director

         From September 1993 to December 1994, Mr. Gonzalez was Executive Vice President of the Company and ABI. Mr. Gonzalez is currently Dealer Principal/Owner of NorthPoint Pontiac Buick GMC, an automobile dealership located in Kingwood, Texas. Since March 1991, Mr. Gonzalez has been President of Equifirst Financial Services, Inc., a consulting firm specializing in the automobile dealership industry. From 1988 through 1990, Mr. Gonzalez was Chief Financial Officer for the Gillman Companies, prior to which he served as a Vice President at First City Bank, Texas, where he managed the banking relationships of a large number of automobile dealers.

Stuart A. Jones-Director

         From March 1989 to the present, Stuart Jones has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From January 1990 to January 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters.

Thomas I. Blinten-Director

         From November 1995 to date, Thomas Blinten was a Managing Director and executive management committee member of Nomura Capital Services, Inc., New York, New York, a majority-owned subsidiary of Nomura Securities Company, responsible for interest rate swap and OTC derivative sales and trading. From March 1993 to November 1995, Mr. Blinten was a Principal and management committee member of General Re Financial Products, a wholly-owned subsidiary of General Re Corporation. From July 1990 through March 1993, he was a manager in the Derivative Products department for Kemper Securities Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors established a Compensation Committee and an Audit Committee comprised of outside directors. The Company's bylaws provide that each such committee shall have three or more members, who serve at the pleasure of the Board of Directors.

         The Compensation Committee is responsible for administering incentive grants under the Company's incentive stock option plan (the "Option Plan") and reviewing and making recommendations to the Board of

Directors with respect to the administration of the salaries, bonuses and other compensation of executive officers, including the terms and conditions of their employment, and other compensation matters.

         The Audit Committee is responsible for making recommendations to the Board concerning the engagement of the Company's independent auditors and consulting with independent auditors concerning the audit plan and, thereafter, concerning the auditors' report and management letter.

EXECUTIVE COMPENSATION

         The following table sets forth, for the years ended December 31, 1996 and 1995, the annual and long-term compensation of the Company's highest paid employees ("named executives"). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                                                              -------------
                                                     ANNUAL COMPENSATION                          AWARDS
                                 -----------------------------------------------------------  -------------
                                                                                                SECURITIES
                                                    BASE                        OTHER ANNUAL    UNDERLYING     ALL OTHER
  NAMES AND PRINCIPAL POSITION       YEAR          SALARY          BONUS        COMPENSATION    OPTIONS(#)    COMPENSATION
------------------------------   -------------  -------------  --------------  -------------- -------------  -------------
William D. Winsauer(1)..........     1996          $240,000               0               0         40,000              0
 Chairman of the Board and           1995                 0               0               0              0              0
 Chief Executive Officer
Adrian Katz.....................     1996           150,000               0               0         20,000              0
 Vice Chairman of the Board          1995            18,750               0               0              0         75,742(2)
John S. Winsauer................     1996           120,000               0               0         20,000              0
 Director and Secretary              1995            40,000               0               0              0              0
Charles Pond(3).................     1996           180,000          90,000               0         20,000              0
 President                           1995                 -               -               -              -              -
Robert G. Barfield (4)..........     1996            78,000               0          88,945         15,000              0
 Vice President, Marketing           1995            75,500          32,175               0              0              0
William J. Stahl(5).............     1996           120,000               0               0         25,000              0
 Vice President and Chief            1995            85,000               0               0              0              0
 Financial Officer


------------------
(1) Mr. Winsauer's 1996 base salary is annualized; actual payments were $160,000. Although Mr. Winsauer received no compensation in the fiscal year 1995, he received loans from the Company in the aggregate amount of $132,359.

(2)   Stated value of compensation in the form of stock issuance.

(3) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Pond received an agreed bonus of $90,000 upon completion of the Company's initial public offering.

(4) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Barfield received performance-based commissions of $88,945 in 1996.

(5) Resigned from the Company, effective March 31, 1997, whereupon all options terminated.

         Under the Company's compensation structure for fiscal 1997, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); Adrian Katz ($150,000); John S. Winsauer ($120,000); and Ted Pigott ($96,000 in base salary and $26,000 in bonus).

STOCK OPTIONS

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                  ------------------------------------------------------------------------
                                     NUMBER OF              % OR TOTAL
                                     SECURITIES           OPTIONS GRANTED           EXERCISE                  GRANT DATE
                                     UNDERLYING           TO EMPLOYEES IN            PRICE      EXPIRATION     PRESENT
              NAME                OPTIONS GRANTED           FISCAL 1996            ($/SH)(1)       DATE        VALUE(2)
-------------------------------   ---------------  ----------------------------   -----------  ------------  ------------
William O. Winsauer.............       40,000                  14.1%                $10.50      11/14/2006       $4.88
John S. Winsauer................       20,000                   7.0                  10.50      11/14/2006        4.88
Adrian Katz.....................       20,000                   7.0                  10.50      11/14/2006        4.88
Robert S. Kapito................        3,000                   1.1                  10.50      11/14/2006        4.88
Manuel A. Gonzalez..............        3,000                   1.1                  10.50      11/14/2006        4.88
Stuart A. Jones.................        3,000                   1.1                  10.50      11/14/2006        4.88
Thomas I. Blinten...............        3,000                   1.1                  10.50      11/14/2006        4.88


------------------

(1) The options were granted under the Company's Option Plan on November 14, 1996. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year at the end of each of the three years following the date of grant.

(2)   Extracted from the Notes to the Company's audited financial statements.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Messrs. William Winsauer and Katz have entered into employment agreements with the Company on substantially the following terms:

         William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

         The agreement provides Mr. Winsauer with additional benefits including
(i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance, (iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

         The agreement automatically terminates upon (i) the death of Mr. Winsauer, (ii) disability of Mr. Winsauer which continues for a period of six months, following expiration of such six months, (iii) the termination of Mr. Winsauer "for cause" (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date, provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

         Mr. Winsauer may terminate his employment under the agreement for "good reason," including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

         Other than following a change in control, and upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

         In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

         Adrian Katz. Mr. Katz entered into an employment agreement with the Company dated November 15, 1995. Under the terms of this agreement, Mr. Katz has agreed to serve as Vice Chairman and Chief Operating Officer of the Company for a period of three years and, during such time, to devote his full business time and attention to the business of the Company. The agreement grants Mr. Katz a base salary of $12,500 per full calendar month of service, which amount may be increased from time to time at the sole discretion of the Board. The agreement terminates upon the death of Mr. Katz. In the event of any disability of Mr. Katz which continues for a period of six months, the agreement may be terminated by the Company at the expiration of such six-month period. The agreement automatically terminates upon the discharge of Mr. Katz for cause.

         Mr. Katz has agreed not to disclose certain confidential proprietary information of the Company to unauthorized parties, except as required by law, and to hold such information for the benefit of the Company. The agreement contains standard non-competition covenants whereby Mr. Katz has agreed not to conduct or solicit business with any competitors or clients of the Company within certain restricted geographic areas for a period of two years following the termination of his employment. The restriction also applies to the solicitation of any current or recent employees of the Company. The restricted areas include any territory within a 40-mile radius of an automobile dealership with which the Company has done business during the term of the agreement. Pursuant to the terms of the agreement, Mr. Katz received 568,750 shares of the Company's Common Stock on January 1, 1996, equal to 10% of the Company's outstanding shares of Common Stock following the issuance of such shares to Mr. Katz.

OPTION PLAN

         The Board of Directors of the Company has adopted and the shareholders of the Company has approved, the Company's 1996 Stock Option Plan (the
"Option Plan"), under which stock options may be granted to directors, officers and employees of the Company and its subsidiaries. The Option Plan permits the grant of stock options that qualify as incentive stock options ("ISOs") under
Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options ("NSOs"), which do not so qualify. The Company will authorize and reserve 515,000 shares (8% of the Company's outstanding shares of Common Stock without giving effect to outstanding warrants) for issuance under the Option Plan. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for grant under the Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments shall be made to the number of shares available for grant and to the number of shares and prices under outstanding option grants made before the event.

         The Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the limitations set forth in the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the Option Plan. Subject to the consent of optionees, the Committee has the authority to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

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



         All directors, officers and employees of the Company and its subsidiaries are eligible to receive a grant of a stock option under the Option Plan, as selected by the Committee. The exercise price of shares of Common Stock subject to options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will generally become vested and exercisable over a three-year period in equal annual installments, unless the Committee specifies a different vesting schedule. The maximum term of options granted under the Option Plan is ten years from the date of grant. ISOs granted to any employee who is a 10% shareholder of the Company are subject to special limitations relating to the exercise price and term of the options. The value of Common Stock (determined at the time of grant) that may be subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. All options granted under the Option Plan are nontransferable by the optionee, except upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable. In the case of any other termination of service, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination "for cause" (as defined), in which case all unexercised options will be immediately forfeited. Under the Option Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in Common Stock or a combination of cash and Common Stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

         In the event of a "change in control" of the Company (as defined in the Option Plan) each option will become fully and immediately vested and the optionee may surrender the option and receive, with respect to each share of Common Stock issuable under such option, a payment in cash equal to the excess of the fair market value of the Common Stock at the time of the change in control over the exercise price of the option. However, there will be no acceleration of vesting and cash payment if the change in control is approved by two-thirds of the members of the Board of Directors of the Company and provision is made for the continuation or substitution of the options on equivalent terms.

         The Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the Option Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board may amend the Option Plan at any time.

         The grant of a stock option under the Option Plan will not generally result in taxable income for the optionee, nor in a deductible compensation expense for the Company, at the time of grant. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of an optionee's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and whether such shares were acquired by exercising an ISO or an NSO. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding period has been satisfied.

         The Committee made initial grants of stock options under the Option Plan to certain of the Company's directors, executive officers and other employees to purchase an aggregate of 300,000 shares of Common Stock at a per share exercise price equal to the Offering Price. Under this initial phase of the Option Plan, William O. Winsauer has granted options to purchase a total of 40,000 shares, and John S. Winsauer, Charley A. Pond and Adrian Katz have each been granted options to purchase 20,000 shares. The remaining options to purchase 200,000 shares were granted to other employees and non-employee directors. The employee options become vested and exercisable over a three-year period in equal annual installments beginning on the first anniversary of the grant date. The non-employee director options to purchase 12,000 shares are described below under "Director Compensation." The number of shares of Common Stock that may be subject to options granted in the future under the Option Plan to executive officers and other employees of the Company is not determinable at this time.

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



DIRECTOR COMPENSATION

         In return for their services to the Company, each of the non-employee directors are compensated in the following manner: (i) an annual payment of $5,000 cash; (ii) payment of $500 per meeting of the Board of Directors attended and $500 for each committee meeting attended (plus reimbursement of out-of-pocket expenses); and (iii) an option granted under the Option Plan to purchase 3,000 shares of the Company's Common Stock.

LIMITATION OF DIRECTORS' LIABILITY AND LNDEMNIFICATION MATTERS

         The Company's Articles of Incorporation provide that, pursuant to Texas law, no director of the Company shall be liable to the Company or its shareholders for monetary damages for an act or omission in such director's capacity as a director except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,
(iii) any transaction from which the director derived an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) any act or omission for which the liability of a director is expressly provided for by statute. The effect of this provision in the Articles of Incorporation is to eliminate the right of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provisions will not affect the liability of directors under other laws, such as federal securities laws.

         Under Section 2.02-1 of the Texas Business Corporation Act, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, subject to certain limitations. The Company's Articles of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law.

                              CERTAIN TRANSACTIONS

         The following is a summary of certain transactions to which the Company was or is a party and in which certain executive officers, directors or shareholders of the Company had or have a direct or indirect material interest.

         William O. Winsauer entered into a Secured Working Capital Loan Agreement dated as of July 31, 1995 (the "Sentry Working Capital Line") with Sentry, which provides for a line of credit of up to $2.25 million. Proceeds from the Sentry Working Capital Line were contributed to the Company as paid-in capital. The obligations of Mr. Winsauer under the Sentry Working Capital Line, including all payment obligations, are guaranteed by the Company and its affiliate, ABI, whose sole shareholder is William O. Winsauer, pursuant to a Working Capital Guarantee and Waiver dated as of July 31, 1995. All amounts outstanding under the Sentry Working Capital Line ($1,910,000 at June 30, 1996), and reimbursement of a payment of $89,000 made by the Company to Sentry in April 1996 on behalf of Mr. Winsauer, were paid from the sale of shares by William Winsauer as part of the Offering. Effective September 26, 1996 the Company was released from its guarantee of the shareholder's debt.

         During 1995, the Company made loans to William O. Winsauer and John S. Winsauer in the amount of $132,359 and $21,000, respectively. As of December 31, 1996, the outstanding amounts of these loans increased to $201,000 and $34,000, respectively. Such loans bear no interest and have no repayment terms. As of March 20, 1997, these advances were repaid in full. See Note 12 to Notes to Consolidated Financial Statements.


         Historically, the Company and ABI, which is wholly-owned by William O. Winsauer, have provided services for each other on a regular basis. In this regard, the Company had net advances due from ABI of $192,547 as of June 30, 1997, which funds were utilized by ABI prior to 1996 to cover expenses incurred in connection with the management of ABI's investments in securitization trusts. The Company and ABI entered into a management agreement dated as of January 1, 1996 (the "ABI Management Agreement") which provides for repayment of such advances together with interest at 10% per annum on or before May 31, 1998, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the


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

Company's employees on behalf of ABI. The ABI Management Agreement states that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions; (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) providing advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provides that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the agreement provides for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement amounted to $192,547 at June 30, 1997.

         Since July 1994, ABI has also provided certain administrative services to Intercontinental Brokerage Inc. ("Intercontinental"), an independent insurance broker in connection with Intercontinental's obligations as administrator of pools of finance contracts subject to the Interstate Policy. ABI received fees from Intercontinental totalling approximately $752,000 for the period from July 1994 to March 1997, including with respect to finance contracts as to which the Company has paid administrative fees to Intercontinental. Since March 1997 the Company has elected not to insure finance contracts under the Interstate Policy and ABI will not receive any future fees from Intercontinental with respect to such finance contracts.


                      BENEFICIAL OWNERSHIP OF COMMON SHARES

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 21, 1997 by (i) ach person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                         COMMON STOCK
                                                                        -----------------------------------------------
                                                                             AMOUNT OF
                      NAME AND ADDRESS OF                                    BENEFICIAL                 PERCENTAGE
                       BENEFICIAL OWNER                                      OWNERSHIP                     OWNED
-----------------------------------------------------------------       --------------------        -------------------

William O. Winsauer............................................                3,643,062                       56.6%
         AutoBond Acceptance Corporation
         301 Congress Avenue
         Austin, Texas 78701

John S. Winsauer...............................................                1,225,688                       19.0
         AutoBond Acceptance Corporation
         301 Congress Avenue
         Austin, Texas 78701

Adrian Katz                                                                      568,750                        8.8
         AutoBond Acceptance Corporation
         301 Congress Avenue
         Austin, Texas 78701

Robert S. Kapito...............................................                   16,000                         *
         BlackRock Financial Management, Inc.
         345 Park Avenue
         New York, New York 10154

Manuel A. Gonzalez.............................................                      500                         *
         NorthPoint Pontiac Buick GMC
         22211 Eastex Freeway
         Kingwood, Texas 77339

Thomas I. Blinten..............................................                    5,000                         *
         Nomura Capital Services, Inc.
         2 World Financial Center
         Building B
         New York, New York 10281-1198

Stuart A. Jones................................................                      200                         *
         Stuart A. Jones Finance and Investments
         200 Expressway Tower
         6116 North Central Expressway
         Dallas, Texas 75206
                                                                        --------------------        -------------------
Total (all executive officers and directors as a group)........                5,459,200                       84.4%
                                                                        ====================        ===================



                        DESCRIPTION OF CAPITAL STOCK


         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.

         COMMON STOCK. As of June 30, 1997, there were 6,512,500 shares of Common Stock outstanding. Holders of Common Stock are not entitled to any preemptive rights. The Common Stock is neither redeemable nor convertible into any other securities. All outstanding shares of Common Stock are fully paid and nonassessable. All shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

         Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights.

         In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company.

TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

         PREFERRED STOCK. The Board of Directors, without further shareholder action, is authorized to issue shares of Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the Common Stock. Under certain circumstances, the issuance of a series of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company and could adversely affect the rights of the holders of the Common Stock. As of March 31, 1997 there were no issued and outstanding shares of Preferred Stock and there is no current intention to issue any Preferred Stock.


         CONVERTIBLE NOTES. The Notes are convertible upon the earlier to occur of (i) an event of default on the Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption, into shares of Common Stock of the Company at a price equal to the outstanding principal amount of the Note being converted divided by the lesser of (x) $5.00 (or the price as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five lowest closing bid prices of the Company's Common Stock on the Nasdaq National Market, or such other exchange or market where the Common Stock is then traded during each of the 60 Trading Days immediately preceding the date the Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $2,000,000, which may be converted into 617,165 shares of Common Stock.

WARRANTS

         The Company has outstanding warrants (the "Representative's Warrants") which were issued in favor of The Boston Group, L.P. (the "Representative") in connection with the Company's initial public offering and Warrants with respect to its Common Stock which were issued on June 30, 1997 in connection with the issuance of the Notes.

         The Company agreed to sell to the Representative, for $50, Representative's Warrants to purchase up to 100,000 shares of Common Stock at an exercise price per share equal to 120% of the actual public offering price per share. The Representative's Warrants are exercisable for a period of four years beginning November 1997. The Representative's Warrants may not be sold, transferred, assigned or hypothecated except to the officers or partners of the Representative or, beginning November 1997, to the employees of the Representative. The Representative's Warrants include a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of share with a fair market value equal to the exercise price of the Representative's Warrants.

         The Representative's Warrants provide certain rights with respect to the registration under the Securities Act of up to 100,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the Representative's Warrants may require the Company to file a registration statement under the Securities Act with respect to such shares for a period of four years beginning November 1997. In addition, if the Company registers any of its Common Stock for its own account during the four year period beginning November 1997, the holders of the shares issuable upon exercise of the Representative's Warrants are entitled to include their shares of Common Stock in the registration.

         The Warrants entitle the holders of such Warrants, upon exercise of a Warrant, to purchase from the Company 100,000 shares of its Common Stock
(the "Warrant Shares") at $4.225 per share. The exercise price per share may be adjusted over time due to certain adjustments that are to be made to the number of shares constituting a Warrant Share in the event of Common Stock dividends, stock splits, dilutive issuances of additional Common Stock, consolidation of outstanding Common Stock shares, issuance of additional warrants or other rights, or issuance of securities convertible into Common Stock of the Company. The Company is obligated to register the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of a Registration Rights Agreement between the Company and the Warrant Holders (the "Registration Rights Agreement"). Under the terms of such Registration Rights Agreement, the Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock issuable under the Warrants.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND TEXAS CORPORATION LAW

GENERAL

         The provisions of the Articles of Incorporation, the Bylaws and the Texas Business Corporation Act (the "TBCA") described in this section may affect the rights of the Company's shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION

         Under the TBCA, a corporation's articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the total outstanding shares entitled to vote thereon, unless a different amount, not less than a majority, is specified in the articles of incorporation. The Company's Articles of Incorporation reduces such amount to a majority.

CUMULATIVE VOTING

         Under the TBCA, cumulative voting is available unless prohibited by a corporation's articles of incorporation. The Company's Articles of Incorporation expressly prohibits cumulative voting.

CLASSIFIED BOARD

         The TBCA permits, but does not require, the adoption of a classified board of directors consisting of any number of directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. The TBCA also provides that no classification of directors shall be effective for any corporation if any shareholder has the right to cumulate his vote unless the board of directors consists of nine or more members. The Company has not adopted a classified board of directors.

REMOVAL OF DIRECTORS

         The TBCA provides that if a corporation's articles of incorporation or bylaws so provide, at a meeting of shareholders called for that purpose, any director or the entire board of directors may be removed with or without cause, by the vote of the holders of the portion of shares specified in the corporation's articles of incorporation or bylaws, but not less than a majority of the shares entitled to vote at an election of directors. Neither the Company's Articles of Incorporation nor its Bylaws provide for the removal of directors; under the TBCA removal of directors is permitted by majority with or without cause.

INSPECTION OF BOOKS AND RECORDS

         The TBCA permits any person who shall have been a shareholder for at least six months immediately preceding his demand, or who is the holder of at least 5% of the outstanding stock of the corporation, to examine the books and records of the Company, provided that a written demand setting forth a proper purpose of such examination is made.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

         Under the TBCA a special meeting of shareholders of a corporation may be called by the president, board of directors or shareholders as may be authorized in the articles of incorporation or bylaws of the corporation or by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, unless the articles of incorporation provide for a lesser or greater percentage (but not more than 50%). The Company's Articles of Incorporation do not provide for a lesser or a greater percentage. In addition, the Company's Bylaws provide that such a special meeting may be called by the Chairman of the Board, the Chief Executive Officer, the Secretary or any one of the directors of the Company or by the holders of at least ten percent of all of the Common Stock entitled to vote at such meeting

MERGERS, SALES OF ASSETS AND OTHER TRANSACTIONS

         Under the TBCA, shareholders have the right subject to certain exceptions, to vote on all mergers to which the corporation is a party. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such mergers. Under the Company's Articles of Incorporation, approval of the holders of at least a majority of all outstanding shares entitled to vote is required for a merger. The approval of the shareholders of the surviving corporation in a merger is not required under the Texas law if: (i) the corporation is the sole surviving corporation in the merger, (ii) there is no amendment to the corporation's articles of incorporation; (iii) each shareholder holds the same number of shares after the merger as before with identical designations, preferences, limitations and relative rights; (iv) the voting power of the shares outstanding after the merger plus the voting power of the shares issued in the merger does not exceed the voting power of the shares outstanding prior to the merger by more than 20%;
(v) the number of shares outstanding after the merger plus the shares issued in the merger does not exceed the number of shares outstanding prior to the merger by more than 20%; and (vi) the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

         The Company's Articles of Incorporation further provide that the Company may sell, lease exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, or dissolve, if the shareholders owning a majority or more of all the votes entitled to be cast in the transaction prove the transaction. However, certain of the Company's securitization documents prohibit mergers and sales of substantially all assets.

ACTION WITHOUT A MEETING

         Under the TBCA, any action to be taken by shareholders at a meeting may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing. In addition, a Texas corporation's articles of incorporation may provide that shareholders may take action by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Company's Articles of Incorporation contain such a provision.

DISSENTERS' RIGHTS

         Under the TBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal rights, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchange and sales of substantially all assets of the corporation.

DIVIDENDS AND STOCK REPURCHASES AND REDEMPTIONS

         The TBCA provides that the board of directors of a corporation may authorize, and the corporation may make, distributions subject to any restrictions in its articles of incorporation and the following limitations:

                  (1) A distribution may not be made by a corporation if after giving effect thereto the corporation would be insolvent or the distribution exceeds the surplus of the corporation, provided, however, that if the net assets of a corporation are not less than the amount of the proposed distribution the corporation may make a distribution involving a purchase or redemption if made by the corporation to: (a) eliminate fractional shares; (b) collect or compromise indebtedness owed by or to the corporation; (c) pay dissenting shareholders entitled to payment for their shares under the TBCA; or (d) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

                  (2) The corporation may make a distribution not involving a purchase or redemption of any of its own shares if the corporation is a consuming assets corporation.

PREEMPTIVE RIGHTS

         Under the TBCA, shareholders of a corporation have a preemptive right to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, except to the extent limited or denied by statute or by the articles of incorporation. The Company's Articles of Incorporation expressly deny preemptive rights.

DISSOLUTION

         The TBCA permits, and the Company's Articles of Incorporation allow, that voluntary dissolution may occur upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

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                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION




         The Selling Shareholders are (i) Steven W. Bischoff, in the case of 18,811 of the Shares (0.29% of the Company's total outstanding shares), and
(ii) two institutional investors who will hold the Shares upon conversion of the Notes or exercise of the Warrants. Bischoff acquired his shares pursuant to to warrants, exercisable at $0.53 per share, issued in March 1996. Pursuant to the Note and Warrant Placement, Notes in the principal amount of $1,000,000 and Warrants for 100,000 shares were issued to each of Lion Capital Partners, L.P. and Infinity Emerging Opportunities Limited. If either of these investors converted their Notes and exercised their Warrants as of the date of this prospectus, each would own 408,583 Shares, constituting 5.56% of the Company's outstanding Shares. Additional information regarding the Selling Shareholders referred to above, or any transferees thereof, may be set forth from time to time in prospectus supplements to this Prospectus.

         The Notes are convertible upon the earlier to occur of (i) an event of default on the Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption, into shares of Common Stock of the Company at a price equal to the outstanding principal amount of the Note being converted divided by the lesser of (x) $5.00 (or the price as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five (5) lowest closing bid prices of the Company's Common Stock on the Nasdaq National Market, or such other exchange or market where the Common Stock is then traded during each of the sixty (60) Trading Days immediately preceding the date the Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $2,000,000, which may be converted into 617,165 shares of Common Stock.

         Pursuant to a Registration Rights Agreement dated as of June 30, 1997 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the Note and Warrant Placement, the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier to occur of (i) with respect to the first Registration Statement, six (6) years after the date of this Agreement, (ii) with respect to any subsequent Registration Statement, two
(2) years after the issuance of the Additional Shares covered thereby and (iii) in each case, such time as all of the securities which are the subject of such registration statement cease to be Registrable Securities (such period, in each case, the "Registration Maintenance Period") subject, however, to the right of the Company to suspend effectiveness of the registration statement for not more than 30 consecutive days or an aggregate of 90 days during such Registration Maintenance Period, provided the reference to 30 consecutive days shall be 60 consecutive days in the event the Company has publicly announced a transaction and, in connection therewith, the Company's independent certified public accountants have delivered a certificate to the Holders stating that it is not practicable to prepare and file with the Commission all necessary accounting information associated with such transaction to cause the registration statement to be reinstated during such 30 day period. As of the date of this Prospectus, the Warrants may be converted into 200,000 shares of Common Stock at a price of $4.225/share.

As of the date of this Prospectus, none of the Notes have been converted and none of the Warrants have been exercised. Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the NASDAQ, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out with such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to the Prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be 'underwriters' within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the 'Prospectus Supplement'). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Shareholder, any affiliated purchases and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

     It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares by the Selling Shareholders to the public, other than selling expenses incurred by the Selling Stockholder and registration expenses to the extent that the Company is prohibited from paying for such expenses on behalf of the Selling Shareholders by applicable Blue Sky laws.

         The Common Stock of the Company is traded on Nasdaq under the symbol "ABND."

                                  LEGAL MATTERS


         Certain legal matters with respect to the common stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1994, 1995 and 1996, and the consolidated statements of operations, changes in shareholders' equity, and cash flows, for the period from August 1, 1994 through December 31, 1994 and for the years ended December 31, 1995 and December 31, 1996, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

         In September 1995, in anticipation of the commencement of the Company's securitization program and its status as a public company, the Company's Board of Directors appointed Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. Prior thereto, Mann Frankfort Stein & Lipp (Houston, Texas) ("Mann Frankfort") served as the Company's independent accountants.

         During the Company's fiscal years ended December 31, 1994 and 1995, and the subsequent interim period from January 1, 1996 through the date hereof, there have been no disagreements with Mann Frankfort on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to its satisfaction, would have caused Mann Frankfort to make reference thereto in its report on the financial statements for the period from September 1, 1994 to March 31, 1995. The report of Mann Frankfort on the Company's financial statements for such audit period did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that Mann Frankfort was unable to obtain an independent accountant's report on the internal control procedures of LSE and was unable to apply other auditing procedures regarding certain finance receivables. Accordingly, Mann Frankfort was unable at such time to express an opinion on the Company's financial statements. Following receipt of such information from LSE, Mann Frankfort was subsequently able to issue an unqualified report as of October 6, 1995. Coopers & Lybrand L.L.P. has since conducted an audit of the Company's financial condition and operations for the period covered by the Mann Frankfort audit. From time to time, Mann Frankfort continues to perform various accounting services on behalf of the Company.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit or schedule to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office located at 7 World Trade Center, New York, New York 10048, and at the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish to its shareholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         The Commission maintains a Web site at http://www.sec.gov pursuant to
Item 502(a)(2) under Regulation S-K as recently amended in SEC Release No. 33-7289 (May 9, 1996), wherefrom investors may obtain copies of the registration statement and exhibits.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                  ----

Consolidated Balance Sheets, June 30, 1997 (unaudited)..........................................  F-2

Consolidated Statements of Operations for the Three and Six Month Periods ended
    June 30, 1996 and June 30, 1997 (unaudited).................................................  F-3

Consolidated Statements of Shareholders Equity for the Period From
    December 31, 1996 through June 30, 1997 (unaudited)........................................ . F-4

Consolidated Statements of Cash Flows for the Six Month Periods
    ended June 30, 1996 and June 30, 1997 (unaudited)...........................................  F-5

Notes to Consolidated Financial Statements (unaudited)..........................................  F-6

Report of Independent Accountants...............................................................  F-9

Consolidated Balance Sheets, December 31, 1995 and 1996.........................................  F-10

Consolidated Statements of Operations for the Period From August 1, 1994
    (Inception) to December 31, 1994, and the Years Ended December 31, 1995
    and 1996....................................................................................  F-11

Consolidated Statements of Shareholders' Equity for the Period From
    August 1, 1994 (Inception) to December 31, 1994, and the Years
    Ended December 31, 1995 and 1996............................................................  F-12

Consolidated Statements of Cash Flows for the Period From August 1, 1994
    (Inception) to December 31, 1994, and the Years Ended December 31, 1995
    and 1996....................................................................................  F-13

Notes to Consolidated Financial Statements......................................................  F-14

                            PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                            AUTOBOND ACCEPTANCE CORPORATION
                              CONSOLIDATED BALANCE SHEETS



                                                                DECEMBER 31,   JUNE 30,
                                                                    1996         1997
                                                                --------------------------
                                                                             (UNAUDITED)
                            ASSETS

Cash and cash equivalents                                        $ 4,121,342 $    175,661
Restricted funds                                                   2,981,449   10,483,904
Finance contracts held for sale, net                                 228,429      329,312
Repossessed assets held for sale, net                                152,580      534,263
Class B certificates                                              10,465,294    8,861,463
Interest-only strip receivable                                     4,247,274   10,979,742
Debt issuance cost                                                   997,338      954,579
Trust receivable                                                   2,230,003    3,655,427
Due from affiliate                                                   168,847      192,547
Other assets                                                         683,955    4,261,958
                                                                ==========================
        Total assets                                             $26,276,511  $40,428,856
                                                                ==========================

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Revolving credit facilities                                    $        --  $ 7,000,000
  Notes payable                                                   10,174,633   10,653,293
  Accounts payable and accrued liabilities                         1,474,586    2,829,913
  Bank overdraft                                                          --    1,851,327
  Payable to affiliate                                               265,998      282,822
  Deferred income taxes                                            2,075,553    3,180,632
                                                                --------------------------
    Total liabilities                                             13,990,770   25,797,987
                                                                --------------------------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, no par value; 5,000,000 shares authorized; no shares issued
  Common stock, no par value; 25,000,000 shares authorized,            1,000        1,000
    6,512,500 shares issued and outstanding
  Additional paid-in capital                                       8,617,466    8,617,466
  Deferred compensation                                             (11,422)      (4,568)
  Loans to shareholders                                            (235,071)      (2,323)
  Unrealized appreciation on interest-only strip receivable               --      959,629
  Retained earnings                                                3,913,768    5,059,665
                                                                --------------------------
    Total shareholders' equity                                    12,285,741   14,630,869
                                                                --------------------------

        Total liabilities and shareholders' equity               $26,276,511  $40,428,856
                                                                ==========================

 The accompanying notes are an integral part of the consolidated financial statements.

                            AUTOBOND ACCEPTANCE CORPORATION
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (UNAUDITED)





                                                THREE MONTHS ENDED              SIX MONTHS ENDED
                                                     JUNE 30,                       JUNE 30,
                                           ----------------------------------------------------------
                                              1996              1997          1996           1997
                                           ----------------------------------------------------------
Revenues:
  Interest income .....................   $    665,719    $  1,279,640   $  1,470,351    $  1,793,732
  Gain on sale of finance contracts ...      3,042,641       5,116,397      5,743,986       8,692,144
  Servicing fee income ................        106,284         242,490        277,208         434,402
  Other income (loss) .................          --           (527,701)          --          (520,788)
                                        --------------------------------------------------------------
    Total revenues ....................      3,814,644       6,110,826      7,491,545      10,399,490
                                        --------------------------------------------------------------
Expenses:
  Provision for credit losses .........         48,500            --           63,484            --
  Interest expense ....................        544,497         955,679      1,137,520       1,828,397
  Salaries and benefits ...............      1,056,828       1,732,971      1,846,047       3,272,625
  General and administrative ..........        597,500       1,543,133        884,348       2,759,157
  Other operating expenses ............        202,067         393,675        564,237         782,689
                                        --------------------------------------------------------------
    Total expenses ....................      2,449,392       4,625,458      4,495,636       8,642,868
                                        --------------------------------------------------------------
Income before income taxes and ........      1,365,252       1,485,368      2,995,909       1,756,622
extraordinary loss
Provision for income taxes ............        460,000         518,499      1,020,000         610,725
                                        --------------------------------------------------------------
Income before extraordinary loss ......        905,252         966,869      1,975,909       1,145,897
Extraordinary loss, net of tax benefits
of $50,000                                    (100,000)           --         (100,000)           --
                                        ==============================================================
      Net income ......................   $    805,252    $    966,869   $  1,875,909    $  1,145,897
                                        ==============================================================

Income per common share:
  Income before extraordinary loss ....   $       0.16    $       0.15   $       0.35    $       0.18
  Extraordinary loss ..................           (.02)           --            (0.02)           --
                                        --------------------------------------------------------------
      Net income ......................   $       0.14    $       0.15   $       0.33    $       0.18
                                        ==============================================================
Weighted average shares outstanding ...      5,706,311       6,528,321      5,698,367       6,529,104
                                        ==============================================================

        The accompanying notes are an integral part of the consolidated financial statements.

                            AUTOBOND ACCEPTANCE CORPORATION
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                      (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                                   JUNE 30, 1997
                                                               --------------------

Common stock:
  Balance, December 31, 1996 ..................................    $      1,000
                                                                   ------------
  Balance, June 30, 1997 ......................................           1,000
                                                                   ------------

Additional paid-in capital:
  Balance, December 31, 1996 ..................................       8,617,466
                                                                   ------------
  Balance, June 30, 1997 ......................................       8,617,466
                                                                   ------------

Deferred compensation:
  Balance, December 31, 1996 ..................................         (11,422)
  Amortization of deferred compensation .......................           6,854
                                                                   ------------
  Balance, June 30, 1997 ......................................          (4,568)
                                                                   ------------

Loans to shareholders:
  Balance, December 31, 1996 ..................................        (235,071)
  Net payments received .......................................         232,748
                                                                   ------------
  Balance, June 30, 1997 ......................................          (2,323)
                                                                   ------------

Unrealized appreciation on interest-only strip receivable:
  Balance, December 31, 1996 ..................................            --
  Increase in unrealized appreciation on interest-only strip ..         959,629
  receivable
                                                                   ------------
  Balance, June 30, 1997 ......................................         959,629
                                                                   ------------

Retained earnings:
  Balance, December 31, 1996 ..................................       3,913,768
  Net income ..................................................       1,145,897
                                                                   ------------
  Balance, June 30, 1997 ......................................       5,059,665
                                                                   ------------

Total shareholders' equity ....................................    $ 14,630,869
                                                                   ============

        The accompanying notes are an integral part of the consolidated financial statements.

                         AUTOBOND ACCEPTANCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                     SIX MONTHS ENDED
                                                                          JUNE 30
                                                              -------------------------------
                                                                    1996             1997
                                                              -------------------------------
Cash flows from operating activities:
  Net income ................................................   $  1,875,909    $  1,145,897
  Adjustments to reconcile net income to net cash used in
     operating activities:
   Amortization of finance contract acquisition discount and        (878,557)        (11,472)
   insurance
   Amortization of deferred compensation ....................         25,768           6,584
   Amortization of debt issuance costs ......................        135,571         430,733
   Depreciation and amortization ............................           --            89,727
   Provision for credit losses ..............................         63,484            --
   Deferred income taxes ....................................        970,000         610,725
   Accretion of interest-only strip receivable ..............        (53,910)        102,783
   Unrealized gain on Class B certificates ..................           --            52,862
  Changes in operating assets and liabilities:
   Restricted funds .........................................       (260,307)     (7,502,455)
   Other assets .............................................       (477,892)     (3,667,460)
   Class B certificates .....................................     (3,257,806)      1,550,969
   Interest-only strip receivable ...........................       (674,325)     (5,381,267)
   Accounts payable and accrued liabilities .................       (329,239)      1,355,327
   Due to/due from affiliate ................................       (342,297)         (6,876)
  Purchases of finance contracts ............................    (33,358,304)    (66,945,327)
  Sales of finance contracts ................................     35,842,076      65,573,597
  Repayments of finance contracts ...........................        324,957         809,626
                                                                ----------------------------
     Net cash used in operating activities ..................       (394,872)    (11,786,027)
                                                                ----------------------------
Cash flows from investing activities:
  Advances to AutoBond Receivables Trusts ...................     (1,532,348)     (1,425,424)
  Loan payments from (to) shareholders ......................       (282,675)        232,748
  Disposal proceeds from repossessions ......................        975,662          91,009
                                                                ----------------------------
     Net cash used in investing activities ..................       (839,361)     (1,101,667)
                                                                ----------------------------
Cash flows from financing activities:
  Net borrowings (payments) under revolving credit facilities       (913,129)      7,000,000
  Debt issuance costs .......................................       (259,431)       (387,974)
  Repayments of borrowings under repurchase agreement .......     (1,061,392)           --
  Proceeds from notes payable ...............................      6,734,306       2,041,388
  Payments on notes payable .................................     (3,160,684)     (1,562,728)
  Proceeds from subordinated debt borrowings ................        300,000            --
  Increase in bank overdraft ................................      1,324,784       1,851,327
                                                                ----------------------------
     Net cash provided by financing activities ..............      2,964,454       8,942,013
                                                                ----------------------------
Net increase (decrease) in cash and cash equivalents ........      1,730,221      (3,945,681)
Cash and cash equivalents at beginning of period ............         92,660       4,121,342
                                                                ============================
Cash and cash equivalents at end of period ..................   $  1,822,881    $    175,661
                                                                ============================

         The accompanying notes are an integral part of the consolidated financial statements.



                                     F-5









                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


1. BASIS OF PRESENTATION

        The consolidated financial statements of AutoBond Acceptance Corporation
("the Company") included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Results for interim periods are not necessarily indicative of the results for a full year. For further information, refer to the audited financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 1996 (Number
000-21673).

        Certain data from the prior year has been reclassified to conform to 1997 presentation.


2. EARNINGS PER SHARE

        Earnings per share is calculated using the weighted average number of common shares and common share equivalents outstanding during the year. Fully diluted earnings per share are not presented because the relevant potentially dilutive securities are not significant. Effective May 30, 1996, the Board of Directors of the Company voted to effect a 767.8125-for-1 stock split. All share information and earnings per share calculations for the periods presented in the financial statements herein, and the notes hereto, have been retroactively restated for such stock split.

        The weighted average number of common and common equivalent shares outstanding for the purposes of computing net income per share were 6,528,321 and 6,529,104 for the three months and six months ended June 30, 1997, respectively.


3. FINANCE CONTRACTS HELD FOR SALE

        The following amounts are included in finance contracts held for sale as of:


                                    December 31, 1996  June 30, 1997
                                   ----------------------------------
                                                         (Unaudited)
Unpaid principal balance ...............   $ 266,450    $ 362,933
Prepaid insurance ......................      18,733         --
Contract acquisition discounts..........     (31,554)      (8,421)
Allowance for credit losses.............     (25,200)     (25,200)
                                           ======================
                                           $ 228,429    $ 329,312
                                           ======================

4. INTEREST-ONLY STRIP RECEIVABLE

        The Company adopted Statement of Financial Accounting Standards No. 125 "Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125) as of January 1, 1997. SFAS No. 125 provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value.

        As a result of adopting the statement, the excess servicing receivable previously shown on the consolidated balance sheet as of December 31, 1996 has been reclassified as interest-only strip receivable, and accounted for as an investment security classified as "available for sale" under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Accordingly, any unrealized gain or loss in the fair value is included as a component of equity, net of the income tax effect. Any impairment deemed permanent is recorded as a charge against earnings.

        The fair value of interest-only strip receivable is calculated based upon the present value of the estimated future interest income after considering the effects or estimated prepayments, defaults and delinquencies. The discount rate utilized is based upon assumptions that market participants would use for similar financial instruments subject to prepayments, defaults, collateral value and interest rate risks.

        The changes in the interest-only strip receivable follow:

                         Six Months Ended
                           June 30, 1997
                         ------------------
                            (Unaudited)
Beginning balance               $4,247,274
Unrealized appreciation          1,453,984
Additions                        5,643,627
Accretion                          102,783
Impairment charge                (467,926)
                         ==================
Ending balance                 $10,979,742
                         ==================


        The Company periodically reviews the fair value of the interest-only strip receivable. Changes in the fair value of securities available for sale are recognized as an adjustment to stockholders' equity. This adjustment amounted to a net unrealized gain of $959,629, net of related tax effect of $494,355, on the valuation of the interest-only strip receivable for the six months ended June 30, 1997. Additionally, the Company recorded a charge against earnings for permanent impairment of the interest-only strip receivable, determined on a disaggregated basis, of $467,926 during the six months ended June 30, 1997.


5. REVOLVING CREDIT FACILITIES

        At June 30, 1997, the Company had no outstanding balance on a $10.0 million revolving credit facility (the "Sentry Facility") with Sentry Financial Corporation ("Sentry"), which expires on December 31, 2000. The proceeds from borrowings under the Sentry Facility are used to acquire finance contracts, to pay applicable credit default insurance premiums and to make deposits to a reserve account with Sentry. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance under the Sentry Facility. The Sentry Facility also requires the Company to pay up to 0.62% per quarter on the average unused balance. Interest is payable monthly and accrues at a per annum rate of prime plus 1.75% (10.25% at June 30, 1997).

        The Sentry Facility contains certain conditions and imposes certain requirements, including, among other things, minimum net worth and cash and cash equivalent balances in the reserve accounts. Under the Sentry Facility, the Company incurred interest expense of $241,767 for the six months ended June 30, 1997.

        The Company and its wholly owned subsidiary, AutoBond Funding Corporation II, entered into a $50 million revolving warehouse facility (the "Daiwa Facility") with Daiwa Finance Corporation ("Daiwa") effective as of February 1, 1997. Advances under the Daiwa Facility mature on the earlier of 120 days following the date of the advance or March 31, 1998. The proceeds from the borrowings under the Daiwa Facility are to be used to acquire finance contracts and to make deposits to a reserve account. The Daiwa Facility is collateralized by the finance contracts acquired with the outstanding advances. The Daiwa Facility does not require that the loans funded be covered by default deficiency insurance. Interest is payable upon maturity of the advances and accrues at the lesser of (x) 30 day LIBOR plus 1.15% (6.84% at June 30, 1997) or (y) 11% per annum. The Company also pays a non-utilization fee of .25% per annum on the unused amount of the line of credit. Pursuant to the Daiwa Facility, the Company paid a $243,750 commitment fee. The debt issuance cost is being amortized as interest expense on a straight line basis through March 1998. The Daiwa Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations including, among other things, delinquency and repossession triggers. At June 30, 1997, advances under the Daiwa Facility totaled $7,000,000, in addition to $33,000,000 in advances derecognized pursuant to SFAS No. 125. The Company incurred interest expense of approximately $445,232 during the six months ended June 30, 1997.

        On June 30, 1997, a new warehouse and securitization structure was formed whereupon finance contracts were transferred to a special purpose entity. The special purpose entity issued variable funding warehouse notes which are convertible into term notes at the option of the holder of such notes. The transfer of the finance contracts to the special purpose entity was recognized as a sale under SFAS No. 125.

6. NOTES PAYABLE

        The following amounts are included in notes payable as of:

                           December 31, 1996  June 30, 1997
                           ----------------------------------
                                               (Unaudited)
Notes payable, secured by
   Class B certificates          $10,050,781     $ 8,526,047
Convertible notes payable               --         2,000,000
Other notes payable                  123,852         127,245
                           ==================================
                                 $10,174,633     $10,653,292
                           ==================================


        Pursuant to the an agreement (the "Securities Purchase Agreement") entered into on June 30, 1997, the Company issued by private placement $2,000,000 in aggregate principal amount of senior secured convertible notes ("Convertible Notes"). Interest is payable quarterly at a rate of 18% per annum until maturity on June 30, 2000. If the Company pays down the Convertible Notes in full prior to June 30, 1998, the holders will have no conversion rights. The Convertible Notes, collateralized by the interest-only strip receivables from the Company's first four securitizations, are convertible into shares of common stock of the Company upon the earlier to occur of (i) an event of default on the Convertible Notes and (ii) June 30, 1998, through the close of business on June 30, 2000, subject to prior redemption. The conversion price is equal to the outstanding principal amount of the Convertible Note being converted divided by the lesser of (x) $5.00 (as adjusted by the terms of the Securities Purchase Agreement) and (y) 85% of the average of the five lowest closing bid prices of the Company's common stock on the Nasdaq Stock Market, or such other exchange or market where the common stock is then traded during the 60 trading days immediately preceding the date the Convertible Note is converted or the applicable date of repayment (subject to adjustment under certain circumstances specified in the Securities Purchase Agreement). The Company also paid certain debt issuance costs to the purchaser totaling $25,000, which is being amortized as interest expense on a straight line basis through June 30, 2000.

        Also pursuant to the Securities Purchase Agreement, the Company issued warrants which upon exercise allow the holders to purchase up to 200,000 shares of common stock at $4.225 per share. The warrants are exercisable to the extent the holders thereof purchase up to $10,000,000 of the Company's subordinated asset-backed securities before June 30, 1998.


7. COMMITMENTS AND CONTINGENCIES

        The Company is required to represent and warrant certain matters with respect to the finance contracts sold to the Trusts, which generally duplicate the substance of the representations and warranties made by the dealers in connection with the Company's purchase of the finance contracts. In the event of a breach by the Company of any representation or warranty, the Company is obligated to repurchase the finance contracts from the Trust at a price equal to the remaining principal plus accrued interest. The Company repurchased finance contracts totaling $619,520 from a Trust during the three months ended March 31, 1997. Of the total amount of these finance contracts, $190,320 were purchased from one dealer. Although the Company has requested that this dealer repurchase such contracts, the dealer has refused. The Company has commenced litigation against such dealer.

                        REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
AUTOBOND ACCEPTANCE CORPORATION

    We have audited the accompanying consolidated balance sheets of AutoBond Acceptance Corporation and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from August 1, 1994 (Inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoBond Acceptance Corporation and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the period from August 1, 1994 (Inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.

Austin, Texas
March 26, 1997

                        AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS

                                                                        December 31,
                      ASSETS                                       1995             1996
                      ------                                    -----------       -------
Cash and cash equivalents                                       $    92,660      $ 4,121,342
Restricted cash                                                     360,266          318,515
Cash held in escrow                                               1,322,571        2,662,934
Finance contracts held for sale, net                              3,354,821          228,429
Repossessed assets held for sale, net                               673,746          152,580
Class B Certificates                                              2,834,502       10,465,294
Excess servicing receivable                                         846,526        4,247,274
Debt issuance cost                                                  700,000          997,338
Trust receivable                                                    525,220        2,230,003
Due from affiliate                                                                   168,847
Prepaid expenses and other assets                                   354,208          383,573
Software development costs                                                           300,382
                                                                -----------      -----------
          Total assets                                          $11,064,520      $26,276,511
                                                                ===========      ===========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Revolving credit agreements                                   $ 1,150,421
  Notes payable                                                   2,674,597      $10,174,633
  Repurchase agreement                                            1,061,392
  Accounts payable and accrued liabilities                        1,836,082        1,474,586
  Bank overdraft                                                    861,063
  Payable to affiliate                                              255,597          265,998
  Deferred income taxes                                             199,000        2,075,553
                                                                -----------      -----------
         Total liabilities                                        8,038,152       13,990,770
                                                                -----------      -----------

Commitments and contingencies

Shareholders' equity:

  Preferred stock, no par value; 5,000,000
   shares authorized; no shares issued
  Common stock, no par value; 25,000,000
   shares authorized; 5,118,753 and
   6,512,500 shares issued and outstanding                            1,000            1,000
  Additional paid-in capital                                      2,912,603        8,617,466
  Deferred compensation                                             (62,758)         (11,422)
  Loans to shareholders                                            (153,359)        (235,071)
  Retained earnings                                                 328,882        3,913,768
                                                                -----------      -----------
          Total shareholders' equity                              3,026,368       12,285,741
                                                                -----------      -----------

          Total liabilities and shareholders'
           equity                                               $11,064,520      $26,276,511
                                                                ===========      ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Period From
                                              August 1, 1994
                                               (Inception)
                                                 Through                  Year Ended
                                               December 31,              December 31,
                                                   1994              1995              1996
                                              --------------     ------------         -------
Revenues:
  Interest income                               $   38,197       $ 2,880,961           $ 2,519,612
  Interest expense                                 (19,196)       (2,099,867)           (2,382,818)
                                                ----------       -----------           -----------
          Net interest income                       19,001           781,094               136,794
  Gain on sale of finance contracts                                4,085,952            12,820,700
  Servicing fee income                                                                     657,950
  Unrealized gain on Class B
   Certificates                                                                            388,278
                                                 ---------       -----------           -----------
          Total revenues                            19,001         4,867,046            14,003,722
                                                 ---------       -----------           -----------

Expenses:
  Provision for credit losses                       45,000            48,702               412,387
  Salaries and benefits                            225,351         1,320,100             4,529,006
  General and administrative                       244,974         1,462,740             2,331,246
  Other operating expenses                          48,281           963,017             1,119,644
                                                 ---------       -----------           -----------
          Total expenses                           563,606         3,794,559             8,392,283
                                                 ---------       -----------           -----------

Income (loss) before income taxes
 and extraordinary item                           (544,605)        1,072,487             5,611,439
Provision for income taxes                                           199,000             1,926,553
                                                 ---------       -----------           -----------

Income (loss) before extraordinary
 item                                             (544,605)          873,487             3,684,886
Extraordinary loss, net of tax
 benefit of $50,000                                                                       (100,000)
                                                 ---------       -----------           -----------
          Net income (loss)                      $(544,605)      $   873,487           $ 3,584,886
                                                 =========       ===========           ===========
Income (loss) per common share:
  Income (loss) before extraordinary
   item                                        $     (0.11)      $      0.17           $      0.64
  Extraordinary loss                                                                         (0.02)
                                               -----------       -----------           -----------
          Net income (loss)                    $     (0.11)      $      0.17           $      0.62
                                               ===========       ===========           ===========
Weighted average shares outstanding              5,118,753         5,190,159             5,811,377
                                               ===========       ===========           ===========





               The accompanying notes are an integral part of the
                       consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                Additional
                                        Common Stock              Paid-In      Deferred       Loans To      Retained
                                    Shares          Amount        Capital    Compensation   Shareholders    Earnings      Total
                                  ----------        -------    -----------   ------------   ------------   -----------   --------
Capital contributions at
 inception                         5,118,753    $     1,000    $   451,000                                              $   452,000

Loans to shareholders                                                                       $   (16,000)                    (16,000)

Net loss                                                                                                   $  (544,605)    (544,605)
                                 -----------    -----------    -----------   -----------    -----------    -----------   -----------

Balance, December 31, 1994         5,118,753          1,000        451,000                      (16,000)      (544,605)    (108,605)

Capital contributions                                            2,323,103                                                2,323,103

Loans to shareholders                                                                          (137,359)                   (137,359)

Deferred compensation pursuant
 to employee contract                                             138,500     $ (138,500)

Amortization of deferred
 compensation                                                                     75,742                                     75,742

Net income                                                                                                     873,487      873,487
                                 -----------    -----------   -----------   -----------     -----------    -----------    ----------
Balance, December 31, 1995         5,118,753          1,000     2,912,603       (62,758)       (153,359)       328,882    3,026,368

Stock issued pursuant to
 employee contract                   568,747

Loans to shareholders                                                                           (81,712)                    (81,712)

Amortization of deferred
 compensation                                                                    51,336                                      51,336

Issuance of common stock in
 public offering                     825,000                    5,704,863                                                 5,704,863

Net income                                                                                                   3,584,886    3,584,886
                                 -----------    -----------    -----------   -----------    -----------    -----------   -----------
Balance, December 31, 1996         6,512,500    $     1,000   $ 8,617,466   $   (11,422)    $  (235,071)   $ 3,913,768  $12,285,741
                                 ===========    ===========    ===========   ===========    ===========    ===========   ===========


                  The accompanying  notes are an integral part of the
                         consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Period From
                                                                            August 1, 1994
                                                                             (Inception)
                                                                               Through                       Year Ended
                                                                             December 31,                    December 31,
                                                                                1994                  1995                  1996
                                                                           ---------------           ------                ------
Cash flows from operating activities:
  Net income (loss)                                                          $   (544,605)        $    873,487         $  3,584,886
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Amortization of finance contract acquisition
     discount and insurance                                                        (4,513)            (795,579)            (358,949)
    Amortization of deferred compensation                                                               75,742               51,336
    Amortization of debt issuance costs                                                                                     497,496
    Provision for credit losses                                                    45,000               48,702              412,387
    Deferred income taxes                                                                              199,000            1,876,553
    Accretion of excess servicing receivable                                                                               (154,029)
    Unrealized gain on Class B Certificates                                                                                (388,278)
    Changes in operating assets and liabilities:
      Restricted cash                                                            (138,176)            (222,090)              41,751
      Cash held in escrow                                                                           (1,322,571)          (1,340,363)
      Prepaid expenses and other assets                                                               (354,208)            (329,747)
      Class B Certificates                                                                          (2,834,502)          (7,242,514)
      Excess servicing receivable                                                                     (846,526)          (3,246,719)
      Accounts payable and accrued liabilities                                     25,636            1,110,446             (361,496)
      Due to/due from affiliate                                                   504,534             (248,937)            (158,446)
  Purchases of finance contracts                                               (2,453,604)         (31,200,131)         (83,672,335)
  Sales of finance contracts                                                                        27,399,543           85,014,394
  Repayments of finance contracts                                                  51,638            2,660,018            1,605,461
                                                                             ------------         ------------         ------------
           Net cash used in operating activities                               (2,514,090)          (5,457,606)          (4,168,612)
                                                                             ------------         ------------         ------------
Cash flows from investing activities:
  Advances to AutoBond Receivables Trusts                                                             (525,220)          (1,704,783)
  Loans to shareholders                                                           (16,000)            (137,359)             (81,712)
  Disposal proceeds from repossessions                                                                 220,359              646,600
                                                                             ------------         ------------         ------------
          Net cash used in investing activities                                   (16,000)            (442,220)          (1,139,895)
                                                                             ------------         ------------         ------------

Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
   agreements                                                                   2,054,776             (904,355)          (1,150,421)
  Debt issuance costs                                                                                                      (794,834)
  Proceeds (repayments) from borrowings under repurchase
   agreement                                                                                         1,061,392           (1,061,392)
  Proceeds from notes payable                                                                        2,674,597           12,575,248
  Payments on notes payable                                                                                              (5,075,212)
  Shareholder contributions                                                       452,000            2,323,103
  Increase (decrease) in bank overdraft                                            23,314              837,749             (861,063)
  Proceeds from public offering of common stock, net                                                                      5,704,863
                                                                             ------------         ------------         ------------
          Net cash provided by financing activities                             2,530,090            5,992,486            9,337,189
                                                                             ------------         ------------         ------------

Net increase in cash and cash equivalents                                             -0-               92,660            4,028,682
Cash and cash equivalents at beginning of period                                      -0-                  -0-               92,660
                                                                             ------------         ------------         ------------

Cash and cash equivalents at end of period                                       $    -0-         $     92,660         $  4,121,342
                                                                             ============         ============         ============
Non-cash investing and financing activities:
  Accrual of debt issuance cost                                                  $                $    700,000         $
                                                                             ===========          ============         ============
  Repossession of automobiles                                                    $                $    849,756         $    291,086
                                                                             ===========          ============         ============
  Deferred compensation                                                          $                $    138,500         $
                                                                             ===========          ============         ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        NATURE OF BUSINESS

        AutoBond Acceptance Corporation (AAC) was incorporated in June 1993 and commenced operations August 1, 1994. AAC and its wholly-owned subsidiaries, AutoBond Funding Corp I (ABF I), AutoBond Funding Corp II (ABF II), and AutoBond Funding Corp III (ABF III) (collectively, the Company), engage primarily in the business of acquiring, securitizing and servicing automobile installment sale contracts originated by franchised automobile dealers (the Contracts). The Company specializes in Contracts to consumers who generally have limited access to traditional financing, such as that provided by commercial banks or captive finance companies of automobile manufacturers. The Company purchases Contracts directly from automobile dealers or from other originators, with the intent to resell them to institution investors in securitization structures.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of AAC and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform with the current year's presentation.

        PERVASIVENESS OF ESTIMATES

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS

        The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

        RESTRICTED CASH

        In accordance with the Company's revolving credit facilities, the Company is required to maintain a cash reserve with its lenders of 1% to 6% of the proceeds received from the lender for the origination of the Finance Contracts. Access to these funds is restricted by the lender; however, such funds may be released in part upon the occurrence of certain events including payoffs of Finance Contracts.

        CASH HELD IN ESCROW

        Upon closing of a securitization transaction, certain funds due to the various parties, including the Company and its warehouse lenders, frequently remain in escrow pending disbursement by the Trustee one to eleven days subsequent to closing.

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         Continued:

        TRUST RECEIVABLE

        At the time a securitization closes, the Company is required to establish a cash reserve within the trust for future credit losses. Additionally, depending on each securitization structure, a portion of the Company's future servicing cash flow is required to be deposited as additional reserves for credit losses. The December 1995, March 1996, June 1996, September 1996 and December 1996 securitization transactions resulted in initial cash reserves of approximately $525,000, $331,000, $357,000, $446,000, and $500,000, respectively, which approximates 2% of the Finance Contracts sold to the respective trusts. The trust reserves are increased monthly from excess cash flows until such time as they attain a level of 6% of the outstanding principal balance.

        FINANCE CONTRACTS HELD FOR SALE

        Finance Contracts held for sale are stated at the lower of aggregated amortized cost, or market value. Market value is determined based on the estimated value of the Finance Contracts if securitized and sold.

        The Company generally acquires Finance Contracts at a discount, and has purchased loss default and vender single interest physical damage insurance on the Finance Contracts. The purchase discount and insurance are amortized as an adjustment to the related Finance Contract's yield and operating expense, respectively, utilizing the same basis as that used to record income on the Finance Contracts, over the contractual life of the related loans. At the time of sale, any remaining unamortized amounts are netted against the Finance Contract's principal amounts outstanding to determine the resultant gain or loss on sale.

        Allowance for credit losses on the Finance Contracts is based on the Company's historical default rate, the liquidation value of the underlying collateral in the existing portfolio, estimates of repossession costs and probable recoveries from insurance proceeds. The allowance is increased by provisions for estimated future credit losses which are charged against income. The allowance account is reduced for direct charge-offs using the specific identification method, and for estimated losses upon repossession of automobiles which is netted against the related Finance Contracts and transferred to Repossessed assets held for sale.

        IMPAIRMENT OF LONG-LIVED ASSETS

        In the event that facts and circumstances indicate that the cost of long-lived assets other than financial instruments, excess servicing receivables and deferred tax assets may be impaired, an evaluation of recoverability would be performed. If an evaluation of impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. No such write-downs were recorded in 1995 or 1996.

        REPOSSESSED ASSETS HELD FOR SALE

        Automobiles repossessed and held for sale are initially recorded at the recorded investment in the Finance Contracts on the date of repossession less an allowance. This value approximates the expected cash proceeds from the sale of the assets and applicable insurance payments, net of all disposition costs. Due to the relatively short time period between acquisition and disposal of the assets, discounting of the expected net cash proceeds to determine fair value is not utilized.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         Continued:

        REPOSSESSED ASSETS HELD FOR SALE, Continued

        Subsequent impairment reviews are performed quarterly on a disaggregated basis. A valuation allowance is established if the carrying amount is greater than the fair value of the assets. Subsequent increases and decreases in fair value result in adjustment of the valuation allowance which is recorded in earnings during the period of adjustment. Adjustments for subsequent increases in fair value are limited to the existing valuation allowance amount, if any. During each of the periods presented, no valuation allowance was established. An adjustment of approximately $300,000 was made in the fourth quarter of 1996 to adjust for the differences between actual proceeds from sale to the carrying amounts recorded for repossessed assets, some portion of which may relate to prior quarters.

        CLASS B CERTIFICATES

        Pursuant to the securitization transactions, the related Trusts have issued Class B Certificates to the Company which are subordinate to the Class A Certificates and senior to the excess servicing receivable with respect to cash distributions from the Trust. The Company accounts for the Class B Certificates as trading securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires fair value accounting for these certificates with the resultant unrealized gain or loss recorded in the statements of operations in the period of the change in fair value. The company determines fair value on a disaggregated basis utilizing quotes from outside dealers who utilize discounted cash flow analyses similar to that described below for determining market value of the excess servicing receivable, as well as other unique characteristics such as the remaining principal balance in relation to estimated future cash flows and the expected remaining terms of the certificates. Estimated transaction costs associated with a sale of the Class B Certificates are not deducted from the fair value determination. During 1996, an unrealized gain of $388,278 was recognized on the Class B Certificates. During 1996, the Company's Class B Certificate from their 1995 securitization was upgraded by Fitch Investors Service from BB to BB+. The Class B Certificates accrue interest at 15%.

        EXCESS SERVICING RECEIVABLE

        Excess servicing receivable includes the estimated present value of future net cash flows from securitized receivables over the amounts due to the Class A and Class B Certificate holders in the securitization and certain expenses paid by the entity established in connection with the securitization transaction. The Finance Contracts sold in conjunction with the securitization transactions are treated as sale transactions in accordance with SFAS No. 77, 'Reporting by Transferors for Transfers of Receivables with Recourse.' Gain or loss is recognized on the date the Company surrenders its control of the future economic benefits relating to the receivables and the investor has placed its cash in the securitization trust. Accordingly, all outstanding debt related to the Finance Contracts sold to the securitization trust is deemed to be simultaneously extinguished. The Company sells 100% of the Finance Contracts and retains a participation in the future cash flows released by the securitization Trustee. The Company also retains the servicing rights, and contracts with third parties to perform certain aspects of the servicing function.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         Continued

        EXCESS SERVICING RECEIVABLE, Continued

        The discount rate utilized to determine the excess servicing receivable is based on assumptions that market participants would use for similar financial instruments subject to prepayment, default, collateral value and interest rate risks. The future net cash flows are estimated based on many factors including contractual principal and interest to be received, as adjusted for expected prepayments, defaults, collateral sales proceeds, insurance proceeds, payments to investors on the pass-through securities, servicing fees and other costs associated with the securitization transaction and related loans. The gain from securitization transactions include the excess servicing receivable and Class B Certificates plus the difference between net proceeds received on the transaction date and the net carrying value of Finance Contracts held for sale.

        The carrying value of the excess servicing receivable is amortized in proportion to and over the period of estimated net future excess servicing fee income, for which the amortization is recorded as a charge against servicing fee income. The excess servicing receivable is reviewed to determine if the present value of the estimated remaining future excess servicing fee income is less than the carrying amount using the discount factor applied in the original determination of the excess servicing receivable. The Company does not increase the carrying value of the excess servicing receivable for favorable variances from original estimates, but to the extent that actual results exceed the Company's prepayment or loss estimates, any required decrease adjustment is reflected as a write down of the receivable and a related charge against current period earnings. Write downs of excess servicing receivables due to modification of future estimates as a result of the impairment review are determined on a disaggregated basis consistent with the risk characteristics of the underlying loans consisting principally of origination date and originating dealership. There were no adjustments for impairment to the carrying value of the excess servicing receivable during 1995 or 1996.

        The receipt of the servicing fee income related to the excess servicing asset is subordinate to the Class A and Class B Certificates. As a result, the Company recognizes income for the accretion of the discount associated with the present value effect on the carrying value of the excess servicing asset. Such accretion amounted to approximately $154,000 in 1996.

        The value of the excess servicing reflects management's estimate of the net future servicing income on the finance contracts held in each securitization trust. Such estimate is affected by assumptions such as repossession rates, uninsured loss amounts, delinquencies, prepayment rates and timing of cash receipts. If actual results are significantly different than those assumptions presumed by management in such a manner as to reduce the amount of excess spread cash flows available than originally estimated, the excess servicing asset will be impaired. Given the valuation of the excess servicing asset is affected by a significant number of assumptions and that changes in such assumptions affect the amount of cash flows available to the Company, it is at least reasonably possible that decreases to the value of the excess servicing receivable will occur in the near term and that the decreases could materially affect the amounts reported in the income statement.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         Continued

        SOFTWARE DEVELOPMENT COSTS

        Software development costs recorded include external costs incurred to modify the related software from a state of technical feasibility to its operational form and will be amortized over 5 years, which is its estimated useful life. No amortization was recorded in 1996, as the software was not available for use during 1996.

        DEBT ISSUANCE COSTS

        The costs related to the issuance of debt are capitalized and amortized in interest expense over the lives of the related debt.

        Debt issuance costs related to the issuance of notes payable collateralized by Class B Certificates, are amortized on a dissaggregated basis over the term of the related note using the interest method. Debt issuance costs related to warehouse credit facilities are amortized using the straight-line method.

        INCOME TAXES

        The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the year in deferred tax assets and liabilities. The Company files a consolidated federal income tax return.

        EXTRAORDINARY ITEM

        The extraordinary loss recorded in 1996 relates to a $150,000 prepayment fee on a $2,684,000 term loan that was repaid during 1996. The term loan carried a stated interest rate of 20% (see Note 6).

        EARNINGS PER SHARE

        Earnings per share is calculated using the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents of 71,406 and 19,489 were used in the calculation of earnings per share in 1995 and 1996, respectively. Fully diluted earnings per share are not presented because the relevant stock options and warrants are not significant. There were no common share equivalents in 1994. Effective May 30, 1996, the Board of Directors of the Company voted to effect a 767.8125-for-1 stock split. All share information and earnings per share calculations for the periods presented in the financial statements herein, and the notes hereto, have been retroactively restated for such stock split.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

1.      NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
         Continued

        INTEREST INCOME

        Generally, interest income on Finance Contracts acquired prior to December 31, 1995 is determined on a monthly basis using the Rule of 78s method which approximates the simple interest method. Subsequent to December 31, 1995, the Company generally uses the simple interest method to determine interest income on Finance Contracts acquired. The Company discontinues accrual of interest on loans past due for more than 90 days. The Company accrues interest income on the Class B Certificates monthly at 15% using the interest method.

        CONCENTRATION OF CREDIT RISK

        The Company generally acquires Finance Contracts from a network of automobile dealers located in thirty-six states, including among others Texas, Arizona, Oklahoma, New Mexico, Connecticut, Georgia and Utah. For the years ended December 31, 1995 and 1996, the Company had a significant concentration of Finance Contracts with borrowers in Texas, which approximated 91% and 63.7% of total Finance Contracts, respectively. For the years ended December 31, 1995 and 1996, one dealer accounted for 8.8% and 8.9%, respectively, of the Finance Contracts purchased by the Company. No other dealer accounted for more than 10% of the Finance Contracts purchased.

2.      RECENT ACCOUNTING PRONOUNCEMENTS:

        In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement is effective for transfers of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively.

        In February  1997,  the  Financial  Accounting  Standards  Board  issued
        Statement of Financial Accounting Standards No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share. The Company believes the implementation of SFAS No. 128 will not have an effect on earnings per share calculation.

3.      FINANCE CONTRACTS HELD FOR SALE:

        The following amounts are included in Finance Contracts held for sale as of:

                                                                             December 31,
                                                                       1995             1996
                                                                       ----             ----
        Principal balance of Finance Contracts
         held for sale                                              $3,539,195      $  266,450
        Prepaid insurance                                              260,155          18,733
        Contract acquisition discounts                                (350,827)        (31,554)
        Allowance for credit losses                                    (93,702)        (25,200)
                                                                    ----------      ----------
                                                                    $3,354,821      $  228,429
                                                                    ==========      ==========

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

4.      EXCESS SERVICING RECEIVABLE AND SECURITIZATIONS:

        The Company has completed the following securitization transactions (rounded to thousands):

                                                             December        March           June        September       December
                                                               1995           1996           1996           1996           1996
                                                           -----------    -----------    -----------    -----------    -----------
        Principal of loans sold                            $26,200,000    $16,500,000    $17,800,000    $22,300,000    $25,000,000

        A Certificate                                       26,200,000     16,500,000     17,800,000     22,300,000     25,000,000

        A Certificate rate                                        7.23%          7.15%          7.73%          7.45%          7.37%

        B Certificate                                      $ 2,800,000    $ 2,000,000    $ 2,000,000    $ 2,400,000    $ 2,800,000

        B Certificate rate                                          15%            15%            15%            15%            15%

        Excess servicing asset                             $   846,000    $   597,000    $   650,000    $ 1,000,000    $ 1,000,000

        Gain on sale                                         4,100,000      2,800,000      2,900,000      3,320,000      3,800,000

        The changes in the excess servicing asset are as follows:

        Balance, January 1, 1996                                    $   846,526
        Additions from securitization transactions                    3,246,719
        Accretion of discount                                           154,029
                                                                    -----------
        Balance, December 31, 1996                                  $ 4,247,274
                                                                    ===========

        The Company is required to represent and warrant certain matters with respect to the Finance Contracts sold to the Trusts, which generally duplicate the substance of the representations and warranties made by the dealers in connection with the Company's purchase of the Finance Contracts. In the event of a breach by the Company of any representation or warranty, the Company is obligated to repurchase the Finance Contracts from the Trust at a price equal to the remaining principal plus accrued interest. The Company has not recorded any liability and has not been obligated to purchase Finance Contracts under the recourse provisions during any of the reporting periods, however, the Company repurchased loans with principal balances of $420,000 in total from a Trust in February 1997. The Company expects that it will recover, under dealer representations and warranty provisions, the amounts due on the repurchased loans from the dealership who sold the Company the loans.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

5.      REVOLVING CREDIT AGREEMENTS:

        Effective August 1, 1994, the Company entered into a Secured Revolving Credit Agreement with Sentry Financial Corporation ('Sentry') which was amended and restated on July 31, 1995. The amended agreement ('Revolving Credit Agreement') provides for a $10,000,000 warehouse line of credit which terminates December 31, 2000, unless terminated earlier by the Company or Sentry upon meeting certain defined conditions. The proceeds of the Revolving Credit Agreement are to be used to originate and acquire Finance Contracts, to pay for loss default insurance premiums, to make deposits to a reserve account with Sentry, and to pay for fees associated with the origination of Finance Contracts. The Revolving Credit Agreement is collateralized by the Finance Contracts acquired with the outstanding borrowings. Interest is payable monthly and accrues at a rate of prime plus 1.75% (10.25% and 10% at December 31, 1995 and 1996, respectively). The Revolving Credit Agreement contains certain restrictive covenants, including requirements to maintain a certain minimum net worth, and cash and cash equivalent balances. Under the Revolving Credit Agreement, the Company paid interest of $411,915 and $220,674 for the years ended December 31, 1995 and 1996, respectively. Pursuant to the Revolving Credit Agreement, the Company is required to pay a $700,000 warehouse facility fee payable upon the successful securitization of Finance Contracts. The $700,000 was payable in varying amounts after each of the first three securitizations. The Company accrued the $700,000 debt issuance cost upon the first securitization in December 1995, the date the Company determined the liability to be probable in accordance with SFAS No. 5. The $700,000 debt issuance cost is being amortized as interest expense on a straight line basis through December 31, 2000, the termination date of the Revolving Credit Agreement. The Company pays a utilization fee of up to 0.21% per month on the average outstanding balance of the Revolving Credit Agreement. The Revolving Credit Agreement also requires the Company to pay up to 0.62% per quarter on the average unused balance. At December 31, 1996, $10,000,000 was available for borrowings under the credit line as there were no amounts outstanding at that date.

        Effective June 16, 1995, the Company entered into a $25,000,000 Credit Agreement with Nomura Asset Capital Corporation ('Nomura') which allowed for advances to the Company through June 2000 with all outstanding amounts to mature June 2005. Advances outstanding under the facility accrued interest at the three month LIBOR rate plus 6.75% which approximated 12.59% at December 31, 1995. The warehouse facility allowed Nomura to terminate the agreement upon 120 days notice. On October 6, 1995, the Company received notice of Nomura's intent to terminate, and all outstanding advance amounts together with accrued interest were paid by the Company prior to March 31, 1996. No advances under the Nomura credit facility were outstanding at December 31, 1996.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

5.      REVOLVING CREDIT AGREEMENTS, Continued:

        Effective May 21, 1996 the Company, through its wholly-owned subsidiary AutoBond Funding Corporation II, entered into a $20 million revolving warehouse facility (the 'Revolving Warehouse Facility'), with Peoples Security Life Insurance Company (an affiliate of Providian Capital Management), which expired December 15, 1996. The proceeds from the borrowings under the Revolving Warehouse Facility were used to acquire Finance Contracts, to pay credit default insurance premiums and to make deposits to a reserve account. Interest was payable monthly at a per annum rate of LIBOR plus 2.60%. The Revolving Warehouse Facility also required the Company to pay a monthly fee on the average unused balance of 0.25% per annum. The Revolving Warehouse Facility was collateralized by the Finance Contracts acquired with the outstanding borrowings. The Revolving Warehouse Facility contains certain covenants and representations similar to those in the agreements governing the Company's existing securitizations. No advances under the Revolving Warehouse Facility were outstanding at December 31, 1996.

        The interest rate on borrowings under revolving credit agreements ranged from 8% to 10% for the year ended December 31, 1996.

6.      NOTES PAYABLE:

        Pursuant to the securitization completed in December 1995, the Company entered into a term loan agreement with a finance company to borrow approximately $2,684,000. The loan was collateralized by the Company's Class B Certificates from its 1995 securitization as well as the excess servicing receivable from the cash flows of the related Trust (see Note
        4). The loan accrued interest at 20% per annum payable monthly and principal payments were made based on principal payments received on the Class B Certificates.

        Effective April 8, 1996, the outstanding balance of $2,585,757 was refinanced through a non-recourse term loan entered into with a new finance company. The term loan is collateralized by the Company's Class B Certificates, and matures April 8, 2002. The term loan bears interest at 15% per annum payable monthly. Principal and interest payments on the term loan are paid directly by the Trustee to the finance company and are based on payments required to be made to the Class B Certificate holders pursuant to the Trust. The Company can prepay the term loan in whole or part at any time if the holder seeks to transfer such loan to a third party.

        Effective March 28, 1996, the Company obtained another non-recourse term loan in the amount of $2,059,214 from an institutional investor under similar terms as described in the preceding paragraph. The loan is collateralized by the Class B Certificates issued to the Company pursuant to the March 29, 1996 securitization transaction. The Company may prepay the loan in whole or in part at any time subsequent to March 28, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date of the loan is the earlier of March 28, 2002 or the date that all outstanding principal and accrued interest has been paid by the Trustee or the Company.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

6.      NOTES PAYABLE, Continued:

        Effective June 27, 1996, the Company obtained a third non-recourse term loan in the amount of $2,066,410 from an institutional investor under similar terms as described in the preceding two paragraphs. The loan is collateralized by the Class B Certificates issued to the Company pursuant to the June 27, 1996 securitization transaction. The Company may prepay the loan in whole or in part at any time subsequent to June 27, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date of the loan is the earlier of June 26, 2002 or the date that all outstanding principal and accrued interest has been paid by the Trustee or the Company.

        Effective September 30, 1996 and December 27, 1996, the Company obtained non-recourse term loans for $2,403,027 and $2,802,891, respectively, from institutional investors under similar terms as described above. The loans are collateralized by the Class B Certificates issued to the Company pursuant to the September 30, 1996 and December 27, 1996 securitization transactions. The Company may prepay the loans in whole or in part at any time subsequent to September 30, 1997, or any time after receiving notice by the investor of its intent to transfer the loan to a third party. The maturity date for the loans is September 30, 2002 and December 31, 2002, respectively.

        During July 1996, a private investment management company entered into a commitment agreement to provide the Company financing collateralized by the senior excess spread interests to be created in the Company's next five proposed securitization transactions. Timing and amount of payments of interest and principal on the loans will correspond to distributions from the securitization trusts on the Class B Certificates. The interest rate on such loans will be 15% per annum, payable monthly and the borrowings will include a 3% origination fee. The commitment is subject to the Company's ability to continue meeting several provisions, including: (1) similarly structured securitization transactions; (2) the absence of rating downgrades and defaults from previous securitization; and (3) satisfactory performance reports.

7.      REPURCHASE AGREEMENT:

        On December 20, 1995, the Company entered into an agreement to sell certain Finance Contracts totaling $1,061,392 to a finance company, and repurchase such Finance Contracts in January 1996 for an amount equal to the remaining unpaid principal balance plus interest accruing at an annual rate of 19%.

        The Company repurchased such Finance Contracts during January 1996 in accordance with the terms of the agreement.

8.      INITIAL PUBLIC OFFERING:

        On November 14, 1996, the Company and Selling Shareholders sold 750,000 and 250,000, respectively, of shares of common stock in an initial public offering at a price of $10 per share. The net proceeds from the issuance and sale of common stock amounted to approximately $5,000,000 after deducting underwriter discounts and issuer expenses. Portions of the net proceeds were used (i) to prepay outstanding subordinated debt of approximately $300,000 plus accrued interest, (ii) to repay advances under Revolving Credit Facilities, and (iii) for general corporate and working capital purposes.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

8.      INITIAL PUBLIC OFFERING, Continued:

        The underwriters of the Company's initial public offering purchased an additional 75,000 shares of the Company's common stock at $10 per share by exercising half of their over-allotment option. The net proceeds from the issuance and sale of these shares amounted to approximately $700,000 after deducting underwriter's discounts.

9.      INCOME TAXES:

        The provision for income taxes for 1996 consists of a deferred tax provision of $1,926,553 and no current liability. The provision for income taxes for 1995 consists of a deferred tax provision of $199,000 and no current liability. Due to net losses incurred from inception through December 31, 1994, the Company has no provision in 1994. The reconciliation between the provision for income taxes and the amounts that would result from applying the Federal statutory rate is as follows:

                                               Period From
                                              August 1, 1994
                                               (Inception)              Year Ended
                                               December 31,            December 31,
                                                   1994           1995             1996
                                              --------------  ------------       --------
Federal tax at statutory rate
 of 34%                                        $  (185,166)   $   364,646    $ 1,907,889
Nondeductible expenses                               2,166         17,354         18,664
Change in valuation allowance                      183,000       (183,000)          --
                                               -----------    -----------    -----------
     Provision for income taxes                $      --      $   199,000    $ 1,926,553
                                               ===========    ===========    ===========


Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes Significant components of the Company's net deferred tax liability are as follows:


                                                         December 31,
                                                     1995             1996
                                                  -----------    -----------
Deferred Tax Assets:
  Allowance for credit losses                     $    31,859    $    16,728
  Costs related to securitizations                     19,664        491,935
  Other                                               106,424          3,883
  Net operating loss carryforwards                  1,032,396      2,792,067
                                                  -----------    -----------
          Gross deferred tax assets                 1,190,343      3,304,613
                                                  -----------    -----------
Deferred Tax Liabilities:
  Gain on securitization                            1,389,343      5,242,372
  Other                                                  --          137,794
                                                  -----------    -----------
          Gross deferred tax liabilities            1,389,343      5,380,166
                                                  -----------    -----------

  Net deferred tax liabilities                    $   199,000    $ 2,075,553
                                                  ===========    ===========


        At  December  31,  1996,   the  Company  had  tax  net  operating   loss
        carryforwards of approximately $8,212,000 which will expire in fiscal years 2009 through 2011.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

10.     STOCKHOLDERS' EQUITY:

        Effective May 30, 1996, the Board of Directors adopted Restated Articles of Incorporation which authorized 25,000,000 shares of no par value common stock and 5,000,000 shares of no par value preferred stock.

        STOCK BASED COMPENSATION PLAN

        The Company grants stock options under a stock-based incentive compensation plan (the "Plan"). The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for the Plan. In 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued, which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123 for 1996 are required by SFAS 123 and are presented below.

        Under the Plan, the Company is authorized to issue shares of Common Stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock- based Awards. The Company granted stock options in 1996 under the Plan in the form of non-qualified stock options.

        STOCK OPTIONS

        The Company granted stock options in 1996 to employees and directors. The stock options granted in 1996 have contractual terms of 10 years. All options granted to the employees and directors have an exercise price no less than the fair market value of the stock at grant date. The options granted in 1996 vest, 33.33% per year, beginning on the first anniversary of the date of grant. The Company granted 274,500 options in 1996 and 1 warrant for 100,000 shares of stock (collectively, "stock options"). The warrant is fully exercisable after 1 year.

        In  accordance   with  APB  25,  the  Company  has  not  recognized  any
        compensation cost for these stock options granted in 1996.

        A summary of the status of the Company's stock options as of December 31, 1996 and the changes during the year ended is presented below:

                                           STOCK OPTIONS

                                                                              1996
                                                                     -------------------------
                                                                                     Weighted
                                                                     # Shares of      Average
                                                                     Underlying       Exercise
                                                                       Options         Prices
                                                                     -----------     ---------
        Outstanding at beginning of the year                                 0          n/a
          Granted at-the-money                                         274,500        $10.06
          Granted at a premium                                         100,000        $12.00
                                                                       -------
        Total granted                                                  374,500        $10.58
                                                                       =======        ======
        Outstanding at end of year                                     374,500        $10.58
                                                                       =======        ======
        Exercisable at end of year                                           0          n/a
        Weighted-average FV of options granted at-the-money                           $ 4.88
        Weighted-average FV of warrants granted at a premium                          $ 4.65
        Weighted-average FV of options granted during the year                        $ 4.82

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

10.     STOCKHOLDERS' EQUITY, Continued:

        STOCK OPTIONS, Continued

        The fair value of each stock option and warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1996: dividend yield of 0.00% for both years; risk-free interest rates are different for each grant and range from 5.89% to 6.06%; the expected lives of options are estimated to be 5 years; and a volatility of 46.46% for all grants.

        As of December 31, 1996, 374,500 options are outstanding with none bearing exercisable and a weighted-average contractual life of all stock options being 9.93 years.

        PRO FORMA NET INCOME AND NET INCOME PER COMMON SHARE

        Had the compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS 123, the Company's net income and net income per common share for 1996 would approximate the pro forma amounts below:

                                                                 As Reported       Pro Forma
                                                                 December 31,      December 31,
                                                                     1996              1996
                                                                 ------------      --------
        SFAS 123 Charge, pre-tax                                       -            $1,804,560

        APB 25 Charge                                                  -                  -

        Net income                                               $3,584,886         $2,393,876

        Net income per common share                                 $ .62              $ .41

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

        WARRANTS

        The Company issued to its underwriters of their initial public offering a warrant to purchase up to 100,000 common shares of the Company's common stock at a price per share equal to $12.00. The warrant is exercisable after one year from November 14, 1996, or earlier if the Company effects certain registrations of its common stock.

        In addition to subordinated debt issued March 12, 1996, which was not outstanding at December 31, 1996, a detachable warrant was issued to an individual for the purchase of 18,811 shares of common stock at an exercise price equal to the fair market value as of March 12, 1996, the date of grant. The warrant is exercisable in full or in part during the period commencing six months after the effective date of the Company's initial public offering and ending 1.5 years thereafter. Management has determined that the fair value of the warrant at its issuance date was de minimus.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

10.     STOCKHOLDERS' EQUITY, Continued:

        PREFERRED STOCK

        Pursuant to the Company's Amended Articles of Incorporation, the Company is authorized to issue from time to time up to 5,000,000 shares of Preferred Stock, in one or more series. The Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting right, any rights and terms of redemption (including sinking fund provisions), the redemption rights or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. There were no shares of Preferred Stock issued or outstanding during 1995 or 1996.

11.     RELATED PARTY TRANSACTIONS:

        Prior to January 1, 1996 the Company shared certain general and administrative expenses with AutoBond, Inc. ('ABI'), which was founded and is 100% owned by the Chief Executive Officer ('CEO') of the Company. The CEO owns 56.59% of the Company. Each entity was allocated expenses based on a proportional cost method, whereby payroll costs were allocated based on management's review of each individual's responsibilities, and costs related to office space and equipment rentals were based on management's best estimate of usage during the year. Miscellaneous expenses were allocated based on the specific purposes for which each expense related. Management believes the methods used to allocate the general and administrative expenses shared with ABI were reasonable, and that the expenses reported in the financial statements after the ABI allocations approximate the expenses that would have been incurred on a stand-alone entity basis. Total expenses allocated to the Company from ABI amounted to approximately $441,000 for the period from August 1, 1994 (inception) to December 31, 1994 and $2,163,000 for the year ended December 31, 1995. Additionally, neither the Company nor any of its affiliates had paid any compensation to its CEO during 1994 or 1995; however, management of the Company commenced compensation payments to the CEO during the latter half of 1996 (see
        Note 12). The Company estimated that a reasonable amount of compensation to pay the CEO on a stand-alone entity basis would approximate $40,000 and $100,000 for the five months ended December 31, 1994 and the year ended December 31, 1995.

        The Company advanced approximately $132,000 and $201,000 as of December 31, 1995 and December 31, 1996, respectively, to William Winsauer, CEO and majority shareholder of the Company, and approximately $21,000 and $34,000 as of December 31, 1995 and December 31, 1996, respectively, to John Winsauer, a significant shareholder of the Company. The advances are non-interest bearing amounts that have no repayment terms and are shown as a reduction of shareholders' equity. As of March 20, 1997, these loans were repaid in full.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

11.     RELATED PARTY TRANSACTIONS, Continued:

        The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which requires ABI to pay an annual fee of $50,000 to the Company for services rendered by it or the Company's employees on behalf of ABI as follows: (i) monitoring the performance of certain partnership interests owned by ABI and its sole shareholder, (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) providing advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. The ABI Management Agreement further provides for the reimbursement of advances made by the Company for out-of-pocket costs and expenses incurred on behalf of ABI. Amounts due to the Company under the ABI Management Agreement amounted to $143,547 at December 31, 1996.

12.     EMPLOYMENT AGREEMENTS:

        During 1995 and 1996, the Company entered into three-year employment agreements with two officers of the Company. One employment agreement is dated November 15, 1995 and is effective from such date through November 15, 1998. This agreement is automatically extended unless the Company gives six months notice of its intent not to extend the terms of the agreement. This agreement provides for a minimum monthly salary of $12,500, together with shares of the Company's common stock, issued January 1, 1996, equal to 10% of the outstanding shares after giving effect to the shares issued to the employee. Half of such issued shares are not subject to forfeiture whereas the remaining 50% are subject to forfeiture. Equal amounts of the forfeitable shares bear no risk of forfeiture upon the officer remaining employed as of November 15, 1996 and November 15, 1997, respectively.

        The Company valued the shares issued January 1, 1996 based on an independent appraisal of the Company as of November 15, 1995, the measurement date, and recorded an increase to additional paid-in capital and deferred compensation of $138,500. Deferred compensation is amortized on a straight-line basis over the two forfeiture periods ending November 15, 1997 resulting in compensation expense of $75,742 and $51,336 for the years ended December 31, 1995 and 1996, respectively.

        The second employment agreement is dated May 31, 1996, and is effective from such date for five years. The agreement provides for compensation at a base salary of $240,000 per annum, which may be increased and may be decreased to an amount of not less than $240,000, at the discretion of the Board of Directors. The agreement entitles the chief executive officer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board of Directors. The agreement also provides the officer with certain additional benefits.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

12.     EMPLOYMENT AGREEMENTS, Continued:

        The agreement automatically terminates upon (i) the death of the officer, (ii) disability of the officer for six continuous months together with the likelihood that the officer will be unable to perform his duties for the following continuous six months, as determined by the Board of Directors, (iii) termination of the officer 'for cause' (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date provided, however, the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. The officer may terminate his employment for 'good reason' as defined in the agreement. In the event of the officer's termination for cause, the agreement provides that the Company shall pay the officer his base salary through the date of termination and the vested portion of any incentive compensation plan to which the officer may be entitled.

        Other than following a change in control, if the Company terminates the officer in breach of the agreement, or if the officer terminates his employment for good reason, the Company must pay the officer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of years remaining under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which the officer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

        In the event of the officer's termination following a change in control, the Company is required to pay the officer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of the officer for any costs or liabilities incurred by the officer in connection with his employment.

13.     COMMITMENTS AND CONTINGENCIES:

        An affiliate of the Company leases office space, furniture, fixtures and equipment under operating leases and during 1995 allocated a significant portion of such costs to the Company based on estimated usage (see Note
        11).

        Future minimum lease payments (which reflect leases having noncancelable lease terms in excess of one year) are as follows for the year ended December 31:

                                                               Operating
                                                                 Leases
                                                               --------
             1997                                              $542,580
             1998                                               305,697
             1999                                                91,847
             2000                                                16,567
             2001                                                    --
             Thereafter                                              --
                                                               --------
                                                                956,691
                                                               ========



        Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 were approximately $524,000, $351,000, and $61,000, respectively.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

13.     COMMITMENTS AND CONTINGENCIES, Continued:

        The Company guaranteed a working capital line entered into by the Company's majority shareholder. Total borrowings of $2,250,000 under such line of credit were contributed to the Company as additional paid-in capital during the year ended December 31, 1995. The indebtedness of the majority shareholder is repaid from and collateralized by a portion of cash flows from Finance Contracts underlying certain securitization transactions completed by the majority shareholder and affiliates owned by the majority shareholder. The outstanding balance guaranteed by the Company at December 31, 1995 was approximately $2,000,000. All amounts outstanding under the working capital line, if any, are expected to be repaid from the sale of a portion of the majority shareholder's common stock upon successful completion by the Company of an initial public offering. In April 1996, the Company made a payment of $89,000 as a principal reduction in the working capital line to bring the outstanding balance to the maximum permitted outstanding amount as of March 31, 1996. Effective September 26, 1996 the Company was released from its guarantee of the shareholder's debt for a release fee of $125,000.

        The Company is the plaintiff or the defendant in several legal proceedings that its management considers to be the normal kinds of actions to which an enterprise of its size and nature might be subject, and not to be material to the Company's overall business or financial condition, results of operations or cash flows.

14.     FAIR VALUE OF FINANCIAL INSTRUMENTS:

        The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value.

        Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

        CASH AND CASH EQUIVALENTS

        The carrying amount approximates fair value because of the short maturity of those investments.

        NOTE PAYABLE, REVOLVING CREDIT BORROWINGS AND REPURCHASE AGREEMENT

        The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities and characteristics. The revolving credit lines are variable rate loans, resulting in a fair value that approximates carrying cost at December 31, 1996. Additionally, due to the December borrowing date, the note payable and repurchase agreement fair values approximated cost at December 31, 1995.

        FINANCE CONTRACTS HELD FOR SALE

        The fair value of Finance Contracts held for sale is based on the estimated proceeds expected on securitization of the Finance Contracts held for sale.

                         AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

14.     FAIR VALUE OF FINANCIAL INSTRUMENTS, Continued:

        EXCESS SERVICING RECEIVABLE

        The fair value is determined based on discounted future net cash flows utilizing a discount rate that market participants would use for financial instruments with similar risks. Due to the nature of this financial instrument and the relative recency of the securitization transaction date, the carrying amount approximates fair value.

        The estimated fair values of the Company's financial instruments at December 31, 1995 and 1996 are as follows:

                                                 1995                         1996
                                       -------------------------   -------------------------
                                          Carrying      Fair         Carrying       Fair
                                           Amount       Value         Amount       Value
                                       -----------   -----------   -----------   -----------
Cash and cash equivalents              $    92,660   $    92,660   $ 4,121,342   $ 4,121,342
Finance Contracts held for sale, net     3,354,821     3,854,821       228,428       228,428
Class B Certificates                     2,834,502     2,834,502    10,465,294    10,465,294
Excess servicing receivable                846,526       846,526     4,247,274     4,247,274
Note payable                             2,674,597     2,674,597    10,174,633    10,174,633
Revolving credit borrowings              1,150,421     1,150,421          --            --
Repurchase agreement                     1,061,392     1,061,392          --            --


15.     SUPPLEMENTAL CASH FLOW DISCLOSURES:

        Supplemental cash flow information with respect to payments of interest is as follows:

                                                                Year Ended December 31,
                                                          --------------------------------------
                                                            1994           1995          1996
                                                            ----           ----          ----
        Interest paid                                     $ 19,196      $2,099,867    $1,885,322

        No income taxes were paid during fiscal 1994, 1995 or 1996.

16.     SUBSEQUENT EVENTS:

        Effective February 5, 1997, the Company through its wholly owned subsidiary AutoBond Funding II, obtained a warehouse line of credit of $50,000,000 with Daiwa Finance Corporation for a fourteen month period. This line of credit does not require that the loans funded be covered by default deficiency insurance. The interest rate applied to this line of credit is the lesser of (x) 30 day LIBOR plus 1.15% or (y) 11% per annum. The agreement requires the Company pay a non-utilization fee of .25% per annum on the amount of the line unused. Pursuant to this line of credit, the Company paid a $243,750 commitment fee. The Debt issuance costs will be amortized as interest expense through April 1998, utilizing the effective interest method.

        In January 1997, the Company granted 40,000 options to officers and employees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by any Underwriter or the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as to which information is furnished.

                             ----------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary..........................................................
Risk Factors................................................................
Use of Proceeds.............................................................
Dividend Policy.............................................................
Dilution....................................................................
Capitalization..............................................................
Selected Consolidated Financial and Operating Data..........................
Management's Discussion and Analysis of Financial
Condition and Results of Operations.........................................
Business....................................................................
Management..................................................................
Certain Transactions........................................................
Principal and Selling Stockholders..........................................
Description of Capital Stock................................................
Shares Eligible for Future Sale.............................................
Underwriting................................................................
Legal Matters...............................................................
Experts.....................................................................
Change in Accountants.......................................................
Additional Information......................................................
Index to Financial Statements...............................................

                             ----------------------




         UNTIL 25 DAYS AFTER THE DATE OF THIS PROSPECTUS (AS SUPPLEMENTED FROM TIME TO TIME) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,018,811 SHARES



                              AUTOBOND ACCEPTANCE
                                  CORPORATION




                                  COMMON STOCK




                              -------------------
                                   PROSPECTUS
                              -------------------









                               September   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

         Securities and Exchange Commission registration fee....... $ 1,350.70
                                                                    ----------
         Accounting fees and expenses..............................   5,000
         Legal fees and expenses...................................  10,000
         Miscellaneous.............................................  10,000
                                                                    ----------
                  Total ........................................... $26,350.70
                                                                    ----------
                                                                    ----------
         All amounts except the Securities and Exchange Commission registration fee are estimated.


* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02-1 of the Texas Business Corporation Act provides:

                  13. A corporation may indemnify any officer or director from and against any judgments, penalties, fines, settlements, and reasonable expenses actually incurred by him in an action, suit, investigation or other proceeding to which he is, was, or is threatened to be a party; provided that it is determined by the Board of Directors, a committee thereof, special legal counsel, or a majority of the stockholders that such officer or director: (a) conducted himself in good faith; (b)(i) in the case of his conduct as a director of the corporation, reasonably believed that his conduct was in the best interest of the corporation or (ii) in all other cases, that his conduct was at least not opposed to the corporation's interest; and (c) in a criminal case, had no reasonable cause to believe his conduct was unlawful. In matters as to which the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

                  14. A corporation shall indemnify an officer or director against reasonable expenses incurred by him in connection with an action, suit, investigation, or other proceeding to which he is, was, or was threatened to be a party if he has been wholly successful in its defense.

                  15. A corporation may advance an officer or director the reasonable costs of defending an action suit, investigation or other proceeding in certain cases.

                  16. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

         The Company's Articles of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law.

         The Company has procured directors' and officers' liability insurance in the amount of $5 million.

         See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In December 1995, March 1996, June 1996, September 1996 and December 1996, Company's five securitization subsidiaries issued approximately $26.2 million, $16.6 million, $17.8 million, $22.3 million and $25.0 million, respectively, in Class A Investor Certificates, in each case evidencing an undivided interest in a pool of finance contracts with an initial aggregate unpaid principal balance equal to the initial principal balance of such Class A Certificates. The certificates issued in the December 1995, March 1996, June 1996, September 1996 and December securitizations have final maturity dates of October 15, 2001, January 15, 2002, April 15, 2002, July 15, 2002 and November 15, 2002, respectively. In March 1997, the Company's 1997-A securitization subsidiary issued approximately $25.8 million in Class A Notes, $1.4 million in Class B Notes and $1.6 million in Class C Notes and in its 1997B securitization in August 1997, Autobond Master Funding Corporation issued approximately
$34.5 million in Class A Notes and $2.9 million in Class B Notes (together, the "Notes"), secured on a non-recourse basis by a pool of finance contracts and with final maturities of five years. In each case, the Class A Certificates and the Notes were privately placed with sophisticated institutional investors pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Company has financed on a non-recourse basis approximately 80% of the retained excess spread from both the 1995 and 1996 securitizations with sophisticated institutional investors.

         In June 1997, the Company issued $2,000,000 in aggregate principal amount of its 18% convertible promissory notes (convertible into 200,000 shares of the Company's Common Stock) and warrants to purchase 200,000 shares of the Company's Common Stock, in each case to institutional investors pursuant to
Section 4(2) of the Securities Act.

         In March 1996, the Company issued to a private investor, pursuant to
Section 4(2) of the Securities Act, a Subordinated Note (the "Subordinated Note") in the amount of $300,000 and a Warrant (the "Warrant") for the purchase of 18,811 shares of Common Stock. The payment obligations of the Company under the Subordinated Note are subordinated to all other indebtedness of the Company that is not specifically designated as subordinate to the Subordinated Note. The Subordinated Note has been repaid in full and the Warrant has been exercised.

         In November 1995, the Company agreed to issue, pursuant to Section 4(2) of the Securities Act, to Adrian Katz 568,750 shares of Common Stock in consideration for current and future services. Such shares were issued in January 1996.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

     The following reflects all applicable Exhibits required under Item 601 of Regulation S-K;

        3.1*     Restated Articles of Incorporation of the Company
        3.2*     Amended and Restated Bylaws of the Company
        4.1*     Specimen Common Stock Certificate
        5.1      Opinion of Jones, Day, Reavis & Pogue
        10.1*    Amended and Restated Loan Origination, Sale and Contribution
                  Agreement dated as of December 15, 1995 between the Company and AutoBond Funding Corporation I

         10.2*    Security Agreement dated as of May 21, 1996 among AutoBond
                  Funding Corporation II, the Company and Norwest Bank
                  Minnesota, National Association
         10.3*    Credit Agreement and Side Agreement, dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and Peoples
                  Life Insurance Company
         10.4*    Servicing Agreement dated as of May 21, 1996 among AutoBond
                  Funding Corporation II, CSC Logic/MSA L.L.P., doing business as "Loan Servicing Enterprise", the Company and Norwest Bank
                  Minnesota, National Association
         10.5*    Loan Acquisition Sale and Contribution Agreement dated as of
                  May 21, 1996 by and between the Company and AutoBond Funding
                  Corporation II
         10.6*    Second Amended and Restated Secured Revolving Credit Agreement
                  dated as of July 31, 1995 between Sentry Financial Corporation and the Company
         10.7*    Management Administration and Services Agreement dated as of
                  January 1, 1996 between the Company and AutoBond, Inc.
         10.8*    Employment Agreement dated November 15, 1995 between Adrian
                  Katz and the Company
         10.9*    Employment Agreement effective as of May 1, 1996 between
                  William O. Winsauer and the Company
         10.10*   Vender's Comprehensive Single Interest Insurance Policy and
                  Endorsements, issued by Interstate Fire & Casualty Company
         10.11*   Warrant to Purchase Common Stock of the Company dated
                  March 12, 1996
         10.12*   Employee Stock Option Plan
         10.13*   Dealer Agreement, dated November 9, 1994, between the Company and Charlie Thomas Ford, Inc.
         10.14*   Automobile Loan Sale Agreement, dated as of September 30,
                  1996, among the Company, First Fidelity Acceptance Corp., and
                  Greenwich Capital Financial Products, Inc.
         10.15+   Servicing Agreement, dated January 29, 1997, between CSC
                  LOGIC/MSA L.L.P., doing business as "Loan Servicing
                  Enterprise" and the Company
         10.16+   Credit Agreement, dated as of February 1, 1997, among AutoBond
                  Funding Corporation II, the Company and Daiwa Finance
                  Corporation
         10.17+   Security Agreement, dated as of February 1, 1997, among
                  AutoBond Funding Corporation II, the Company and Norwest Bank
                  Minnesota, National Association
         10.18+   Automobile Loan Sale Agreement, dated as of March 19, 1997, by and between Credit Suisse First Boston Mortgage Capital
                  L.L.C., a Delaware limited liability company and the Company
         10.19x   Automobile Loan Sale Agreement, dated March 26, 1997, between
                  Credit Suisse First Boston Mortgage Capital L.L.C. and the
                  Company.

         10.20**  Credit Agreement, dated as of June 30, 1997, by and among
                  AutoBond Master Funding Corporation, AutoBond Acceptance
                  Corporation and Daiwa Finance Corporation.
         10.21**  Amended and Restated Trust Indenture, dated as of June 30,
                  1997, among AutoBond Master Funding Corporation, AutoBond
                  Acceptance Corporation and Norwest Bank Minnesota, National
                  Association.
         10.22**  Securities Purchase Agreement, dated as of June 30, 1997, by and among AutoBond Acceptance Corporation, Lion Capital
                  Partners, L.P. and Infinity Emerging Opportunities Limited.
         21.1**   Subsidiaries of the Company
         23.1     Consent of Coopers & Lybrand, L.L.P.
         23.2     Consent of Jones, Day, Reavis & Pogue (contained in
                  Exhibit 5.1)
         27.1+**  Financial Data Schedule

--------
* Incorporated by reference from the Company's Registration Statement on From S-1 (Registration No. 333-05359).
+ Incorporated by reference from the Company's 1996 Annual Report on Form 10-K. x Incorporated by Reference to the Company's Quarterly Report on Form 10-Q for
  the quarter ended March 31, 1997.

**Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(b)      Financial Statement Schedules:

         The following schedules are filed as part of this Registration Statement and are filed herewith:

                  Schedule II Valuation and Qualifying Accounts

                  Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

1.  The Undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 25, 1997.

                                     AUTOBOND ACCEPTANCE CORPORATION


                                     By: /s/ William O. Winsauer
                                        ----------------------------------------
                                         Chairman of the Board and
                                              Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William O. Winsauer and Adrian Katz and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated on September 25, 1997.



                      SIGNATURE                                                 TITLE
                      ---------                                                 -----

            /s/ William O. Winsauer                     Chairman of the Board, Chief Executive Officer
    -----------------------------------------           and Director (Principal Executive Officer)
                William O. Winsauer


           /s/      Adrian Katz                         Vice Chairman of the Board, Chief Operating
    -----------------------------------------           Officer and Director
                    Adrian Katz

           /s/    John S. Winsauer
 -----------------------------------------              Vice President and Director
                  John S. Winsauer


             /s/  R. T. Pigott, Jr.
    -----------------------------------------           Vice President and Chief Financial Officer
                  R. T. Pigott, Jr.



    -----------------------------------------           Director
                  Robert S. Kapito


             /s/ Manuel A. Gonzalez
    -----------------------------------------           Director
                 Manuel A. Gonzalez



    -----------------------------------------           Director
                   Stuart A. Jones


             /s/  Thomas I. Blinten
    -----------------------------------------           Director
                  Thomas I. Blinten



                                                                     SCHEDULE II

                AUTOBOND ACCEPTANCE CORPORATION AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

                                                               Additions
                                                 Balance        Charged                           Balance
                                              at Beginning     Cost and                           at End
               Description                      of Period      Expenses       Deductions (A)     of Period
               -----------                    ------------    ---------       --------------     ----------
        Allowance for Credit Losses:
          Period from August 1, 1994
           (Inception) to December 31, 1994   $       --       $ 45,000       $      --          $  45,000
          Year ended December 31, 1995        $     45,000     $ 48,702       $      --          $  93,702
          Year ended December 31, 1996        $     93,702     $412,387       $(480,889)         $  25,200



(A) Deductions in 1996 were write-offs of uncollectible finance contracts.

     Exhibit
     Number                       Description of Exhibit
     -------                      ----------------------
     3.1*     Restated Articles of Incorporation of the Company
     3.2*     Amended and Restated Bylaws of the Company
     4.1*     Specimen Common Stock Certificate

     5.1      Opinion of Jones, Day, Reavis & Pogue

     10.1* Amended and Restated Loan Origination, Sale and Contribution Agreement dated as of December 15, 1995 between the Company and AutoBond Funding Corporation I
     10.2* Security Agreement dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and Norwest Bank Minnesota, National Association

     10.3* Credit Agreement and Side Agreement, dated as of May 21, 1996 among AutoBond Funding Corporation II, the Company and Peoples Life Insurance Company

     10.4*    Servicing Agreement dated as of May 21, 1996 among AutoBond
              Funding Corporation II, CSC Logic/MSA L.L.P., doing business as
              "Loan Servicing Enterprise", the Company and Norwest Bank
              Minnesota, National Association
     10.5*    Loan Acquisition Sale and Contribution Agreement dated as of
              May 21, 1996 by and between the Company and AutoBond Funding
              Corporation II
     10.6*    Second Amended and Restated Secured Revolving Credit Agreement
              dated as of July 31, 1995 between Sentry Financial Corporation and the Company
     10.7*    Management Administration and Services Agreement dated as of
              January 1, 1996 between the Company and AutoBond, Inc.
     10.8*    Employment Agreement dated November 15, 1995 between Adrian Katz and the Company
     10.9*    Employment Agreement effective as of May 1, 1996 between
              William O. Winsauer and the Company
     10.10*   Vender's Comprehensive Single Interest Insurance Policy and
              Endorsements, issued by Interstate Fire & Casualty Company
     10.11*   Warrant to Purchase Common Stock of the Company dated March 12,
              1996
     10.12*   Employee Stock Option Plan
     10.13*   Dealer Agreement, dated November 9, 1994, between the Company and
              Charlie Thomas Ford, Inc.
     10.14*   Automobile Loan Sale Agreement, dated as of September 30, 1996, among the Company, First Fidelity Acceptance Corp., and Greenwich
              Capital Financial Products, Inc.
     10.15+   Servicing Agreement, dated January 29, 1997, between CSC LOGIC/MSA
              L.L.P., doing business as "Loan Servicing Enterprise" and the Company
     10.16+   Credit Agreement, dated as of February 1, 1997, among AutoBond
              Funding Corporation II, the Company and Daiwa Finance Corporation
     10.17+   Security Agreement, dated as of February 1, 1997, among AutoBond
              Funding Corporation II, the Company and Norwest Bank Minnesota,
              National Association
     10.18+   Automobile Loan Sale Agreement, dated as of March 19, 1997, by and between Credit Suisse First Boston Mortgage Capital L.L.C., a
              Delaware limited liability company and the Company
     10.19x   Automobile Loan Sale Agreement, dated March 26, 1997, between
              Credit Suisse First Boston Mortgage Capital L.L.C. and the
              Company.

     10.20** Credit Agreement, dated as of June 30, 1997, by and among AutoBond Master Funding Corporation, AutoBond Acceptance Corporation and Daiwa Finance Corporation.

     10.21**  Amended and Restated Trust Indenture, dated as of June 30, 1997, among AutoBond Master Funding Corporation, AutoBond Acceptance
              Corporation and Norwest Bank Minnesota, National Association.
     10.22**  Securities Purchase Agreement, dated as of June 30, 1997, by and among AutoBond Acceptance Corporation, Lion Capital Partners, L.P.
              and Infinity Emerging Opportunities Limited. (To be filed
              by Amendment)
     21.1**   Subsidiaries of the Company
     23.1     Consent of Coopers & Lybrand, L.L.P.
     23.2 Consent of Jones, Day, Reavis & Pogue (contained in Exhibit 5.1) 27.1+** Financial Data Schedules
--------
 *Incorporated by reference from the Company's Registration Statement on
  Form S-1 (Registration No. 333-05359).
+ Incorporated by reference from the Company's 1996 Annual Report on Form 10-K. x Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
**Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.